As filed with the Securities and Exchange Commission on September 28, 2007
Registration No. 333-144454

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
PRE-EFFECTIVE AMENDMENT NO. 2
TO THE
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
First Advantage Bancorp
and
First Federal Savings Bank Employees’ Savings & Profit Sharing Plan and Trust
(Exact name of registrant as specified in its charter)

Tennessee	6035	26-041680
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer Identification No.)
incorporation or organization)	Classification Code Number)
1430 Madison Street
Clarksville, TN 37040
(931) 552-6176
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Earl O. Bradley, III
Chief Executive Officer
1430 Madison Street
Clarksville, TN 37040
(931) 552-6176
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:

Gary R. Bronstein, Esq. Victor L. Cangelosi, Esq. Muldoon Murphy & Aguggia LLP 5101 Wisconsin Avenue, NW Washington, DC 20016 (202) 362-0840	James C. Stewart, Esq. Malizia Spidi & Fisch, P.C. 901 New York Avenue, NW Washington, DC 20001 (202) 434-4660
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
Calculation of Registration Fee

		Proposed maximum	Proposed maximum	Amount of
Title of each class of	Amount to	offering price	aggregate offering	registration
securities to be registered	be registered	per unit	price (1)	fee
Common Stock $.01 par value	6,348,000 Shares	$10.00	$63,480,000	(2)
Participation Interests	(3)	–	$1,892,580	(4)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	The registration fee of $2,355 was previously paid upon the initial filing of the Form S-1 on July 10, 2007.

(3)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(4)	The securities of First Advantage Bancorp to be purchased by the First Federal Savings Bank 401(k) and Profit Sharing Plan are included in the amount shown for common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Prospectus Supplement
Interests in
First Federal Savings Bank
401(k) And Profit Sharing Plan
and
Offering of 189,258 Shares of
First Advantage Bancorp
Common Stock ($.01 Par Value)
     This prospectus supplement relates to the offer and sale to participants in the First Federal Savings Bank 401(k) and Profit Sharing Plan (the “401(k) Plan”) of participation interests and shares of common stock of First Advantage Bancorp.
     401(k) Plan participants may direct the trustee, as appointed by the 401(k) Plan, to use their current account balances to subscribe for and purchase shares of First Advantage Bancorp common stock to be held in the First Advantage Bancorp Stock Fund. Based upon the value of the 401(k) Plan assets as of June 27, 2007, 401(k) Plan participants may purchase up to 189,258 shares of First Advantage Bancorp common stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the election of 401(k) Plan participants to invest all or a portion of their 401(k) Plan accounts in First Advantage Bancorp common stock.
     The prospectus dated                     , 2007 of First Advantage Bancorp, which accompanies this prospectus supplement, includes detailed information regarding the conversion of First Federal Savings Bank into the mutual holding company form of ownership and the offering of First Advantage Bancorp common stock, and the financial condition, results of operations and business of First Federal Savings Bank. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement, together with the prospectus, and keep both for future reference.
Please refer to “Risk Factors” beginning on page ___ of the prospectus.
Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal
Deposit Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.
These securities are not deposits or accounts and are not insured or guaranteed by the
Federal Deposit Insurance Corporation or any other government agency.
     This prospectus supplement may be used only in connection with offers and sales by First Advantage Bancorp of interests or shares of common stock under the 401(k) Plan to employees of First Federal Savings Bank. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the 401(k) Plan.
     You should rely only on the information contained in this prospectus supplement and the attached prospectus. First Advantage Bancorp, First Federal Savings Bank and the 401(k) Plan have not authorized anyone to provide you with different information.
     This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of First Federal Savings Bank or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.
The date of this Prospectus Supplement is_______________, 2007.

TABLE OF CONTENTS

THE OFFERING	1
Securities Offered	1
Election to Purchase First Advantage Bancorp Common Stock in the Conversion	1
Value of Participation Interests	2
Method of Directing Transfer	2
Time for Directing Transfer	2
Irrevocability of Transfer Direction	2
Purchase Price of First Advantage Bancorp Common Stock	3
Nature of a Participant’s Interest in First Advantage Bancorp Common Stock	3
Voting and Tender Rights of First Advantage Bancorp Common Stock	3

DESCRIPTION OF THE 401(k) PLAN	3
Introduction	3
Eligibility and Participation	4
Contributions Under the 401(k) Plan	4
Limitations on Contributions	4
401(k) Plan Investments	6
Benefits Under the 401(k)Plan	9
Withdrawals and Distributions From the 401(k) Plan	9
401(k) Plan Trustee	10
401(k) Plan Administrator	10
Reports to 401(k) Plan Participants	10
Amendment and Termination	10
Merger, Consolidation or Transfer	10
Federal Income Tax Consequences	12
Restrictions on Resale	12
SEC Reporting and Short-Swing Profit Liability	12

LEGAL OPINION	13

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THE OFFERING
Securities Offered
     The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan. Assuming a purchase price of $10.00 per share, participants may acquire up to 189,258 shares of First Advantage Bancorp common stock for the new First Advantage Bancorp Stock Fund. The participation interests offered under this prospectus supplement are conditioned on the completion of the conversion of First Federal Savings Bank to the stock form of ownership and the stock offering of First Advantage Bancorp. Your investment in the First Advantage Bancorp Stock Fund in connection with the conversion of First Federal Savings Bank is also governed by the purchase priorities contained in the plan of conversion. See “The Conversion and Stock Offering — Subscription Offering and Subscription Rights” and “Limitations on Purchases of Shares” sections of the prospectus attached to this prospectus supplement for a discussion of the purchase priorities contained in the plan of conversion.
     This prospectus supplement contains information regarding the 401(k) Plan. The attached prospectus contains information regarding the conversion of First Federal Savings Bank and the financial condition, results of operations and business of First Federal Savings Bank. The address of the principal executive office of First Federal Savings Bank is 1430 Madison Street, Clarksville, Tennessee 37040. The telephone number of First Federal Savings Bank is (931) 522-6176.
Election to Purchase First Advantage Bancorp Common Stock in the Conversion
     In connection with the conversion of First Federal Savings Bank, the 401(k) Plan will permit you to direct the transfer of all or part of the funds which represent your current beneficial interest in the assets of the 401(k) Plan to the First Advantage Bancorp Stock Fund. The 401(k) Plan trustee will subscribe for First Advantage Bancorp common stock offered for sale in connection with the conversion. However, please note that, in order to maintain a cash buffer within the First Advantage Bancorp Stock Fund, approximately five percent (5%) of your investment direction will be held in cash. Approximately ninety-five percent (95%) of the total amount that you transfer will be used to purchase common stock in the offering, rounded down to the nearest $10.00 increment, with any remainder also held in cash within the First Advantage Bancorp Stock Fund. Before the completion of the conversion and stock offering, the funds you elect to transfer to the First Advantage Bancorp Stock Fund will be transferred to a money market account under the 401(k) Plan. If there is not enough common stock in the conversion to fill all subscriptions, the common stock will be apportioned and the trustee for the 401(k) Plan may not be able to purchase all of the common stock you requested. In such a case, all or a portion of the funds you elected to transfer will not be used to purchase common stock, and will instead be transferred to the Franklin Income Fund within the 401(k) Plan. After the close of the offering, you may reinvest the funds transferred to the Franklin Income Fund among the 401(k) Plan’s other investment funds, including the First Advantage Bancorp Stock Fund. Please note, however, that open market purchases after the close of the offering may be made at prices higher or lower than the initial public offering price of $10.00 per share.
     401(k) Plan participants may direct a transfer of funds to the First Advantage Bancorp Stock Fund. However, as mentioned above, your transfer directions are subject to subscription rights and purchase priorities. Your order for shares in the stock offering will be filled based on your purchase priority in the offering. First Federal Savings Bank has granted subscription rights to the following persons in the following order of priority: (1) depositors with $50.00 or more on deposit at First Federal Savings Bank as of December 31, 2005; (2) the First Federal Savings Bank Employee Stock Ownership Plan; (3) depositors with $50.00 or more on deposit at First Federal Savings Bank at the close of business

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on June 30, 2007; and (4) depositors of First Federal Savings Bank as of the close of business on [                    ], who were not able to subscribe for shares under the above categories. No individual may purchase more than $300,000 of First Advantage Bancorp common stock in the subscription offering, and no individual, no individual together with any associates, and no group of persons acting in concert, may purchase more than $600,000 of First Advantage Bancorp common stock in the offering. If you fall into one of the above subscription offering categories, you have subscription rights in the offering and you may use funds in your 401(k) Plan account to purchase shares of First Advantage Bancorp common stock in the offering.
     In addition to using funds allocated to your 401(k) Plan accounts, you may also purchase First Advantage Bancorp common stock in the offering using other funds. You have received or will soon receive stock offering materials in the mail, including a Stock Order Form. If you choose to place an order for stock in the offering using funds other than those in your 401(k) Plan accounts, you must complete and submit a separate Stock Order Form to the location and by the deadline indicated on that form.
Value of Participation Interests
     As of June 27, 2007, the market value of the assets of the 401(k) Plan equaled approximately $1,892,585. First Federal Savings Bank has informed each participant of the value of his or her beneficial interest in the 401(k) Plan as of March 31, 2007. The value of the 401(k) Plan assets represents past contributions to the 401(k) Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals and loans.
Method of Directing Transfer
     The last two pages of this prospectus supplement contain a form for you to direct a transfer to the First Advantage Bancorp Stock Fund (the “Investment Form”). If you wish to transfer all, or part, in multiples of not less than 1%, of your beneficial interest in the assets of the 401(k) Plan to the First Advantage Bancorp Stock Fund, you should complete the Investment Form. If you do not wish to invest in the First Advantage Bancorp Stock Fund through the 401(k) Plan, you do not need to take any action. The minimum investment in the First Advantage Bancorp Stock Fund during the initial public offering is $250.00.
Time for Directing Transfer
     The deadline for submitting the Investment Form with your directions to transfer amounts from your other investment funds to the First Advantage Bancorp Stock Fund in connection with the conversion is                     , 2007. You must submit the Investment Form to Robert Copeland at First Federal Savings Bank by 4:00 p.m. on                     , 2007.
Irrevocability of Transfer Direction
     Once you submit your Investment Form to transfer amounts credited to your account in the 401(k) Plan to the First Advantage Bancorp Stock Fund, you cannot change your investment direction prior to the completion of the conversion and stock offering. You may be able to change your investments in other investment funds under the 401(k) Plan, subject, however, to the terms of the 401(k) Plan and any “blackout” notices to the contrary that you receive from the Plan Administrator. Following the closing of the stock offering and your initial purchase of units in the First Advantage Bancorp Stock Fund, and subject to the terms and requirements of the 401(k) Plan, including any “blackout” notices, you may direct the investment of additional funds into the First Advantage Bancorp Stock Fund, which will continue to be an investment option under the 401(k) Plan.

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Purchase Price of First Advantage Bancorp Common Stock
     The trustee will use the funds transferred to the First Advantage Bancorp Stock Fund to purchase shares of First Advantage Bancorp common stock in the conversion. As discussed above, the First Advantage Bancorp Stock Fund will be comprised of stock units and a cash buffer. The trustee will pay the same price for shares of First Advantage Bancorp common stock in the offering, $10.00 per share, as all other persons who purchase shares of First Advantage Bancorp common stock in the offering.
Nature of a Participant’s Interest in First Advantage Bancorp Common Stock
     The 401(k) Plan trustee will hold First Advantage Bancorp common stock in the name of the 401(k) Plan. Units of the First Advantage Bancorp Stock Fund acquired at your investment direction will be credited to your account under the 401(k) Plan.
Voting and Tender Rights of First Advantage Bancorp Common Stock
     The 401(k) Plan trustee (based on instructions received from 401(k) Plan participants) generally will exercise voting and tender rights attributable to all First Advantage Bancorp common stock held by the First Advantage Bancorp Stock Fund as directed by participants with interests in the First Advantage Bancorp Stock Fund. With respect to each matter as to which you have a right to vote as the holder of First Advantage Bancorp common stock through the First Advantage Bancorp Stock Fund, you will be given voting instruction rights reflecting your proportionate interest in the First Advantage Bancorp Stock Fund. The number of shares of First Advantage Bancorp common stock held in the First Advantage Bancorp Stock Fund that are voted for and against each matter will be proportionate to the number of voting instruction rights exercised by participants. If there is a tender offer for First Advantage Bancorp common stock, the 401(k) Plan provides that each participant will be allotted a number of tender instruction rights reflecting the participant’s proportionate interest in the First Advantage Bancorp Stock Fund. The percentage of shares of First Advantage Bancorp common stock held in the First Advantage Bancorp Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights that are exercised in favor of the tender offer. The remaining shares of First Advantage Bancorp common stock held in the First Advantage Bancorp Stock Fund will not be tendered. The 401(k) Plan makes provisions for participants to exercise their voting and tender instruction rights on a confidential basis.
DESCRIPTION OF THE 401(k) PLAN
Introduction
     Effective January 1, 2007, First Federal Savings Bank amended and restated the First Federal Savings Bank 401(k) Profit Sharing Plan in its entirety. First Federal Savings Bank intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, or “ERISA.” First Federal Savings Bank may change the 401(k) Plan from time to time in the future to ensure continued compliance with these laws. First Federal Savings Bank may also amend the 401(k) Plan from time to time in the future to add, modify, or eliminate certain features of the 401(k) Plan, as it sees fit. As a 401(k) Plan governed by ERISA, federal law provides you with various rights and protections as a 401(k) Plan participant. Although the 401(k) Plan is governed by many of the provisions of ERISA, the Pension Benefit Guaranty Corporation does not guarantee your retirement benefits under the 401(k) Plan.

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     Reference to Full Text of the 401(k) Plan. The following portions of this prospectus supplement provide an overview of the material provisions of the 401(k) Plan. First Federal Savings Bank qualifies this overview in its entirety, however, by reference to the full text of the 401(k) Plan. You may obtain copies of the full 401(k) Plan document by contacting Robert Copeland at First Federal Savings Bank. You should carefully read the full text of the 401(k) Plan document to understand your rights and obligations under the 401(k) Plan.
Eligibility and Participation
     Eligible employees of First Federal Savings Bank may participate in the 401(k) Plan as of the first day of the month coinciding with or next following their satisfaction of the eligibility requirements. Generally, employees who are at least 21 years of age may participate in the 401(k) Plan following their completion of six months of service.
     As of June 30, 2007, 66 of the 85 employees of First Federal Savings Bank elected to participate in the 401(k) Plan.
Contributions Under the 401(k) Plan
     401(k) Plan Participant Contributions. Subject to certain Internal Revenue Code limitations, the 401(k) Plan permits each participant to contribute up to 100% of their annual compensation to the 401(k) Plan (See “Limitations on Contributions” below.). Participants may change their rate of contribution with respect to pre-tax deferrals two times per year. Such changes will be effective upon the January 1st and July 1st following receipt of the participant’s modified deferral election.
     First Federal Savings Bank Contributions. The 401(k) Plan provides that First Federal Savings Bank may make matching contributions. First Federal Savings Bank currently matches 100% of each participant’s salary deferrals, up to a maximum of 3% of annual compensation. First Federal Savings Bank may also make discretionary contributions on behalf of 401(k) Plan participants. Employer contributions (matching and discretionary) are allocated to each participant who has completed 1,000 hours of service during the Plan Year (i.e., the calendar year) or who terminated employment during the Plan Year due to disability, retirement or death.
Limitations on Contributions
     Limitations on Employee Salary Deferrals. Although the 401(k) Plan permits you to defer up to 100% of your compensation, by law your total deferrals under the 401(k) Plan, together with similar plans, may not exceed $15,500 for 2007. Employees who are age 50 and over may make additional catch-up contributions to the 401(k) Plan, in amounts up to $5,000 for 2007. (The Internal Revenue Service will periodically increase these annual limitations.) Contributions in excess of these limitations, or “excess deferrals,” will be included in an affected participant’s gross income for federal income tax purposes in the year the contributions are made, provided they are distributed to the participant no later than the first April 15th following the close of the taxable year in which the excess deferrals were made. Excess deferrals distributed after that date will be treated, for federal income tax purposes, as earned and received by the participant in the taxable year of the distribution.

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     Limitations on Annual Additions and Benefits. Under the requirements of the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (i.e., annual additions) credited to a participant during any year under all defined contribution plans of First Federal Savings Bank (including the 401(k) Plan and the proposed First Federal Savings Bank Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant’s compensation or $45,000 for 2007.
     Limitations on 401(k) Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of salary deferrals and matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees in relation to the amount of deferrals and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. If contributions to highly compensated employees exceed these limitations, the 401(k) Plan must adjust the contribution levels under the 401(k) Plan.
     In general, a highly compensated employee includes any employee who (1) was a 5% owner of the sponsoring employer at any time during the year or preceding year, or (2) had compensation for the preceding year in excess of $100,000 and, if the sponsoring employer so elects, was in the top 20% of employees by compensation for such year. These dollar amounts may be adjusted periodically by the Internal Revenue Service.
     Top-Heavy Plan Requirements. If the 401(k) Plan is a “Top-Heavy Plan” for any calendar year, First Federal Savings Bank may be required to make certain minimum contributions to the 401(k) Plan on behalf of non-key employees. In general, the 401(k) Plan will be treated as a “Top-Heavy Plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of participants who are Key Employees exceeds 60% of the aggregate balance of the accounts of all participants. A Key Employee generally includes any employee who, at any time during the calendar year or any of the four preceding years, is:
(1)	an officer of First Federal Savings Bank whose annual compensation exceeds $145,000;

(2)	a 5% owner, meaning an employee who owns more than 5% of the outstanding stock of First Advantage Bancorp, or who owns stock that possesses more than 5% of the total combined voting power of all stock of First Advantage Bancorp; or

(3)	a 1% owner, meaning an employee who owns more than 1% of the outstanding stock of First Advantage Bancorp or who owns stock that possesses more than 1% of the combined voting power of the total stock of First Advantage Bancorp and whose annual compensation exceeds $150,000.

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401(k) Plan Investments
     Investment of Contributions. Effective as of April 1, 2007, the 401(k) Plan offers the investment choices described below. The annual percentage return on these funds (net of fees) for the prior three years was as follows:

	2006	2005	2004
Alliance Bernstein International Growth Fund (A)	32.89%	19.80%	23.90%
American Funds American High Inc. Trust (R5)	12.50%	3.90%	10.00%
American Funds Bond Fund of America (R5)	6.96%	2.20%	6.10%
American Funds Cap. World Growth & Income Fund (R5)	30.63%	15.00%	19.70%
American Funds Europacific Growth Fund (R5)	30.88%	21.40%	20.00%
American Funds Growth Fund of America (R5)	20.14%	14.50%	12.20%
Cohen & Steers Realty Shares	15.03%	14.90%	38.50%
Columbia Acorn Fund (Z)	23.65%	13.10%	21.50%
Columbia Mid Cap Value Fund (A)	26.65%	20.6%	15.00%
DFA Emerging Markets Value Portfolio	67.55%	30.80%	39.50%
DFA International Value Portfolio	38.14%	28.80%	15.30%
DFA U.S. Small Cap Value Portfolio	20.18%	7.80%	25.40%
DFA U.S. Large Cap Value Portfolio	22.87%	10.20%	18.30%
First American Small Cap Select Fund (Y)	15.55%	8.70%	15.70%
Franklin Income Series (A)	18.81%	1.90%	12.20%
Hartford Capital Appreciation Fund (A)	25.15%	15.10%	17.90%
Keeley Small Cap Value Fund	22.08%	16.10%	32.90%
Vanguard Retirement Savings Trust	4.32%	4.05%	3.93%
Alliance Bernstein International Growth Fund (A). This fund seeks long-term capital appreciation, primarily investing in an international portfolio of equity securities of companies located in both developed and emerging counties. It may be appropriate for investors with a long-term investment horizon who are willing to accept the risks of investing in stocks and the additional risks associated with foreign investments.
American Funds American High Inc. Trust (R5). This fund seeks a high level of current income and, secondarily, capital appreciation, and invests primarily in a broad range of higher yielding and generally lower quality debt securities that also provide an opportunity to increase in value. This fund may be appropriate for investors who seek the highest return from a fixed income investment and who are willing to accept the possibility of significant fluctuations in principal values from investments which are rated less than investment grade.
American Funds Bond Fund of America (R5). This fund seeks a high level of current income as is consistent with the preservation of capital. It normally invests primarily in bonds and other debt securities, the majority of which are rated “A” and above, including securities issued and guaranteed by the United States and other governments, and securities backed by mortgages and other assets. This fund may be appropriate for investors whose goals include greater stability of principal or higher current income than can be expected from investing in common stocks.
American Funds Cap. World Growth & Income Fund (R5). This fund seeks to provide long-term growth of capital with current income by investing in established, growing companies all over the world, including the United States. It is composed primarily of common stocks, government and corporate bonds, and cash and cash equivalents. This fund may be appropriate for investors with a long-term investment horizon who are willing to accept the risks of investing in stocks and the additional risks associated with foreign investments.

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American Funds Europacific Growth Fund (R5). This fund seeks long-term growth of capital, and normally invests primarily in securities of issuers located in Europe and the Pacific Basin. This fund may be appropriate for investors with a long-term investment horizon who are willing to accept the risks of investing in stocks and the additional risks associated with foreign investments.
American Funds Growth Fund of America (R5). This fund seeks growth of capital and invests primarily in common stocks. It may also hold cash or money market instruments, and may be appropriate for investors with a long-term investment horizon.
Cohen & Steers Realty Shares. This fund seeks total return with equal emphasis on capital appreciation and current income. It invests primarily in equity securities of real estate companies, and may be appropriate for investors with a long-term investment horizon who are willing to accept the risks of investing in stocks and the additional risks associated with limiting investments to one industry or sector.
Columbia Acorn Fund (Z). This fund seeks long-term growth of capital by investing primarily in the stocks of small- and medium-sized companies with market capitalizations of less than $5 billion at the time of purchase. The fund may be appropriate for investors with a long-term investment horizon who are willing to accept the risks of investing in stocks and the additional risks associated with investing in small companies.
Columbia Mid Cap Value Fund (A). This fund seeks long-term growth of capital with income as a secondary consideration. The fund normally invests primarily in stocks of mid-cap U.S. companies, and may also invest up to 20% of its assets in foreign securities as well as in real estate investment trusts (REITS). This fund may be appropriate for investors with a long-term investment horizon.
DFA Emerging Markets Value Portfolio. This fund seeks long-term capital appreciation by investing primarily in undervalued equity securities of companies in emerging markets, and may be appropriate for investors with a long-term investment horizon who are willing to accept the risks of investing in stocks and the additional risks associated with foreign investments.
DFA International Value Portfolio. This fund seeks long-term capital appreciation and invests all of its assets in a “Master Fund” that purchases value stocks of large non-United States companies. This fund may be appropriate for investors with a long-term investment horizon who are willing to accept the risks of investing in stocks and the additional risks associated with foreign investments.
DFA U.S. Small Cap Value Portfolio. This fund seeks long-term capital appreciation, and invests all of its assets in a “Master Fund” that purchases value stocks of United States-based small capitalization companies. This fund may be appropriate for investors with a long-term investment horizon who are willing to accept the risks of investing in stocks and the additional risks associated with investing in small companies.
DFA U.S. Large Cap Value Portfolio. This fund seeks long-term capital appreciation. It invests all of its assets in a “Master Fund” that purchases value stocks of United States-based large capitalization companies. The fund may be appropriate for investors with a long-term investment horizon.
First American Small Cap Select Fund (Y). This fund seeks capital appreciation, and normally invests primarily in common stocks of small-capitalization companies with market capitalizations similar in size to those included in the Russell 2000 Index, whose stock is believed to be undervalued. The fund may be appropriate for investors with a long-term investment horizon who are willing to accept the risks of investing in stocks and the additional risks associated with investing in small companies.
Franklin Income Series (A). This fund seeks to maximize income while maintaining prospects for capital appreciation by investing in corporate, foreign and United States Treasury bonds, and in stocks with attractive dividend yields. It may invest up to 100% of its assets in debt securities that are rated below investment grade and up to 25% of its assets in foreign securities. This fund may be appropriate for investors whose goals include both capital growth and income.

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Hartford Capital Appreciation Fund (A). This fund seeks growth of capital by investing primarily in stocks selected on the basis of potential for capital appreciation and normally invests at least 65% of its total assets in common stocks of small, medium and large companies. It may be appropriate for investors with a long-term investment horizon.
Keeley Small Cap Value Fund. This fund seeks capital appreciation and invests primarily in common stocks and other equity type securities, including preferred stock, convertible debt securities and warrants of small capitalization companies. It may be appropriate for investors with a long-term investment horizon who are willing to accept the risks of investing in stocks and the additional risks associated with investing in small companies.
Vanguard Retirement Savings Trust. This fund invests in high-quality fixed income securities with financial backing from insurance companies and banks that enable it to maintain a constant $1.00 per share net asset value. New investments are chosen on the basis of credit quality, yield, maturity and contract provisions. The Trust targets an average maturity of between two and three years. This fund may be appropriate for conservative investors and investors who are nearing retirement.
     The 401(k) Plan now offers the First Advantage Bancorp Stock Fund as an additional choice to the investment alternatives described above. The First Advantage Bancorp Stock Fund invests primarily in the common stock of First Advantage Bancorp. Participants in the 401(k) Plan may invest all (subject to a 5% cash buffer, as discussed above) or a portion of their 401(k) Plan account balances in First Advantage Bancorp common stock.
     The First Advantage Bancorp Stock Fund consists of investments in the common stock of First Advantage Bancorp and cash. Each participant’s proportionate undivided beneficial interest in the First Advantage Bancorp Stock Fund is measured by units. The daily unit value is calculated by determining the market value of the common stock held and adding to that any cash held by the Stock Fund. This total will be divided by the number of units outstanding to determine the unit value of the First Advantage Bancorp Stock Fund.
     Upon payment of a cash dividend, the unit value will be determined prior to distributing the dividend. The dividend will be used, to the extent practicable, to purchase shares of First Advantage Bancorp common stock. Pending investment in the common stock, assets held in the First Advantage Bancorp Stock Fund will be placed in a money market account under the 401(k) Plan.
     As of the date of this prospectus supplement, no shares of First Advantage Bancorp common stock have been issued or are outstanding and there is no established market for First Advantage Bancorp common stock. Accordingly, there is no record of the historical performance of the First Advantage Bancorp Stock Fund. The performance of the First Advantage Bancorp Stock Fund will depend on a number of factors, including the financial condition and profitability of First Advantage Bancorp and First Federal Savings Bank and general market conditions for First Advantage Bancorp common stock.
Benefits Under the 401(k) Plan
     Vesting. 401(k) Plan participants are 100% vested in their elective salary deferrals, and participants employed before July 1, 2005 are also 100% vested in employer contributions under the 401(k) Plan. Participants employed after July 1, 2005, vest in employer contributions to the 401(k) Plan at the rate of 20% per year over a five-year period.

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Withdrawals and Distributions From the 401(k) Plan
     Withdrawals Before Termination of Employment. You may receive in-service distributions from the 401(k) Plan under limited circumstances in the form of hardship distributions. In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need. If you qualify for a hardship distribution, the 401(k) Plan trustee will make the distribution proportionately from the investment funds in which you have invested your account balances. You may obtain additional information from Robert Copeland at First Federal Savings Bank.
     Distribution Upon Retirement or Disability. Upon retirement or disability, you may receive a full lump sum payment or installment payments from the 401(k) Plan equal to the value of your account.
     Distribution Upon Death. If you die before your benefits are paid from the 401(k) Plan, your benefits will be paid to your surviving spouse or beneficiary under one or more of the forms available under the 401(k) Plan.
     Distribution Upon Termination for Any Other Reason. If you terminate employment for any reason other than retirement, disability or death and your account balance exceeds $1,000, the 401(k) Plan trustee will make your distribution on your normal retirement date, unless you request otherwise. If your account balance does not exceed $1,000, the trustee will generally distribute your benefits to you as soon as administratively practicable following termination of employment.
     Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the 401(k) Plan to another qualified retirement plan or to an individual retirement account.
     Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided for under a qualified domestic relations order, benefits payable under the 401(k) Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan will be void.
     Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the 401(k) Plan before your termination of employment with First Federal Savings Bank. Federal law may also impose an excise tax on withdrawals from the 401(k) Plan before you attain 59 1/2 years of age, regardless of whether the withdrawal occurs during your employment with First Federal Savings Bank or after your termination of employment.
401(k) Plan Trustee
     The trustee of the 401(k) Plan is the named fiduciary of the 401(k) Plan for purposes of ERISA. The board of directors of First Federal Savings Bank has appointed First Bankers Trust Services, Inc. to serve as trustee for the 401(k) Plan. The 401(k) Plan trustee receives, holds and invests the assets of the 401(k) Plan (including the First Advantage Bancorp Stock Fund) and provides for their distribution to participants and beneficiaries in accordance with the terms of the 401(k) Plan.

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401(k) Plan Administrator
     The current Plan Administrator is First Federal Savings Bank. The Plan Administrator is responsible for the administration of the 401(k) Plan, selection of investment funds under the 401(k) Plan, interpretation of the provisions of the 401(k) Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) Plan, maintenance of records, books of account and all other data necessary for the proper administration of the 401(k) Plan, preparation and filing of all returns and reports required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures to participants, beneficiaries and others required under ERISA.
Reports to 401(k) Plan Participants
     First Federal Savings Bank, as Plan Administrator, will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses.
Amendment and Termination
     First Federal Savings Bank expects to continue the 401(k) Plan indefinitely. Nevertheless, First Federal Savings Bank may terminate the 401(k) Plan at any time. If First Federal Savings Bank terminates the 401(k) Plan in whole or in part, regardless of any contrary provisions of the 401(k) Plan, all affected participants will become fully vested in their accounts. First Federal Savings Bank reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that First Federal Savings Bank may also amend the 401(k) Plan as it determines necessary or desirable, with or without retroactive effect, to comply with ERISA or the Internal Revenue Code.
Merger, Consolidation or Transfer
     If the 401(k) Plan merges or consolidates with another plan or transfers the 401(k) Plan assets to another plan, and if either the 401(k) Plan or the other plan is then terminated, you would receive a benefit immediately after the merger, consolidation or transfer that would be equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer.
Federal Income Tax Consequences
     The following summarizes only briefly the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. You should consult with your tax advisor with respect to any transaction involving the 401(k) Plan and any distribution from the 401(k) Plan.
     As a “tax-qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan tax advantages, including the following:
     (1) The sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;
     (2) Participants pay no current income tax on amounts contributed by the employer on their behalf; and

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     (3) Earnings of the 401(k) Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.
     First Federal Savings Bank administers the 401(k) Plan to comply with the operational requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If First Federal Savings Bank should receive an adverse determination letter regarding the 401(k) Plan’s tax exempt status from the Internal Revenue Service, all participants would generally recognize income equal to their vested interest in the 401(k) Plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another tax-qualified retirement plan, and First Federal Savings Bank would be denied certain tax deductions with respect to the 401(k) Plan.
     Lump Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2, and consists of the balance credited to the participant under the 401(k) Plan and all other profit sharing plans, if any, maintained by First Federal Savings Bank. The portion of any lump sum distribution included in taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution, less the amount of after-tax contributions, if any, you have made to any other profit sharing plans maintained by First Federal Savings Bank, if the distribution includes those amounts.
     First Advantage Bancorp Common Stock Included in Lump Sum Distribution. If a lump sum distribution includes First Advantage Bancorp common stock, the distribution generally is taxed in the manner described above. The total taxable amount is reduced, however, by the amount of any net unrealized appreciation with respect to First Advantage Bancorp common stock; that is, the excess of the value of First Advantage Bancorp common stock at the time of the distribution over the cost or other basis of the securities to the 401(k) Plan. The tax basis of First Advantage Bancorp common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of First Advantage Bancorp common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of First Advantage Bancorp common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, is long-term capital gain, regardless of how long you hold the First Advantage Bancorp common stock, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of First Advantage Bancorp common stock that exceeds the amount of net unrealized appreciation at the time of distribution is considered long-term capital gain, regardless of the holding period. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed under Internal Revenue Service regulations.
     We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan that are generally applicable under the Internal Revenue Code. We do not intend this to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you should consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.
Restrictions on Resale
     Any “affiliate” of First Advantage Bancorp under Rules 144 and 405 of the Securities Act of 1933, as amended, who receives a distribution of common stock under the 401(k) Plan, may re-offer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption from the registration requirements. An “affiliate” of First Federal Savings Bank is someone who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, First Federal Savings Bank. Generally, a director, principal officer or major shareholder of a corporation is deemed to be an “affiliate” of that corporation.

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     Any person who may be an “affiliate” of First Federal Savings Bank may wish to consult with counsel before transferring any common stock they own. In addition, participants should consult with counsel regarding the applicability to them of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of First Advantage Bancorp common stock acquired under the 401(k) Plan or other sales of First Advantage Bancorp common stock.
     Persons who are not deemed to be “affiliates” of First Federal Savings Bank at the time of resale may resell freely any shares of First Advantage Bancorp common stock distributed to them under the 401(k) Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptions available under federal law. A person deemed an “affiliate” of First Federal Savings Bank at the time of a proposed resale may publicly resell common stock only under a “re-offer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 of the Securities Act of 1933, as amended, or some other exemption from registration, and may not use this prospectus supplement in connection with any such resale. In general, Rule 144 restricts the amount of common stock which an affiliate may publicly resell in any three-month period to the greater of one percent of First Advantage Bancorp common stock then outstanding or the average weekly trading volume reported on the Nasdaq Stock Market during the four calendar weeks before the sale. Affiliates may sell only through brokers without solicitation and only at a time when First Advantage Bancorp is current in filing all required reports under the Securities Exchange Act of 1934, as amended.
SEC Reporting and Short-Swing Profit Liability
     Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than 10% of public companies such as First Advantage Bancorp. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten (10) days of becoming a person required to file reports under Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Reporting persons must also report certain changes in beneficial ownership involving allocation or reallocation of assets held in their 401(k) Plan accounts, either on a Form 4 within two business days after a transaction, or annually on a Form 5 within forty-five (45) days after the close of a company’s fiscal year.
     In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by First Advantage Bancorp of profits realized from the purchase and sale, or sale and purchase, of the common stock within any six-month period by any officer, director or any person who beneficially owns more than 10% of the common stock.
     The SEC has adopted rules that exempt many transactions involving the 401(k) Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or other person who beneficially owns more than 10% of the common stock.
     Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are governed by Section 16(b) may be required, under limited circumstances involving the purchase of common stock within six months of a distribution, to hold shares of the common stock distributed from the 401(k) Plan for six months after the distribution date.

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LEGAL OPINION
     The validity of the issuance of the common stock of First Advantage Bancorp will be passed upon by Muldoon Murphy & Aguggia LLP, Washington, D.C. Muldoon Murphy & Aguggia LLP has acted as special counsel for First Federal Savings Bank in connection with the conversion of First Federal Savings Bank and the stock offering of First Advantage Bancorp.

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***SPECIAL ONE-TIME FORM FOR USE IN STOCK OFFERING***
FIRST FEDERAL SAVINGS BANK
401(k) and Profit Sharing Plan
INVESTMENT FORM

Name of 401(k) Plan Participant:

(Please Print)

Social Security Number:

     1. Instructions. In connection with the offering to the public of the common stock of First Advantage Bancorp (the “Common Stock”), the First Federal Savings Bank 401(k) and Profit Sharing Plan (the “401(k) Plan”) now permits participants to direct their current 401(k) Plan account balances into a new fund: the First Advantage Bancorp Stock Fund (the “Stock Fund”). The percentages of your accounts that you direct to be transferred into the Stock Fund will be used to purchase shares of Common Stock in the offering. Please note that approximately five percent (5%) of the total amount that you transfer into the Stock Fund will not be used to purchase shares of Common Stock in the offering, but will instead be held as cash, as discussed on Page 1 of the attached Prospectus Supplement. Approximately ninety-five percent ( 95%) of the total amount that you transfer will be used to purchase Common Stock in the offering, rounded down to the nearest ten dollar ( $10.00) increment, with any remainder also held in cash within the Stock Fund.
     To transfer all or part of your 401(k) Plan funds to the Stock Fund, you should complete and return this form to Robert Copeland at First Federal Savings Bank. This form must be received no later than 4:00 p.m. on                     , 2007. If you need any assistance in completing this form, please contact Robert Copeland at (931)920-1547. If you do not complete and return this form by 4:00 p.m. on                     , 2007, your 401(k) Plan funds will continue to be invested in accordance with your prior investment directions, or in accordance with the terms of the 401(k) Plan if you have not provided investment directions. You need not submit this form if you do not wish to purchase Common Stock in the offering with your 401(k) Plan funds. PLEASE KEEP A COPY OF THE COMPLETED FORM FOR YOUR RECORDS.
     2. Purchaser Information. Your ability to purchase Common Stock in the offering and to direct your 401(k) Plan funds into the Stock Fund will be based upon your subscription rights. Please indicate only the earliest date that applies to you:
—	Check here if you had $50.00 or more on deposit with First Federal Savings Bank as of the close of business on December 31, 2005.

—	Check here if you had $50.00 or more on deposit with First Federal Savings Bank as of the close of business on June 30,2007.

—	Check here if you had a deposit with First Federal Savings Bank as of the close of business on .

     3. Investment Directions. I hereby authorize the Plan Administrator to direct the trustee to transfer the following percentages (in whole percentages only) of each of my current 401(k) Plan account balances into the Stock Fund:

Investment Funds	Percentage
Alliance Bernstein International Growth Fund (A)%
American Funds American High Inc. Trust (R5)%
American Funds Bond Fund of America (R5)%
American Funds Cap. World Growth & Income Fund (R5)%
American Funds Europacific Growth Fund (R5)%
American Funds Growth Fund of America (R5)%
Cohen & Steers Realty Shares %
Columbia Acorn Fund (Z)%
Columbia Mid Cap Value Fund (A)%
DFA Emerging Markets Value Portfolio %
DFA International Value Portfolio %
DFA U.S. Small Cap Value Portfolio %
DFA U.S. Large Cap Value Portfolio %
First American Small Cap Select Fund (Y)%
Franklin Income Series (A)%
Hartford Capital Appreciation Fund (A)%
Keeley Small Cap Value Fund %
Vanguard Retirement Savings Trust %
     I understand that, if there is not enough Common Stock available in the stock offering to fill my subscription in whole or in part pursuant to the investment directions above, any funds not used to purchase Common Stock will be transferred to and held in the Franklin Income Fund until I provide directions to reinvest the funds in accordance with the terms of the 401(k) Plan.
     4. Acknowledgment of Participant. I understand that this Investment Form shall be subject to all of the terms and conditions of the 401(k) Plan. I acknowledge that I have received a copy of the Prospectus and the Prospectus Supplement.

Signature of Participant	Date

Acknowledgment of Receipt by Plan Administrator. This Investment Form was received by First Federal Savings Bank on the date noted below.

By:
Date
THE PARTICIPATION INTERESTS REPRESENTED BY THE COMMON STOCK OFFERED HEREBY ARE NOT DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY, AND ARE NOT GUARANTEED BY FIRST ADVANTAGE BANCORP OR FIRST FEDERAL SAVINGS BANK. THE COMMON STOCK IS SUBJECT TO AN INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

PROSPECTUS	First Advantage Bancorp
(Proposed Holding Company for First Federal Savings Bank)
Up to 5,520,000 Shares of Common Stock

     First Advantage Bancorp is offering shares of its common stock for sale in connection with the conversion of First Federal Savings Bank from the mutual to the stock form of ownership. First Advantage Bancorp will be the holding company for First Federal Savings Bank. After the offering, 100% of First Federal Savings Bank’s outstanding common stock will be owned by First Advantage Bancorp. We expect that the common stock of First Advantage Bancorp will be quoted on the Nasdaq Global Market under the symbol “FABK.”
     If you are or were a depositor of First Federal Savings Bank:
•	You may have priority rights to purchase shares of common stock.
     If you are a participant in the First Federal Savings Bank 401(k) Profit Sharing Plan:
•	You may direct that all or part of your current account balance in this plan be invested in shares of common stock.
•	You will receive a separate supplement to this prospectus that describes your rights under this plan.
     If you fit neither of the categories above, but are interested in purchasing shares of our common stock:
•	You may have an opportunity to purchase shares of common stock after priority orders are filled.
     We are offering up to 5,520,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 4,080,000 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines that our market value has increased, we may sell up to 6,348,000 shares without giving you further notice or the opportunity to change or cancel your order. The offering is expected to close at 12:00 Noon, [Confirm] Central time, on [Expiration Date]. We may extend this closing date without notice to you until [Extension Date 1], unless the Office of Thrift Supervision approves a later date, which will not be beyond [Extension Date 2].
     Keefe, Bruyette & Woods, Inc. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.
     The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [Extension Date 1]. If the offering is extended beyond [Extension Date 1], subscribers will have the right to modify or rescind their purchase orders. Funds received before the completion of the offering will be maintained in a segregated account at First Federal Savings Bank or, at our discretion, at another federally insured depository institution. However, we will not maintain more than one escrow account. All subscriptions received will bear interest at First Federal Savings Bank’s passbook savings rate, which is currently 0.5% per annum. If we do not sell the minimum number of shares, if we terminate the offering for any other reason, or if we extend the offering beyond [Extension Date 1] and you rescind your order, we will promptly return your funds with interest.
     We expect our directors and executive officers, together with their associates, to subscribe for 525,000 shares, which equals 9.51% of the shares offered for sale at the maximum of the offering range.
     The Office of Thrift Supervision conditionally approved our plan of conversion on                      , 2007. However, such approval does not constitute a recommendation or endorsement of this offering.
This investment involves a degree of risk, including the possible loss of principal.
Please read “Risk Factors” beginning on page ___.
OFFERING SUMMARY
Price Per Share: $10.00

			Maximum
	Minimum	Maximum	As Adjusted
Number of shares	4,080,000	5,520,000	6,348,000
Gross offering proceeds	$40,800,000	$55,200,000	$63,480,000
Estimated offering expenses (excluding selling agent fees and expenses)	$1,000,000	$1,000,000	$1,000,000
Estimated selling agent fees and expenses (1)	$328,000	$460,000	$537,000
Estimated net proceeds	$39,472,000	$53,740,000	$61,943,000
Estimated net proceeds per share	$9.67	$9.74	$9.76

(1)	For a discussion of the compensation of Keefe, Bruyette & Woods, Inc., see “The Conversion and Stock Offering — Marketing Arrangements.”
     These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.
     Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
For assistance, please contact the stock information center at (931) 920-1565.
KEEFE, BRUYETTE & WOODS
The date of this prospectus is                     , 2007

[Map of Tennessee showing office locations of First Federal Savings Bank appears here]

Table of Contents

Summary
Risk Factors
A Warning About Forward-Looking Statements
Selected Consolidated Financial and Other Data
Use of Proceeds
Our Dividend Policy
Market for the Common Stock
Capitalization
Regulatory Capital Compliance
Pro Forma Data
Our Business
Management’s Discussion and Analysis of Results of Operations and Financial Condition
Our Management
Subscriptions by Executive Officers and Directors
Regulation and Supervision
Federal and State Taxation
The Conversion and Stock Offering
Restrictions on the Acquisition of First Advantage Bancorp and First Federal Savings Bank
Description of First Advantage Bancorp Capital Stock
Transfer Agent and Registrar
Registration Requirements
Legal and Tax Opinions
Experts
Change in Accountants
Where You Can Find More Information
Index to Consolidated Financial Statements of First Federal Savings Bank

Summary
     This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully.
The Companies

First Advantage Bancorp 1430 Madison Street Clarksville, Tennessee 37040 (931)522-6176	This offering is made by First Advantage Bancorp, a Tennessee corporation incorporated in June 2007 by First Federal Savings Bank to be its holding company. Currently, First Advantage Bancorp has no assets. Following the conversion, First Advantage Bancorp will own all of First Federal Savings Bank’s capital stock and will direct, plan and coordinate First Federal Savings Bank’s business activities. In the future, First Advantage Bancorp might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

First Federal Savings Bank 1430 Madison Street Clarksville, Tennessee 37040 (931)522-6176	First Federal Savings Bank operates as a community-oriented financial institution, with four full-service offices and one limited service office in Montgomery County, Tennessee, which is approximately 40 miles northwest of Nashville near the Kentucky border. We offer a variety of deposit products and provide one-to-four family loans, nonresidential real estate loans and construction loans (including speculative construction loans) and, to a lesser degree, multi-family loans, land loans and consumer loans to individuals and small businesses in our primary market area, which encompasses Montgomery County and the surrounding areas. Historically, nearby Fort Campbell, a U.S. Army installation, has exerted significant influence on the economy of our primary market area. At June 30, 2007, we had total assets of $219.7 million, total deposits of $184.1 million, and total equity of $32.2 million.

Our Recent Operating History	In recent periods, we had been operating under close regulatory supervision as a result of operational deficiencies that emerged during the tenure of our prior senior management. Among the operational deficiencies were deficiencies in internal control and information systems, which caused us to identify errors in financial reporting that led us to restate our financial statements for fiscal years 2004 and 2005, and asset quality deficiencies, which led our primary regulator to impose certain lending restrictions that were in effect for much of fiscal year 2005. Since April 2005, we have hired a new President, a new Chief Executive Officer, a new Chief Financial Officer, a new Chief Information Officer and a new Chief Lending Officer whose focus has been on remedying the operational deficiencies. Their efforts have led to the lifting of all regulatory restrictions in March 2007. See “Risk Factors — Risks Related to Our Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our core earnings have been weak in recent periods. We had a pre-tax loss of $109,000 for the six months ended June 30, 2007. Our pre-tax income and average interest earning assets, particularly loans, have generally decreased in recent periods because we have been focused on resolving our operational deficiencies rather than seeking to grow loans and profitability. Compression of our net interest margin as a result of the recent interest rate environment has also exacerbated this situation. Consequently, we have only been able to report a profit in periods in which we had significant non-recurring income. See “Risk Factors — Risks Related to Our Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our primary market area of Montgomery County, Tennessee, and the surrounding area is significantly overbanked. We face intense competition from numerous competitors both in making loans and attracting deposits in our primary market area. See “Risk Factors — Risks Related to Our Business — Strong competition within our primary market area could hurt our profits and slow growth,” “Our Business — Market Area” and “— Competition.”

At June 30, 2007, our loan portfolio was approximately one-half of our total assets of $219.7 million. At June 30, 2007, 88.1% of our loan portfolio consisted of loans secured by real estate; one-to-four family mortgage loans (30.1% of total loans), multi-family mortgage loans (5.6% of total loans), non-residential mortgage loans (25.2% of total loans), construction loans, including speculative construction loans (20.2% of total loans), and land loans (7.0% of total loans). The remainder of the loan portfolio at June 30, 2007 consisted of consumer loans (8.8% of total loans) and commercial loans (3.1% of total loans). See “Risk Factors — Risks Related to Our Business” and “Our Business — Lending Activities.”

Our Operating Strategy (page___)	From the latter half of 2004 to March 2007, we had been operating under the close supervision of the Office of Thrift Supervision, our primary regulator, because of various operational deficiencies that emerged during the tenure of our prior senior management. The operational deficiencies, primarily in the areas of internal controls and information systems, loan documentation, credit underwriting, asset quality, and earnings, led to the imposition of restrictions on our operations (including lending restrictions) which were in effect for much of fiscal year 2005 and restrained our growth. During that time, our immediate operational focus was to remedy these deficiencies and we believe that we have made substantial remedial progress to date, including hiring new, experienced and qualified senior management since April 2005. We were not subject to a cease and desist order, memorandum of understanding or other formal enforcement agreement. However, from October 2005 until March 2007, we had been operating under a regulatorily-imposed written compliance plan designed to address the deficiencies in our operations. In March 2007, the Office of Thrift Supervision informed us that we had satisfactorily implemented our compliance plan and were no longer subject to any operating restrictions. With the lifting of these regulatory restrictions, we are re-focusing our efforts on growing our balance sheet through lending and organic deposit growth. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operating Strategy.”

Our current Chief Executive Officer, President, Chief Information Officer and Chief Lending Officer were all former senior officers at Heritage Bank, a successful local financial institution that began business in 1989 and was acquired in 2000. Under the leadership of our new senior management, our long-term focus is to operate and grow a profitable community-oriented financial institution. We plan to achieve this objective by pursuing a strategy of:

• continuing ongoing efforts to remedy operational deficiencies by improving our policies and procedures and internal control and information systems;

    • utilizing what we believe are conservative underwriting practices to continue to pursue in our primary market area construction lending opportunities, including speculative construction lending opportunities, and nonresidential real estate and commercial business lending opportunities with a focus on small businesses;

• continuing to emphasize consumer/retail banking by offering a broad array of loan and deposit products;

• continuing to sell fixed-rate one-to-four family loans that we originate, servicing released, to generate fee income;

• maintaining a stable deposit base and providing exceptional customer service to attract and retain customers; and

    • expanding our market share and area by opening new branch offices and pursuing opportunities to acquire other financial institutions, although we currently have no definitive plans regarding potential acquisition opportunities.

The Conversion

Description of the Conversion	Currently, we are a federally chartered mutual savings bank with no shareholders. Our depositors currently have the right to vote on certain matters such as the election of directors and this conversion.

The conversion process that we are now undertaking involves a change from our mutual form to a stock savings bank with all of First Federal Savings Bank’s shares owned by First Advantage Bancorp. Voting rights in First Advantage Bancorp will belong to its shareholders, including our employee stock ownership plan, which will hold 8% of the outstanding common stock of First Advantage Bancorp issued in the conversion. We are conducting the conversion under the terms of our plan of conversion. The Office of Thrift Supervision has approved the plan of conversion with a condition that it be approved by our members. We have called a special meeting of members for ______, 2007 to vote on the plan of conversion.

The following diagram depicts our corporate structure after the conversion and offering:

Regulation and Supervision (page _)	We are, and First Advantage Bancorp will be upon completion of the conversion, subject to regulation, supervision and examination by the Office of Thrift Supervision. We are also subject to regulation by the Federal Deposit Insurance Corporation.

The Offering

Purchase Price	The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering.

Number of Shares to be Sold	We are offering for sale between 4,080,000 and 5,520,000 shares of First Advantage Bancorp common stock in this offering. With regulatory approval, we may increase the number of shares to be sold to 6,348,000 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to increase the offering size, the Office of Thrift Supervision will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions.

How We Determined the Offering Range (page ______)	We decided to offer between 4,080,000 and 5,520,000 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by Keller & Company, Inc., an appraisal firm experienced in appraisals of financial institutions. Keller & Company will receive fees totaling $38,000 for its appraisal services, plus $1,500 for each appraisal valuation update and $2,000 for reimbursement of out-of-pocket expenses. Keller & Company estimates that as of August 15, 2007, our offering range was between $40.8 million and $55.2 million, with a midpoint of $48.0 million, and that our pro forma market value was between $40.8 million and $55.2 million, with a midpoint of $48.0 million.

In preparing its appraisal, Keller & Company considered the information in this prospectus, including our financial statements.

Keller & Company also considered the following factors, among others:

• our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our primary market area;

• a comparative evaluation of the operating and financial statistics of First Federal Savings Bank with those of other similarly situated, publicly traded companies;

• the effect of the capital raised in this offering on our net worth and earnings potential; and

• the trading market for securities of comparable institutions and general conditions in the market for such securities.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price per share to the issuer’s core income per share for the past 12 months. Keller & Company considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. For purposes of the appraisal, core earnings is defined as net earnings after taxes, plus non-recurring expenses and minus non-recurring income, adjusted for income taxes in each case. Keller & Company’s appraisal also incorporates an analysis of a peer group of publicly traded companies that Keller & Company considered to be comparable to us.

The following table presents a summary of selected pricing ratios for the peer group companies and for us utilized by Keller & Company in its appraisal. These ratios are based on earnings for the twelve months ended June 30, 2007 and book value as of June 30, 2007.

	Price To Core
	Earnings		Price To Book
	Multiple		Value Ratio
First Advantage Bancorp (pro forma):
Minimum	76.67	x	61.07%
Midpoint	77.48		65.68
Maximum	78.09		69.56
Maximum, as adjusted	78.63		73.34
Peer group companies as of August 11, 2007:
Average	30.24	x	99.66%
Median	24.33		97.01

Compared to the average pricing ratio of the peer group at the maximum of the offering range, our stock would be priced at a discount of 30.2% to the peer group on a price-to-book basis. This means that, at the maximum of the offering range, a share of our common stock would be less expensive than the peer group based on a book value per share basis.

The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the offering.

Possible Change in Offering Range (page ______)	Keller & Company will update its appraisal before we complete the stock offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Keller & Company determines that our pro forma market value has increased, we may sell up to 6,348,000 shares without further notice to you. If our pro forma market value at that time is either below $40.8 million or above $63.5 million, then, after consulting with the Office of Thrift Supervision, we may: (i) terminate the stock offering and promptly return all funds; (ii) set a new offering range and give all subscribers the opportunity to modify or rescind their purchase orders for shares of First Advantage Bancorp’s common stock; or (iii) take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Possible Termination of the Offering	We must sell a minimum of 4,080,000 shares to complete the offering. If we do not sell the minimum number of shares, or if we terminate the offering for any other reason, we will promptly return all funds, with interest, at our current passbook rate.

After-Market Performance of Mutual- to-Stock Conversions	The following table provides information regarding the after-market performance of standard conversion offerings (i.e. excluding “second step” conversions by mutual holding companies) completed from January 1, 2005 through August 15, 2007. As part of its appraisal of our pro forma market value, Keller & Company considered the after-market performance of mutual-to-stock conversions completed in the 12 months before August 15, 2007, which was the date of its appraisal report. Keller & Company considered information regarding the new issue market for converting thrifts as part of its consideration of the market for thrift stocks.

			Percentage Change From Initial
			Offering Price
			After	After
Issuer	Date	Offering	1	1	After	Through
(Market/Symbol)	of IPO	Size	Day	Week	1 Month	08/15/07
Louisiana Bancorp, Inc.	07/10/07	$63,457,000	9.50%	3.00%	9.40%	9.00%
(Nasdaq: LABC)
Quaint Oak Bancorp, Inc.	07/05/07	13,886,000	(2.00)	(9.50)	(11.00)	(11.70)
(OTCBB: QNTO)
ESSA Bancorp, Inc.	04/04/07	158,900,000	17.80	21.50	14.60	3.00
(Nasdaq: ESSA)
CMS Bancorp, Inc.	04/04/07	19,838,000	5.70	5.20	3.20	3.40
(Nasdaq: CMSB)
Hampden Bancorp, Inc.	01/17/07	75,713,000	28.20	24.50	23.40	1.50
(Nasdaq: HBNK)
Chicopee Bancorp, Inc.	07/20/06	68,883,000	44.60	44.70	45.20	40.00
(Nasdaq: CBNK)
Newport Bancorp, Inc.	07/07/06	45,170,000	28.00	28.60	31.70	20.00
(Nasdaq: NFSB)
Legacy Bancorp Inc.	10/26/05	95,450,000	30.30	34.80	32.00	25.60
(Nasdaq: LEGC)
BankFinancial Corp.	06/24/05	244,663,000	36.00	33.30	36.00	8.90
(Nasdaq: BFIN)
OC Financial, Inc.	04/01/05	5,602,000	20.00	10.00	10.00	2.50
(OTCBB: OCFL)
Royal Financial, Inc.	01/21/05	25,950,000	16.00	25.50	25.40	30.00
(OTCBB: RYFL)
All Transactions:
Average			18.15	16.80	16.73	12.02
Median			17.80	21.50	14.60	8.90
High			44.60	44.70	45.20	40.00
Low			(2.00)	(9.50)	(11.00)	11.70

This table is not intended to indicate how our stock may perform. Furthermore, this table presents only short-term price performance with respect to several companies that only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies.

Stock price appreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s primary market area. The companies listed in the table above may not be similar to First Advantage Bancorp, the pricing ratios for their stock offerings were in some cases different from the pricing ratios for First Advantage Bancorp’s common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions. Any or all of these , differences may cause our stock to perform differently from these other offerings. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section “Risk Factors” beginning on page ___.

You should be aware that, in certain market conditions, stock prices of thrift initial public offerings have decreased. We can give you no assurance that our stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent mutual to stock conversions.

Conditions to Completing the Conversion and Offering	We are conducting the conversion and offering under the terms of our plan of conversion. We cannot complete the conversion and offering unless:

• we sell at least the minimum number of shares offered;

• we receive the final approval of the Office of Thrift Supervision to complete the offering; and

• our members approve the plan of conversion.

Reasons for the Conversion and	Our primary reasons for the conversion and offering are to:
Offering (page )

• increase the capital of First Federal Savings Bank to support future lending and operational growth;

• enhance profitability and earnings through reinvesting and leveraging the proceeds, primarily through traditional funding and lending activities;

• support future branching activities and/or the acquisition of other financial institutions or financial services companies; and

• implement equity compensation plans to retain and attract qualified directors, officers and staff to enhance the current incentive-based compensation programs.

Benefits of the Offering to Management (page )	We intend to adopt the following benefit plans and employment agreements:

   • Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan that will purchase 8% of the shares sold in the offering by means of a 20-year loan from First Advantage Bancorp. As the loan is repaid and shares are released from collateral, the plan will allocate shares to the accounts of participating employees. Participants will receive allocations based on their individual compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

   • Equity Incentive Plan. We intend to implement an equity incentive plan no earlier than six months after completion of the offering. If we implement the plan within one year after the conversion, the plan must be approved by a majority of the total votes eligible to be cast by our stockholders. If we implement the plan more than one year after the conversion, it must be approved by a majority of the total votes cast. Under this plan, we may award stock options and shares of restricted stock to key employees and directors. We will award shares of restricted stock at no cost to the recipient. We will grant stock options at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. Under this plan, we may grant stock options in an amount up to 10% of the number of shares sold in the offering and we may grant awards of restricted stock in an amount up to 4% of the number of shares sold in the offering. The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations.

The following table represents the total value of all shares to be available for restricted stock awards under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. The value of the grants will depend on the actual trading price of our common stock.

	Value of
				253,920
	163,200	192,000	220,800	Shares
	Shares	Shares	Shares	Awarded at
	Awarded at	Awarded at	Awarded at	15% Above
	Minimum	Midpoint	Maximum	Maximum
Share Price	of Range	of Range	of Range	of Range
	(In thousands, except per share amounts)
$ 8.00	$1,306	$1,536	$1,766	$2,031
10.00	1,632	1,920	2,208	2,539
12.00	1,958	2,304	2,650	3,047
14.00	2,285	2,688	3,091	3,555

The following table presents the total value of all stock options available for grant under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Financial gains can be realized on a stock option only if the market price of the common stock increases above the exercise price at which the option is granted.

		Value of
			480,000	552,000	634,800
		408,000	Options	Options	Options
		Options	Granted	Granted	Granted at
		Granted at	at	at	15% Above
Exercise	Option	Minimum	Midpoint	Maximum	Maximum
Price	Value	of Range	of Range	of Range	of Range
(In thousands, except per share amounts)
$ 8.00	$3.05	$1,244	$1,464	$1,684	$1,936
10.00	3.82	1,559	1,834	2,109	2,425
12.00	4.58	1,869	2,198	2,528	2,907
14.00	5.35	2,183	2,568	2,953	3,396

   • Employment Agreements. First Advantage Bancorp and First Federal Savings Bank intend to enter into three-year employment agreements with Earl O. Bradley, III, Chief Executive Officer, John T. Halliburton, President, and Patrick C. Greenwell, Chief Financial Officer. First Federal Savings Bank also intends to enter into three-year employment agreements with Franklin G. Wallace, Chief Information Officer, and Jon R. Clouser, Chief Lending Officer. Based solely on current cash compensation and excluding any benefits that would be payable under any employee benefit plan, if a change in control of First Advantage Bancorp occurred and we terminated all of the officers with employment agreements, the total payments due under the employment agreements would be approximately $3.2 million.

The following table summarizes at the maximum of the offering range the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards that are expected to be available under the equity incentive plan. At the maximum of the offering range and upon completion of the conversion, we will sell 5,520,000 shares and have the 5,520,000 shares outstanding. The number of shares reflected for the benefit plans in the table below assumes that First Federal Savings Bank’s tangible capital will be 10% or more following the completion of the offering and the application of the net proceeds as described under “Use of Proceeds.”

	Number of Shares to be
	Granted or Purchased
		As a % of
		Common
		Stock Sold
	At	at	Total
	Maximum	Maximum	Estimated
	of Offering	of Offering	Value of
	Range	Range	Grants
Employee stock ownership plan(1)	441,600	8.0%	$4,416,000
Restricted stock awards (1)	220,800	4.0	2,208,000
Stock options (2)	552,000	10.0	2,108,640

Total	1,214,400	22.0%	$8,732,640

(1)	Assumes the value of First Advantage Bancorp common stock is $10.00 per share for purposes of determining the total estimated value of the grants.

(2)	Assumes the value of a stock option is $3.82, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

The Offering Will Not Be Taxable to Persons Receiving Subscription Rights (page )	As a general matter, the offering will not be a taxable transaction for purposes of federal income taxes to persons who receive or exercise subscription rights. Further, for federal income tax purposes:

• it is more likely than not that the members of First Federal Savings Bank will not realize any income upon the issuance or exercise of the subscription rights;

   • it is more likely than not that the tax basis to the purchasers in the offering will be the amount paid for our common stock, and that the holding period for shares of common stock will begin on the date of completion of the offering; and

• the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

Persons Who Can Order Stock in the Offering (page )	We have granted rights to subscribe for shares of First Advantage Bancorp common stock in a “subscription offering” to the following persons in the following order of priority:

Note: Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition, you may lose your rights to purchase shares and may face criminal prosecution and/or other sanctions.

   1. Persons with $50 or more on deposit at First Federal Savings Bank as of the close of business on December 31, 2005.

   2. Our employee stock ownership plan, which provides retirement benefits to our employees.

3. Persons with $50 or more on deposit at First Federal Savings Bank as of the close of business on [June 30, 2007].

4. First Federal Savings Bank’s depositors as of the close of business on [Voting Record Date] who were not able to subscribe for shares under categories 1 and 3.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. Generally, shares first will be allocated so as to permit each eligible subscriber, if possible, to purchase a number of shares sufficient to make the subscriber’s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining eligible subscribers whose subscriptions remain unfilled in proportion to the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible subscribers whose subscriptions remain unfilled. If we increase the number of shares to be sold above 5,520,000, the employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Stock Offering—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

We may offer shares not sold in the subscription offering to the general public in a community offering. People and trusts for the benefit of people who are residents of Montgomery County, Tennessee will be given a preference to purchase shares in the community offering. This part of the offering may commence concurrently with the subscription offering or at any time thereafter and may terminate at any time without notice but no later than [Extension Date 2].

Shares not sold in the subscription or community offering may be offered for sale in a syndicated community offering, which would be an offering to the general public on a best efforts basis managed by Keefe, Bruyette & Woods, Inc. Any syndicated community offering may terminate at any time without notice but not later than [Extension Date 1].

Deadline for Ordering Stock (page )	The subscription offering will end at :00, Central time, on [Expiration Date]. We expect that the community offering will terminate at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if the Office of Thrift Supervision approves a later date. No single extension may be for more than 90 days. If we extend the offering beyond [Extension Date 1], or if we intend to sell fewer than 4,080,000 shares or more than 6,348,000 shares, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will return your funds promptly with interest at our passbook rate.

Purchase Limitations (page )	Our plan of conversion establishes limitations on the purchase of stock in the offering. These limitations include the following:

• The minimum purchase is 25 shares.

• No individual (or individuals on a single deposit account) may purchase more than $300,000 of common stock (which equals 30,000 shares) in the subscription offering.

• No individual, no individual together with any associates, and no group of persons acting in concert may purchase more than $600,000 (which equals 60,000 shares) in the offering.

Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase limitations at any time.

How to Purchase Common Stock (page )	If you want to place an order for shares in the offering, you must complete an original stock order and certification form and send it to us together with full payment. You must sign the certification that is on the reverse side of the stock order and certification form. We must receive your stock order and certification form before the end of the subscription offering or the end of the community offering, as appropriate. Once we receive your order, you cannot cancel or change it without our consent.

To ensure that we properly identify your subscription rights, you must list all of your deposit accounts as of the applicable eligibility date on the stock order form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed. To preserve your purchase priority, you must register the shares only in the name(s) of person(s) listed on your deposit account at the applicable date of eligibility. You may not add the names of others who were not eligible to purchase common stock in the offering on the applicable date of eligibility.

We may, in our sole discretion, reject orders received in the community offering either in whole or in part. For example, we may reject an order submitted by a person whom we believe is making false representations or whom we believe is attempting to violate, evade or circumvent the terms and conditions of the plan of conversion. If your order is rejected in part, you cannot cancel the remainder of your order.

You may pay for shares in the subscription offering or the community offering in any of the following ways:

• By check or money order made payable to First Advantage Bancorp.

•     By authorizing withdrawal from an account at First Federal Savings Bank. To use funds in an Individual Retirement Account at First Federal Savings Bank, you must transfer your account to an unaffiliated institution or broker and open a self-directed Individual Retirement Account. Individual Retirement Accounts at First Federal Savings Bank are not self-directed and common stock may only be purchased using a self-directed Individual Retirement Account. Please contact your broker or financial institution as quickly as possible to determine if you may transfer your Individual Retirement Account from First Federal Savings Bank because the transfer may take several days.

We will pay interest on your subscription funds at the rate we pay on passbook accounts, which is currently 0.5% per annum, from the date we receive your funds until the offering is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our passbook rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock.

How We Will Use the Proceeds of this Offering (page ___)	The following table summarizes how we will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range.

	Minimum	Maximum
	4,080,000	5,520,000
	Shares at	Shares at
	$ 10.00	$ 10.00
	Per Share	Per Share
	(In thousands)
Offering proceeds	$40,800	$55,200
Net offering proceeds	39,472	53,740
Less:
Proceeds contributed to First Federal Savings Bank	19,736	26,870
Proceeds used for loan to employee stock ownership plan	3,264	4,416

Proceeds remaining for First Advantage Bancorp	$16,472	$22,454

First Advantage Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. First Federal Savings Bank may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities and expand its business activities. First Advantage Bancorp and First Federal Savings Bank may also use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans to do so at this time. Except as described above, neither First Advantage Bancorp nor First Federal Savings Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking this offering, see “The Conversion and Stock Offering — Reasons for the Conversion.”

Purchases by Directors and Executive Officers (page ___)	We expect that our directors and executive officers, together with their associates, will subscribe for 525,000 shares, which equals 9.51% of the shares that would be sold at the maximum of the offering range. Our directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, if there is an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering.

Market for First Advantage Bancorp’s Common Stock (page ___)	We have applied to have the common stock of First Advantage Bancorp listed for trading on the Nasdaq Global Market under the symbol “FABK.” Keefe, Bruyette & Woods, Inc. currently intends to become a market maker in the common stock, but it is under no obligation to do so. In addition, if needed, Keefe, Bruyette & Woods, Inc. will assist us in obtaining additional market makers. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.

First Advantage Bancorp’s Dividend Policy (page _)	We have not determined whether we will pay a dividend on the common stock. After the offering, we will consider a policy of paying regular cash dividends. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition.

Subscription Rights	You are not allowed to transfer your subscription rights, and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person involving the transfer of the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights. In addition, joint stock registration will be allowed only if the qualified account is so registered.

Stock Information Center	If you have any questions regarding the offering, please call the stock information center at (931) 920-1565 to speak to a registered representative of Keefe, Bruyette & Woods, Inc. The stock information center is open on Monday from 12:00 p.m. to 4:00 p.m., Central Time, and on Tuesday through Friday from 8:30 a.m. to 4:00 p.m., Central Time. The stock information center is closed on bank holidays.

To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the expiration date of the subscription and community offering in accordance with federal law, no prospectus will be mailed any later than five days before the expiration date or hand delivered any later than two days before the expiration date. Order forms will be distributed only when preceded or accompanied by a prospectus.

Risk Factors
     You should consider carefully the following risk factors before purchasing First Advantage Bancorp common stock.
Risks Related to Our Business
Until recently, our regulator had imposed restrictions on our operations.
     From the latter half of 2004 until March 2007, we had been operating under close regulatory supervision by the Office of Thrift Supervision because of various operational deficiencies that emerged during the tenure of our prior senior management. The operational deficiencies were primarily in the areas of internal controls and information systems, loan documentation, credit underwriting, asset quality, and earnings. From October 2005 until March 2007, we had been operating under an Office of Thrift Supervision-accepted written compliance plan designed to remedy those deficiencies. In addition, among other supervisory directives, the Office of Thrift Supervision had imposed a restriction on the amount and type of loans that we could make. This lending restriction, along with the compliance costs we incurred, had an adverse effect on our operations. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operating Strategy.”
We have had to restate our recent financial statements. If, as a public company, we are required to restate our financial statements, our stock price could suffer.
     The financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004, which are included as part of this prospectus, have been restated because of financial reporting errors caused by or related to deficiencies in our internal control and information systems during those time periods. See note 19 of the notes to consolidated financial statements for further information about the restatement. While we believe we have adequately addressed the internal control deficiencies that led to the restatement, we may be required to restate our financial statements in the future. If, as a public company, we are required to restate our financial statements, we may fail to meet our public reporting obligations and investors may lose confidence in our reported financial information, which could cause our stock price to decline.
We will have to upgrade our finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements.
     We will become a public reporting company upon the completion of this offering. The federal securities laws and the regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports, as well as maintain effective disclosure controls and procedures and internal controls over financial reporting, an area in which we have been deficient. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert management’s attention from our operations. Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which will require us to upgrade our accounting systems, which will increase our operating costs.

Our core earnings are weak, which we expect will continue for the foreseeable future.
     Our income (loss) before income tax for the fiscal years 2004, 2005 and 2006 and the six months ended June 30, 2007 was $1.5 million, $9.0 million, $1.0 million and $(109,000) respectively. However, income before income tax for 2005 includes gains of $9.6 million from securities sales and $1.1 million from the sale of restricted assets and income before income tax for 2006 includes the recapture into income of provisions for loan losses of $736,000. Over the same period, our average interest-earning assets have declined from $231.8 million in 2004, to $220.2 million in 2005, to $201.4 million in 2006 and increased slightly to $203.2 million for the six months ended June 30, 2007, primarily due to our emphasis on resolving our operational deficiencies rather than on seeking to grow assets and profitability. Exacerbating the adverse effect on earnings of the decline in interest-earning assets are the fixed costs associated with our branch office network and overhead infrastructure, which is of the size that can support a significantly larger institution. Because of this imbalance, our net interest income is currently insufficient to cover our non-interest expense and we have only been able to report a profit in periods in which we have had significant non-recurring income. In order to achieve consistent profitability, we intend to grow to a sufficient size to offset our expenses. However, we may not be able to successfully do so. In addition,if we open new branch offices, we may not be able to increase our earnings in the short term or within a reasonable period of time, if at all. Building and staffing new branch offices will increase our operating expenses. Numerous factors will affect our ability to open new branch offices, such as our ability to select suitable locations, real estate acquisition costs, competition, interest rates, managerial resources, our ability to hire and retain qualified personnel, the effectiveness of our marketing strategy and our ability to attract deposits. It takes time for a new branch office to generate significant deposits and loan volume to offset expenses, some of which, like salaries and occupancy expense, are relatively fixed costs and we may not be successful in increasing the volume of our loans and deposits by expanding our branch network. Furthermore, we will likely incur additional expenses following this offering from operating as a public company and from the implementation of new equity benefit plans. We may not be successful in significantly improving our earnings capacity in the near future, if at all. For more information on our operating results, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
We have a relatively high level of non-performing assets, which could reduce our income.
     Our non-performing assets consist of non-performing loans and real estate that we own as a result of loan foreclosures. At June 30, 2007, non-performing loans were $1.7 million, or 1.7% of total loans. Our non-performing assets adversely affect our net income because we do not record interest income on non-accrual loans and we have to pay the carrying costs of real estate owned. In addition, the resolution of non-performing assets requires the active involvement of management, which can distract them from more profitable activity. We believe that our allowance for loan losses at June 30, 2007 was adequate at that date. However, we may have to increase our allowance for loan losses through charges to income based on changed circumstances that increase the risk of loss on non-performing loans. Furthermore, if we have to write-off against the allowance for loan losses any charge-offs on non-performing loans, we would likely have to replenish our allowance for loan losses through charges to income. If we incur any losses on the sale of real estate owned, that also would be a charge to income. For more information about our asset quality, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Management.”
Our concentrations in construction loans, including speculative construction loans, nonresidential real estate loans and land loans may expose us to increased credit risk.
     At June 30, 2007, $53.8 million, or 52.4% of our loan portfolio, consisted of construction loans, nonresidential real estate loans and land loans, and $13.9 million, or 67.2% of the construction loan portfolio, consisted of speculative construction loans at that date. Speculative construction loans are loans made to builders who have not identified a buyer for the completed property at the time of loan origination. We intend to continue to emphasize the origination of these loan types. All these loan types generally expose a lender to greater risk of non-payment and loss than one-to-four family mortgage loans because the repayment of such loans often depends on the successful operation or sale of the property and the income stream of the borrowers and such loans typically involve larger balances to a single borrower or groups of related borrowers. In addition, many borrowers of these types of loans have more than one loan outstanding with us so an adverse development with respect to one loan or credit relationship can expose us to significantly greater risk of non-payment and loss. Furthermore, we may need to increase our allowance for loan losses through future charges to income as the portfolio of these types of loans grows, which would hurt our earnings. For more information about the credit risk we face, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Management.”

Rising interest rates may hurt our earnings and asset value.
     Since June 30, 2004, the U.S. Federal Reserve has increased its target for the federal funds rate 17 times in 25 basis point increments, from 1.0% to 5.25%. While short-term interest rates (which we use as a guide to price our deposits) have increased, longer-term interest rates (which we use as a guide to price our loans) have not increased as much. This “flattening” of the yield curve has hurt our interest rate spread and net interest margin, and if short-term interest rates continue to rise, and if rates on our deposits and borrowings continue to reprice upwards faster than the rates on our long-term loans and investments, we would continue to experience compression of our interest rate spread and net interest margin, which would hurt our profitability. An increase in long-term rates could also have an adverse effect on our operating results. Since approximately half of our loan portfolio consists of long-term, fixed-rate loans and our variable rate loans have interest rate ceilings, the yields on our interest-earning assets may not adjust as quickly to an increase in long-term interest rates as our interest-bearing liabilities have adjusted to the increases in short-term rates. Increases in long-term rates may also dampen loan demand, making it more difficult to increase the yield on our loan portfolio through new originations.
     Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of fixed-rate securities fluctuates inversely with changes in interest rates. Unrealized gains and losses on securities available for sale are reported as a separate component of equity, net of tax. Decreases in the fair value of securities available for sale resulting from increases in interest rates could have an adverse effect on stockholders’ equity. In addition, we invest in callable securities that expose us to reinvestment risk, particularly during periods of falling market interest rates when issuers of callable securities tend to call or redeem their securities. Reinvestment risk is the risk that we may have to reinvest the proceeds from called securities at lower rates of return than the rates earned on the called securities. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Management—Interest Rate Risk Management.”
A downturn in the local economy or a decline in real estate values could hurt our profits.
     Substantially all of our loans are secured by real estate in Montgomery County, Tennessee, and the surrounding areas. As a result of this concentration, a downturn in the local economy could significantly increase nonperforming loans, which would hurt our profits. Historically, nearby Fort Campbell, a U.S. Army installation, has played a significant role in the economy of our primary market area. Recent troop deployments to the Middle East have dampened economic activity and we would expect that any future deployments would have a similar effect. Furthermore, in recent periods, real estate values in our primary market area have increased significantly. A decline in real estate values could lead to some of our mortgage loans becoming inadequately collateralized, which would expose us to greater risk of loss. Additionally, a decline in real estate values could hurt our portfolio of construction loans, nonresidential real estate loans, and land loans and could reduce our ability to originate such loans. For a discussion of our primary market area, see “Our Business—Market Area.”
Strong competition within our primary market area could hurt our profits and slow growth.
     We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and attract deposits. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income. Competition also makes it more difficult to grow loans and deposits. At June 30, 2006, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 11.6% of the deposits in Montgomery County, Tennessee. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our primary market area. See “Our Business—Market Area” and “Our Business—Competition” for more information about our primary market area and the competition we face.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.
     We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. First Advantage Bancorp also will be subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and the depositors and borrowers of First Federal Savings Bank rather than for holders of First Advantage Bancorp common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.
Risks Related to this Offering
Our stock price may decline when trading commences.
     If you purchase shares in the offering, you may not be able to sell them at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.
There may be a limited market for our common stock, which may adversely affect our stock price.
     Although we have applied to have our shares of common stock traded on the Nasdaq Global Market, there is no guarantee that the shares will be actively traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.
Additional expenses following the offering from operating as a public company and from new equity benefit plans will adversely affect our profitability.
     Following the offering, our noninterest expenses are likely to increase as a result of the financial accounting, legal and various other additional expenses usually associated with operating as a public company. We also will recognize additional annual employee compensation and benefit expenses stemming from options and shares granted to employees, directors and executives under new benefit plans. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be material. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options generally over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $201,000 at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of these plans, see “Our Management—Benefit Plans.”

Our low return on equity may negatively impact the value of our common stock.
     Return on equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. For the twelve months ended June 30, 2007, our return on equity was 1.27%. Our pro forma return on equity for the same period is estimated to be 1.45%, assuming the sale of shares at the maximum of the offering range. Our publicly traded thrift peers used in the valuation as of August 15, 2007 had an average return on equity of 3.53% for the twelve months ended June 30, 2007. Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly held companies. This goal could take a number of years to achieve, and it may not be attained. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering.
We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.
     We intend to contribute approximately 50% of the net proceeds of the offering to First Federal Savings Bank. First Advantage Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. First Federal Savings Bank may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities and expand its business activities. First Advantage Bancorp and First Federal Savings Bank may also use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans to do so at this time. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.
Issuance of shares for benefit programs may dilute your ownership interest.
     We intend to adopt an equity incentive plan following the offering. If stockholders approve the new equity incentive plan, we intend to issue shares to our officers, employees and directors through this plan. If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 3.8%, assuming awards of common stock equal to 4% of the shares sold in the offering are awarded under the plan. If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 9.1%, assuming stock option grants equal to 10% of the shares sold in the offering are granted under the plan. See “Pro Forma Data” and “Our Management—Benefit Plans.”

A Warning About Forward-Looking Statements
     This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:
•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
     These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:
•	general economic conditions, either nationally or in our primary market area, that are worse than expected;

•	changes in national defense spending and in deployment levels of troops stationed in our primary market area;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative, regulatory or supervisory changes that adversely affect our business;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.
     Any of the forward-looking statements that we make in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Selected Consolidated Financial and Other Data
     The summary consolidated financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-l. The information at December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 is derived in part from the restated audited financial statements of First Federal Savings Bank that appear elsewhere in this prospectus. See Note 19 to the Notes to Consolidated Financial Statements included in this prospectus for further information regarding the restated financial statements. The information at December 31, 2003 and 2002 and the years then ended is derived from financial statements that have been restated to conform to the presentation of the financial statements that are included in this prospectus but that have not been re-audited.
     The selected data at June 30, 2007 and for the six months ended June 30, 2007 and 2006 was not audited, but in the opinion of management, represents all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the six months ended June 30, 2007 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At June 30,	At December 31,
	2007	2006	2005	2004	2003	2002
	(In thousands)
Financial Condition Data:
Total assets	$219,728	$213,419	$220,725	$237,929	$240,167	$251,252
Cash and due from banks	4,088	1,754	2,415	3,096	2,447	2,708
Interest-bearing demand deposits	900	5,631	8,746	36,664	31,877	14,712
Federal funds sold	3,876	9,364	9,000	—	—	—
Investment securities available-for-sale	93,550	83,519	67,866	47,475	55,737	54,643
Loans available-for sale	3,417	1,400	777	837	1,165	2,596
Loans receivable, net	100,489	98,370	120,063	137,046	135,805	164,169
Deposits	184,074	176,609	171,140	182,888	188,551	201,650
Federal Home Loan Bank advances	—	—	12,159	12,204	12,248	12,289
Total equity	32,236	32,889	32,535	34,265	32,661	31,194

	For the Six
	Months Ended
	June 30,		For the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands)
Operating Data:
Interest and dividend income	$6,403	$6,246	$12,406	$12,719	$12,644	$14,562	$16,667
Interest expense	2,934	2,479	5,153	3,979	4,278	5,032	7,228

Net interest income	3,469	3,767	7,253	8,740	8,366	9,530	9,439
Provision (credit) for loan losses	32	37	(736)	91	89	558	2,979

Net interest income after provision (credit) for loan losses	3,437	3,730	7,989	8,649	8,277	8,972	6,460
Non-interest income (1)	1,085	1,252	2,536	12,006	2,268	2,432	2,496
Non-interest expense (2)	4,631	4,648	9,525	11,689	9,018	8,703	9,245

Income (loss) before provision (credit) for income taxes	(109)	334	1,000	8,966	1,527	2,701	(289)
Provision (credit) for income taxes	(83)	144	375	3.426	539	883	(207)

Net income (loss)	$(26)	$190	$625	$5,540	$988	$1,818	$(82)

(1)	In 2005, includes gains on sales of securities of $9.6 million and $1.1 million from the sale of restricted assets.

(2)	In 2005, includes a data processing termination penalty fee of $832,000.

	At or For the Six
	Months Ended
	June 30,				At or For the Year Ended December 31,
	2007		2006		2006		2005		2004		2003		2002
Performance Ratios (1):
Return on average assets	(0.02)%		0.18%		0.29%		2.44%		0.41%		0.74%		(0.03)%
Return on average equity	(0.16)		1.18		1.90		16.71		2.98		5.66		(0.26)
Interest rate spread (2)	2.84		3.20		3.04		3.53		3.21		3.59		3.45
Net interest margin (3)	3.44		3.73		3.60		3.97		3.61		4.04		4.15
Other expenses to average assets	4.36		4.40		4.49		5.15		3.72		3.55		3.69
Efficiency ratio (4)	101.69		92.61		97.30		56.34		84.80		72.76		77.46
Average interest-earning assets to average interest-bearing liabilities	1.21	x	1.22	x	1.22	x	1.25	x	1.22	x	1.21	x	1.22	x
Average equity to average assets	15.14%		15.25%		15.48%		14.61%		13.71%		13.08%		12.57%

Capital Ratios:
Tangible capital	14.67%		14.71%		15.18%		13.87%		11.33%		10.97%		9.70%
Core capital	14.67		14.71		15.18		13.87		11.33		10.97		9.70
Total risk-based capital	25.51		26.61		28.02		23.91		16.49		15.87		13.44

Asset Quality Ratios:
Allowance for loan losses as a percent of nonperforming loans	113.64%		85.28%		46.88%		110.66%		128.69%		113.07%		171.01%
Net charge-offs to average outstanding loans during the period	0.05		0.26		0.36		0.09		0.06		1.41		0.31
Non-performing loans as a percent of total loans	1.72		3.15		4.29		2.31		1.76		2.02		1.66
Non-performing assets as a percent of total assets	0.80		1.70		2.47		1.53		2.37		2.59		2.16

Other Data:
Number of offices (5)	5		5		5		5		6		6		6
Number of deposit accounts	12,112		12,367		13,247		12,848		13,653		14,439		15,033
Number of loans	1,512		1,662		1,565		1,590		2,118		2,380		2,785

(1)	Performance ratios for the six months ended June 30, 2007 and June 30, 2006 are annualized.

(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.

(3)	Represents net interest income as a percent of average interest-earning assets.

(4)	Represents other expenses divided by the sum of net interest income and other income.

(5)	Includes a limited service office with drive-thru and ATM services only.

Use of Proceeds
     The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at First Federal Savings Bank will reduce deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

							15% Above
	Minimum of		Midpoint of		Maximum of		Maximum
	Offering Range		Offering Range		Offering Range		of Offering Range
	4,080,000	Percent	4,800,000	Percent	5,520,000	Percent	6,348,000	Percent
	Shares at	of	Shares at	of	Shares at	of	Shares at	of
	$10.00	Net	$10.00	Net	$10.00	Net	$10.00	Net
	Per Share	Proceeds	Per Share	Proceeds	Per Share	Proceeds	Per Share	Proceeds
	(Dollars in thousands)
Offering proceeds	$40,800	103.6%	$48,000	102.9%	$55,200	102.6%	$63,480	102.4%
Less: offering expenses	1,328	3.6	1,394	2.9	1,460	2.6	1,537	2.4

Net offering proceeds	39,472	100.0	46,606	100.0	53,740	100.0	61,943	100.0

Less:
Proceeds contributed to First Federal
Savings
Bank	19,736	50.0	23,303	50.0	26,870	50.0	30,971	50.0
Proceeds used for loan to employee stock ownership plan	3,264	8.2	3,840	8.2	4,416	8.2	5,078	8.2

Proceeds remaining for First Advantage Bancorp(1)	$16,472	41.8%	$19,463	41.8%	$22,454	41.8%	$25,893	41.8%

(1)	Following the completion of the stock offering and in accordance with applicable regulations, First Advantage Bancorp may purchase shares of its common stock in the open market in order to grant awards of restricted stock under its proposed equity incentive plan. Assuming a market price of $10.00 per share at the time of purchase, the cost of acquiring the shares would be approximately $1.6 million (163,200 shares) at the minimum of the offering range, $1.9 million (192,000 shares) at the midpoint of the offering range, and $2.2 million (220,800 shares) at the maximum of the offering range and $2.5 million (253,920 shares) at 15% above the maximum of the offering range. See “Pro forma Data” and “Our Management — Benefit Plans — Nonqualified Deferred Compensation — Future Equity Incentive Plan.''
     First Advantage Bancorp intends to invest the proceeds it retains from the offering initially in short-term, liquid investments. Over time, First Advantage Bancorp may use the proceeds it retains from the offering:
•	to invest in securities;

•	to pay dividends to stockholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking, although we currently have no definitive plans or commitments regarding potential acquisition opportunities; and

•	for general corporate purposes.
     Under current Office of Thrift Supervision regulations, First Advantage Bancorp may not repurchase shares of its common stock during the first year following the offering, except to fund shareholder-approved equity benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.
     First Federal Savings Bank may use the proceeds that it receives from the offering, which is shown in the table above as the amount contributed to First Federal Savings Bank:
•	to fund new loans;

•	to invest in securities;

•	to finance the possible expansion of its business activities through the establishment of new branch offices and/or the acquisition of other financial institutions or financial services companies, although we currently have no definitive plans or commitments regarding potential expansion or acquisition opportunities; and

•	for general corporate purposes.

     We may need regulatory approvals to engage in some of the activities listed above.
     Except as described above, neither First Advantage Bancorp nor First Federal Savings Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see “The Conversion and Stock Offering—Reasons for the Conversion.”

Our Dividend Policy
     We have not yet determined whether we will pay a dividend on our common stock. Following the offering, our board of directors will consider adopting a policy of paying regular cash dividends. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.
     The board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards, and economic conditions. We will also consider the regulatory restrictions that affect the payment of dividends by First Federal Savings Bank to us, discussed below.
     First Advantage Bancorp is subject to Tennessee law, which generally permits First Advantage Bancorp to pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if First Advantage Bancorp is also dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference upon dissolution.
     First Advantage Bancorp will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. However, our ability to pay dividends may depend, in part, upon dividends we receive from First Federal Savings Bank because we initially will have no source of income other than dividends from First Federal Savings Bank and earnings from the investment of the net proceeds from the offering that we retain. Office of Thrift Supervision regulations limit dividends and other distributions from First Federal Savings Bank to us. First Federal Savings Bank may not declare or pay a cash dividend on its capital stock if its effect would be to reduce the regulatory capital of First Federal Savings Bank below the amount required for the liquidation account to be established as required by First Federal Savings Bank’s plan of conversion. In addition, First Advantage Bancorp may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the offering. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Regulation and Supervision—Regulation of Federal Savings Associations—Limitation on Capital Distributions” and “The Conversion—Effects of Conversion to Stock Form—Liquidation Account.”
     Any payment of dividends by First Federal Savings Bank to us that would be deemed to be drawn out of First Federal Savings Bank’s bad debt reserves would require First Federal Savings Bank to pay federal income taxes at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note 11 of the notes to consolidated financial statements included in this prospectus. First Advantage Bancorp does not contemplate any distribution by First Federal Savings Bank that would result in this type of tax liability.

Market for the Common Stock
     We have not previously issued common stock and there is currently no established market for the common stock. Upon completion of the offering, we expect that our shares of common stock will trade on the Nasdaq Global Market under the symbol “FABK.” We cannot assure you that our common stock will be approved for listing. Keefe, Bruyette & Woods, Inc. intends to become a market maker in our common stock following the offering, but it is under no obligation to do so. Keefe, Bruyette & Woods, Inc. also will assist us, if needed, in obtaining other market makers after the offering. We will try to obtain at least three market makers for our stock, but we cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.
     The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there may be a limited trading market in the common stock.

Capitalization
     The following table presents the historical capitalization of First Federal Savings Bank at June 30, 2007 and the capitalization of First Advantage Bancorp reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the proposed equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We are offering our common stock on a best efforts basis. We must sell a minimum of 4,080,000 shares to complete the offering.

		Pro Forma
		Capitalization Based Upon the Sale of
		4,080,000	4,800,000	5,520,000	6,348,000
	Capitalization	Shares at	Shares at	Shares at	Shares at
	as of	$10.00	$10.00	$10.00	$10.00
	June 30, 2007	Per Share	Per Share	Per Share	Per Share
	(Dollars in thousands, except per share amounts)
Deposits (1)	$184,074	$184,074	$184,074	$184,074	$184,074
Borrowings	—	—	—	—	—

Total deposits and borrowed funds	$184,074	$184,074	$184,074	$184,074	$184,074

Stockholders’ equity:
Preferred stock:
10,000,000 shares, $0.01 par value per share, authorized; none issued or outstanding	$—	$—	$—	$—	$—

Common stock:
50,000,000 shares, $0.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)	—	41	48	55	63

Additional paid-in capital	—	39,431	46,558	53,685	61,880
Retained earnings (3)	32,459	32,459	32,459	32,459	32,459
Accumulated other comprehensive income	(223)	(223)	(223)	(223)	(223)
Less:
Common stock acquired by employee stock ownership plan (4)	—	3,264	3,840	4,416	5,078
Common stock to be acquired by equity incentive plan (5)	—	1,632	1,920	2,208	2,539

Total stockholders’ equity	$32,236	$66,812	$73,082	$79,352	$86,562

Stockholders’ equity to assets (1)	14.67%	26.27%	28.05%	29.74%	31.59%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits and assets by the amounts of the withdrawals.

(2)	Reflects total issued and outstanding shares of 4,080,000, 4,800,000, 5,520,000 and 6,348,000 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.

(3)	Retained earnings are restricted by applicable regulatory capital requirements.

(4)	Assumes that 8% of the common stock sold in the offering will be acquired by the employee stock ownership plan in the offering with funds borrowed from First Advantage Bancorp. Under generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital and a liability to the ESOP. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with related tax benefit, and a reduction in the charge against capital will occur in the amount of the compensation expense recognized. Since the funds are borrowed from First Advantage Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the financial statements of First Federal Savings Bank. The loan will be repaid principally through First Federal Savings Bank’s contributions to the employee stock ownership plan and dividends payable on common stock held by the plan over the anticipated 20 year term of the loan. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(5)	Assumes the purchase in the open market at $10.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 4% of the shares of common stock sold in the offering. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to stockholders for approval at a meeting following the offering. See “Risk Factors—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans—Future Equity Incentive Plan.”

Regulatory Capital Compliance
     At June 30, 2007, First Federal Savings Bank exceeded all regulatory capital requirements. The following table presents First Federal Savings Bank’s capital position relative to its regulatory capital requirements at June 30, 2007, on a historical and a pro forma basis. The table reflects receipt by First Federal Savings Bank of 50% of the net proceeds of the offering. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to First Federal Savings Bank, see “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements.”

			Pro Forma at March 31, 2007
									15% Above
			Minimum of		Midpoint of		Maximum of		Maximum of
			Offering Range		Offering Range		Offering Range		Offering Range
			4,080,000 Shares		4,800,000 Shares		5,520,000 Shares		6,348,000 Shares
	Historical at		at $10.00 Per		at $10.00 Per		at $10.00 Per		at $10.00 Per
	March 31, 2007		Share		Share		Share		Share
		Percent		Percent		Percent		Percent		Percent
		of		of		of		of		of
	Amount	Amount (1)	Amount	Assets	Amount	Assets	Amount	Assets	Amount	Assets
	(Dollars in thousands)
Total capital under generally accepted accounting principles	$32,236	14.7%	$48,708	20.3%	$51,699	21.3%	$54,690	22.2%	$58,129	23.2%

Tangible Capital:
Capital level (2)	32,259	14.7%	$48,731	20.3%	$51,722	21.3%	$54,713	22.2%	$58,152	23.2%
Requirement	3,299	1.5	3,595	1.5	3,648	1.5	3,702	1.5	3,763	1.5

Excess	$28,960	13.2%	$45,136	18.8%	$48,074	19.8%	$51,011	20.7%	$54,389	21.7%

Core Capital:
Capital level (2)	$32,259	14.7%	$48,731	20.3%	$51,722	21.3%	$54,713	22.2%	$58,152	23.2%
Requirement	8,796	4.0	9,586	4.0	9,728	4.0	9,871	4.0	10,035	4.0

Excess	$23,463	10.7%	$39,145	16.3%	$41,994	17.3%	$44,842	18.2%	$48,117	19.2%

Tier 1 Risk-Based
Capital level	$32,259	24.8%	$48,731	36.4%	$51,722	38.4%	$54,713	40.4%	$58,152	42.7%
Requirement	5,200	4.0	5,357	4.0	5,386	4.0	5,415	4.0	5,447	4.0

Excess	$27,059	20.8%	$43,374	32.4%	$46,336	34.4%	$49,298	36.4%	$52,705	38.7%

Total Risk-Based Capital:
Total risk-based capital (3)	$33,164	25.5%	$49,636	37.1%	$52,627	39.1%	$55,618	41.1%	$59,057	43.4%
Requirement	10,400	8.0	10,715	8.0	10,772	8.0	10,829	8.0	10,895	8.0

Excess	$22,764	17.5%	$38,921	29.1%	$41,855	31.1%	$44,789	33.1%	$48,162	35.4%

Reconciliation of capital infusion to First Federal Savings Bank:
Proceeds to First Federal Savings Bank			$19,736		23,303		26,870		30,972
Less stock acquired by ESOP			3,264		3,840		4,416		5,078

Pro forma increase in GAAP and regulatory capital			$16,472		$19,463		$22,454		$25,894

(1)	Tangible capital and core capital levels are shown as a percentage of adjusted total assets of $219.9 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $130.0 million.

(2)	A portion of the net unrealized losses on available-for-sale securities and an investment in a non-includable subsidiary account for the difference between capital calculated under generally accepted accounting principles and each of tangible capital and core capital. See note 13 of the notes to consolidated financial statements and “Our Business – Subsidiaries.”

(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

Pro Forma Data
     The following tables show information about our net income and stockholders’ equity reflecting the sale of common stock in the offering. The information provided illustrates our pro forma net income and stockholders’ equity based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions:
•	All shares of stock will be sold in the subscription and community offerings;

•	Our employee stock ownership plan will purchase a number of shares equal to 8% of the shares sold in the offering with a loan from First Advantage Bancorp that will be repaid in equal installments over 20 years;

•	Keefe, Bruyette & Woods, Inc. will receive a fee equal to 1.0% of the aggregate purchase price of the shares sold in the offering, except that no fee will be paid with respect to shares purchased by the employee stock ownership plan or by our officers, directors and employees and members of their immediate families; and

•	Total expenses of the offering, excluding fees paid to Keefe, Bruyette & Woods, Inc. will be approximately $1.0 million
     Actual expenses may vary from this estimate, and the amount of fees paid to Keefe, Bruyette & Woods, Inc. (and potentially broker-dealers) will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares, and other factors.
     Pro forma net income for the six months ended June 30, 2007 and the year ended December 31, 2006 has been calculated as if the offering were completed at the beginning of the period, and the net proceeds had been invested at 4.96% for the six months ended June 30, 2007 and 5.06% for the year ended December 31, 2006, which represents the one-year treasury rate at each date. We believe that the one-year treasury rate represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Office of Thrift Supervision regulations.
     A pro forma after-tax return of 3.03% is used for the six months ended June 30, 2007 and a pro forma after-tax return of 3.09% is used for the year ended December 31, 2006, after giving effect to a combined federal and state income tax rate of 39.0% for each period. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.
     When reviewing the following tables you should consider the following:
•	The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if Keller & Company increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations or changes in market conditions after the offering begins. See “The Conversion and Stock Offering—How We Determined the Offering Range and the $10.00 Purchase Price.”

•	Since funds on deposit at First Federal Savings Bank may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.

•	Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•	Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Pro forma tangible stockholders’ equity excludes intangible assets. Book value amounts do not represent fair market values or amounts available for distribution to stockholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of First Federal Savings Bank’s special bad debt reserves for income tax purposes or give effect to the liquidation account in the event of liquidation, which would be required in the unlikely event of liquidation. See “Federal and State Taxation” and “The Conversion and Stock Offering – Effects of Conversion to Stock Form – Liquidation Account.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock.
     The following pro forma data may not represent the actual financial effects of the offering or our operating results after the offering. The pro forma data relies exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data does not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to stockholders if we are liquidated after the offering.
     We are offering our common stock on a best efforts basis. We must sell a minimum of 4,930,000 shares to complete the offering.

Six Months Ended June 30, 2007
15% Above
Midpoint	Maximum	Maximum
Minimum of	of	of	of
Offering	Offering	Offering	Offering
Range	Range	Range	Range
4,080,000	4,800,000	5,520,000	6,348,000
Shares	Shares	Shares	Shares
at $10.00	at $10.00	At $10.00	at $10.00
Per Share	Per Share	Per Share	Per Share
(Dollars in thousands, except per share amounts)
Gross proceeds	$40,800	$48,000	$55,200	$63,480
Less: estimated expenses	(1,328)	(1,394)	(1,460)	(1,537)

Estimated net proceeds	39,472	46,606	53,740	61,943
Less: common stock acquired by employee stock ownership plan (1)	(3,264)	(3,840)	(4,416)	(5,078)
Less: common stock to be acquired by equity incentive plan (2)	(1,632)	(1,920)	(2,208)	(2,539)

Net investable proceeds	$34,576	$40,846	$47,116	$54,326

Pro Forma Net Income:

Pro forma net income (4):
Historical	$(26)	$(26)	$(26)	$(26)
Pro forma income on net investable proceeds	523	618	713	822
Less: pro forma employee stock ownership plan adjustments (1)	(50)	(59)	(67)	(77)
Less: pro forma restricted stock award expense (2)	(100)	(117)	(135)	(155)
Less: pro forma stock option expense (3)	(95)	(112)	(129)	(148)

Pro forma net income (loss)	$252	$304	$356	$195

Pro forma net income (loss) per share (4):
Historical	$(0.01)	$(0.01)	$(0.01)	$(0.00)
Pro forma income on net investable proceeds	0.14	0.14	0.14	0.14
Less: pro forma employee stock ownership plan adjustments (1)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock award expense (2)	(0.03)	(0.03)	(0.03)	(0.03)
Less: pro forma stock option expense (4)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income (loss) per share	$0.06	$0.06	$0.06	$0.07

Offering price as a multiple of pro forma net income per share (annualized)	83.33	x	83.33	x	83.33	x	71.43	x

Number of shares used to calculate pro forma net income per share (4)	3,761,760	4,425,600	5,089,440	5,852,856

Pro Forma Stockholders’ Equity:

Pro forma stockholders’ equity (book value) (4):
Historical	$32,236	$32,236	$32,236	$32,236
Estimated net proceeds	39,472	46,606	53,740	61,943
Less: common stock acquired by employee stock ownership plan (1)	(3,264)	(3,840)	(4,416)	(5,078)
Less: common stock to be acquired by equity incentive plan (2)	(1,632)	(1,920)	(2,208)	(2,539)

Pro forma stockholders’ equity	$66,812	$73,082	$79,352	$86,562

Pro forma stockholders’ equity per share (4):
Historical	$7.90	$6.72	$5.84	$5.08
Estimated net proceeds	9.67	9.71	9.74	9.76
Less: common stock acquired by employee stock ownership plan (1)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock to be acquired by equity incentive plan (2)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share	$16.37	$15.23	$14.38	$13.64

Offering price as a percentage of pro forma stockholders’ equity per share	61.09%	65.66%	69.54%	73.31%

Number of shares used to calculate pro forma stockholders’ equity per share (4)	4,080,000	4,800,000	5,520,000	6,348,000
(footnotes on page 32)

Year Ended December 31, 2006
15% Above
Midpoint	Maximum	Maximum
Minimum of	of	of	of
Offering	Offering	Offering	Offering
Range	Range	Range	Range
4,080,000	4,800,000	5,520,000	6,348,000
Shares	Shares	Shares	Shares
at $10.00	at $10.00	at $10.00	at $10.00
Per Share	Per Share	Per Share	Per Share
(Dollars in thousands, except per share amounts)
Gross proceeds	$40,800	$48,000	$55,200	$63,480
Less: estimated expenses	(1,328)	(1,394)	(1,460)	(1,537)

Estimated net proceeds	39,472	46,606	53,740	61,943
Less: common stock acquired by employee stock ownership plan (1)	(3,264)	(3,840)	(4,416)	(5,078)
Less: common stock to be acquired by equity incentive plan (2)	(1,632)	(1,920)	(2,208)	(2,539)

Net investable proceeds	$34,576	$40,846	$47,116	$54,326

Pro Forma Net Income:

Pro forma net income (loss) (4):
Historical	$625	$625	$625	$625
Pro forma income on net investable proceeds	1,067	1,261	1,454	1,677
Less: pro forma employee stock ownership plan adjustments (1)	(100)	(117)	(135)	(155)
Less: pro forma restricted stock award expense (2)	(199)	(234)	(269)	(310)
Less: pro forma stock option expense (3)	(190)	(224)	(257)	(296)

Pro forma net income (loss)	$1,203	$1,311	$1,418	$1,541

Pro forma net income (loss) per share (4):
Historical	$0.17	$0.14	$0.12	$0.11
Pro forma income on net investable proceeds	0.28	0.28	0.29	0.29
Less: pro forma employee stock ownership plan adjustments (1)	(0.03)	(0.03)	(0.03)	(0.03)
Less: pro forma restricted stock award expense (2)	(0.05)	(0.05)	(0.05)	(0.05)
Less: pro forma stock option expense (4)	(0.05)	(0.05)	(0.05)	(0.05)

Pro forma net income (loss) per share	$0.32	$0.29	$0.28	$0.27

Offering price as a multiple of pro forma net income per share	31.25	x	34.48	x	35.71	x	37.04	x

Number of shares used to calculate pro forma net income per share (4)	3,769,920	4,435,200	5,100,480	5,865,552

Pro Forma Stockholders’ Equity:

Pro forma stockholders’ equity (book value) (4):
Historical	$32,889	$32,889	$32,889	$32,889
Estimated net proceeds	39,472	46,606	53,740	61,943
Less: common stock acquired by employee stock ownership plan (1)	(3,264)	(3,840)	(4,416)	(5,078)
Less: common stock to be acquired by equity incentive plan (2)	(1,632)	(1,920)	(2,208)	(2,539)

Pro forma stockholders’ equity	$67,465	$73,735	$80,005	$87,215

Pro forma stockholders’ equity per share (4):
Historical	$8.06	$6.85	$5.96	$5.18
Estimated net proceeds	9.67	9.71	9.74	9.76
Less: common stock acquired by employee stock ownership plan (1)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock to be acquired by equity incentive plan (2)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share	$16.53	$15.36	$14.50	$13.74

Offering price as a percentage of pro forma stockholders’ equity per share	60.50%	65.10%	68.97%	72.78%

Number of shares used to calculate pro forma stockholders’ equity per share (4)	4,080,000	4,800,000	5,520,000	6,348,000
(footnotes on following page)

(1)	Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 8% of the shares sold in the offering (326,400, 384,000, 441,600 and 507,840 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the net offering proceeds retained by First Advantage Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 7.75%, and a term of 20 years. First Federal Savings Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that First Advantage Bancorp will earn on the loan will offset a portion of the compensation expense recorded by First Federal Savings Bank as it contributes to the ESOP. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon the market value of shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/20 of the total, based on a 20-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(2)	Assumes that First Advantage Bancorp will purchase in the open market a number of shares of stock equal to 4% of the shares sold in the offering (163,200, 192,000, 220,800 and 253,920 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under an equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at First Advantage Bancorp or with dividends paid to First Advantage Bancorp by First Federal Savings Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 3.8%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of First Advantage Bancorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 39.0%. If the fair market value per share is greater than $10.00 per share on the data shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(3)	The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the equity incentive plan to be adopted following the offering. If the equity incentive plan is approved by stockholders, a number of shares equal to 10% of the number of shares sold in the offering (408,000, 480,000, 552,000 and 634,800 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively) will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $3.82 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 8.1%; and risk-free interest rate, 4.77%. Because there currently is no market for First Advantage Bancorp common stock, the assumed expected volatility is based on the SNL Index for all publicly-traded thrifts. The dividend yield is assumed to be 0% because there is no history of dividend payments and the board of directors has not expressed an intention to commence dividend payments upon completion of the offering. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded was an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate was 39.0%. If the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. First Advantage Bancorp may use a valuation technique other than the Black-Scholes option-pricing formula and that technique may produce a different value. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 9.1%.

(4)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the offering, less the number of shares purchased by the employee stock ownership plan not committed to be released within three months or one year following the offering. The number of shares used to calculate pro forma stockholders’ equity per share equals the total number of shares to be outstanding upon completion of the offering.

Our Business
General
     First Advantage Bancorp, a Tennessee corporation, was incorporated in June 2007 to become the holding company for First Federal Savings Bank upon completion of the conversion. Before the completion of the conversion, First Advantage Bancorp has not engaged in any significant activities other than those of an organizational nature. Following completion of the conversion, First Advantage Bancorp’s business activity will be the ownership of the outstanding capital stock of First Federal Savings Bank. First Advantage Bancorp will not own or lease any property but instead use the premises, equipment and other property of First Federal Savings Bank with the payment of appropriate rental fees, as required by applicable law and regulations, under the terms of an expense allocation agreement. In the future, First Advantage Bancorp may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.
     Founded in 1953, First Federal Savings Bank is a federally chartered savings bank headquartered in Clarksville, Tennessee. We operate as a community-oriented financial institution offering traditional financial services to consumers and businesses in our primary market area. We attract deposits from the general public and use those funds to originate one-to-four family mortgage loans, nonresidential real estate loans, construction loans (including speculative construction loans) and land loans, and, to a lesser extent, multi-family loans, commercial business loans and consumer loans.
     Our website address is www.firstfederalsb.com. Information on our website should not be considered a part of this prospectus.
Market Area
     We consider Montgomery County, Tennessee and the surrounding areas to be our primary market area. According to published statistics, the current population of Montgomery County is approximately 157,000 and is expected to grow 2.3% annually through 2011 and, by 2011, the median household income and per capita income in Montgomery County are projected to increase annually by 3.3% and 3.9%, respectively. The top employment sectors in the county are currently the services industry, wholesale/retail trade and government and manufacturing, which are likely to continue to be supported by the projected growth in population and median household income.
     The economy of Montgomery County is significantly influenced by nearby Fort Campbell, a U.S. Army installation, and Austin Peay State University, one of the county’s top employers and the fastest growing university in Tennessee, with an enrollment of approximately 8,800 students, and by the county’s proximity to Nashville, Tennessee. A growing number of young military retirees from Fort Campbell and the expanding Austin Peay State University community, as well as an increased number of commuters to the Nashville metropolitan area, have created a housing demand that currently supports lending activities in our primary market area and that is expected to increase over the next five years given the projected population growth for Montgomery County.
Competition
     We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the several financial institutions operating in our primary market area and from other financial service companies such as securities and mortgage brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2006, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 11.6% of the FDIC-insured deposits in Montgomery County, Tennessee. This data does not reflect deposits held by credit unions with which we also compete. In addition, banks owned by large national and regional holding companies and other community-based banks also operate in our primary market area. Some of these institutions are larger than us and, therefore, may have greater resources.

     Our competition for loans comes primarily from financial institutions in our primary market area and from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market, such as credit unions, insurance companies, securities companies and specialty finance companies.
     We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet, and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law now permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.
Lending Activities
     General. The largest segment of our loan portfolio is real estate mortgage loans, primarily one-to-four family residential loans and nonresidential real estate loans. The other significant segments of our loan portfolio are construction loans, primarily one-to-four family construction loans (including speculative construction loans), multi-family loans and land loans. To a lesser degree, we also originate commercial business loans and consumer loans. We originate loans for investment purposes, although we generally sell our residential loans into the secondary market with servicing released.
     We intend to continue to emphasize residential lending while concentrating on ways to expand our consumer/retail banking capabilities and our commercial banking services with a focus on serving small businesses and emphasizing relationship banking in our primary market area.
     One-to-Four Family Residential Loans. Our origination of residential mortgage loans enables borrowers to purchase or refinance existing homes located in Montgomery County, Tennessee, and the surrounding areas.
     Our residential lending policies and procedures conform to the secondary market guidelines as we generally sell qualifying fixed-rate loans into the secondary market. We generally offer fixed-rate mortgage loans with terms of 10 to 30 years. To a lesser extent, we also offer adjustable-rate mortgage loans. Borrower demand for adjustable-rate loans compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans as compared to an initially discounted interest rate and loan fees for multi-year adjustable-rate mortgages. The relative amount of fixed-rate mortgage loans and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees, interest rates and other provisions of mortgage loans are determined by us based on our own pricing criteria and competitive market conditions.
     Interest rates and payments on our adjustable-rate mortgage loans generally adjust annually after an initial fixed period that typically ranges from one to three years. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate typically equal to a percentage above the one year U.S. Treasury index. The maximum amount by which the interest rate may be increased or decreased is generally two percentage points per adjustment period and the lifetime interest rate cap is generally six percentage points over the initial interest rate of the loan. We sell with servicing released substantially all one-to-four family loans we originate.
     While one-to-four family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans on a regular basis. We do not offer loans with negative amortization and generally do not offer interest-only loans.

     We generally do not make conventional loans with loan-to-value ratios exceeding 95%. Loans with loan-to-value ratios in excess of 80% generally require private mortgage insurance. We generally require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We generally require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance is required for loans on properties located in a flood zone.
     Nonresidential Real Estate Loans. We offer fixed- and adjustable-rate mortgage loans secured by nonresidential real estate. Our nonresidential real estate loans are generally secured by small to moderately-sized office, retail and industrial properties located in our primary market area and are typically made to small business owners and professionals such as developers, physicians, attorneys and accountants.
     We originate a variety of fixed- and adjustable-rate nonresidential real estate loans, generally for terms of one to seven years and with payments based on an amortization schedule of 15 to 20 years. Our adjustable-rate loans generally adjust based on the prime lending rate every three to five years. Loans are secured by first mortgages, generally are originated with a maximum loan-to-value ratio of 80% and generally require specified debt service coverage ratios depending on the characteristics of the project. Rates and other terms on such loans generally depend on our assessment of credit risk after considering such factors as the borrower’s financial condition and credit history, loan-to-value ratio, debt service coverage ratio and other factors.
     At June 30, 2007, our largest nonresidential real estate loan had an outstanding balance of $2.3 million. This loan, which was originated in February 2001 and is secured by a bowling alley, was performing in accordance with its original terms at June 30, 2007.
     Construction Loans. We originate construction loans for one-to-four family homes and commercial, multi-family and other nonresidential purposes. Interest rates on these loans are generally tied to the prime lending rate. We generally may finance up to 75% to 80% of the appraised value of the completed property. We also offer construction loans for the financing of pre-sold homes, which may convert into permanent loans at the end of the construction period. We generally require a maximum loan-to-value ratio of 80% for construction loans on owner occupied homes. We generally disburse funds on a percentage-of-completion basis following an inspection by a third party inspector. At June 30, 2007, our largest non-speculative construction loan commitment was for $4.0 million, none of which was outstanding. This loan commitment, which was originated in March 2007, is made to a local church for a facilities expansion. The church has executed a negative pledge agreement under which the church has warranted that its assets are unencumbered, that it will not sell any real property during the life of the credit facility, and that it will not allow any deeds of trust or materialman's liens to be placed on any of the church’s property. At June 30, 2007, our largest outstanding balance under a non-speculative construction loan commitment was $1.6 million. This loan commitment, originated in January 2007 in the amount of $1.7 million, is secured by an office building and was performing in accordance with its original terms at June 30, 2007.
     We also originate speculative construction loans to builders who have not identified a buyer for the completed property at the time of origination. At June 30, 2007, we had approved commitments for speculative construction loans of $20.4 million, of which $13.9 million was outstanding. We require a maximum loan-to-value ratio of 80% for speculative construction loans. We believe we have implemented strict underwriting requirements for speculative construction loans to help ensure that loans are made to a limited group of reputable, financially sound builders and for feasible projects having an adequate demand to facilitate the sale of the properties within an acceptable period of time. Each month we monitor the total number of speculative units under construction, the number of units with each builder, and the number of units within each subdivision. At June 30, 2007, our largest speculative construction loan commitment to a single builder was for $1.4 million, of which $426,000 was outstanding. These loans were originated in March 2007 and are secured by first mortgages on 15 single family residences under construction and the underlying lots. These loans were performing in accordance with their original terms at June 30, 2007.
     Land Loans. We originate loans to developers for the purpose of developing vacant land in our primary market area, typically for residential subdivisions. Land loans are generally interest-only loans for a term of up to three years, with repayment resulting from the sale of the improved property. At June 30, 2007, our largest land loan had an outstanding balance of $997,000. This loan, which was originated in July 2006 and is secured by 120 residential lots, was performing in accordance with its original terms at June 30, 2007.
     Multi-Family Real Estate Loans. We offer multi-family mortgage loans that are generally secured by apartment buildings in our primary market area. We originate a variety of fixed- and adjustable-rate multi-family real estate loans, generally for terms of one to seven years and with payments based on an amortization schedule of 15 to 25 years. Our adjustable-rate loans generally adjust based on the prime lending rate every three to five years. Loans are secured by first mortgages and generally are originated with a maximum loan-to-value ratio of 80% and generally require specified debt service coverage ratios depending on the characteristics of the project. Rates and other terms on such loans generally depend on our assessment of the credit risk after considering such factors as the borrower’s financial condition and credit history, loan-to-value ratio, debt service coverage ratio and other factors.

     Consumer Loans. Although we offer a variety of consumer loans, our consumer loan portfolio consists primarily of home equity loans, both fixed-rate amortizing term loans and variable rate lines of credit. Consumer loans typically have shorter maturities and higher interest rates than traditional one-to-four family lending. When combined with a first mortgage loan, we will typically make home equity loans up to a loan-to-value ratio of 90%. The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.
     Commercial Business Loans. We typically offer commercial business loans to small businesses located in our primary market area. Commercial business loans are generally secured by equipment, inventory or accounts receivable of the borrower. Key loan terms vary depending on the collateral, the borrower’s financial condition, credit history and other relevant factors, and personal guarantees are typically required as part of the loan commitment.
Loan Underwriting Risks.
     Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, an increased monthly mortgage payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.
     Multi-Family and Nonresidential Real Estate Loans. Loans secured by multi-family and nonresidential real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and nonresidential real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject, to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on multi-family and nonresidential real estate loans. In reaching a decision on whether to make a multi-family or nonresidential real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability, and the value of the underlying property. An environmental survey or environmental risk insurance is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.
     Construction and Land Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a building having a value which is insufficient to assure full repayment if liquidation is required. If we are forced to foreclose on a building before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs. In addition, speculative construction loans, which are loans made to home builders who, at the time of loan origination, have not yet secured an end buyer for the home under construction, typically carry higher risks than those associated with traditional construction loans. These increased risks arise because of the risk that there will be inadequate demand to ensure the sale of the property within an acceptable time. As a result, in addition to the risks associated with traditional construction loans, speculative construction loans carry the added risk that the builder will have to pay the property taxes and other carrying costs of the property until an end buyer is found. Land loans have substantially similar risks to speculative construction loans.

     Consumer Loans. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are secured by assets that depreciate rapidly, such as motor vehicles. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.
     Commercial Business Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.
     Loan Originations, Sales and Purchases. Loan originations come from a number of sources. The primary sources of loan originations are existing customers, walk-in traffic, advertising and referrals from customers. Occasionally, we sell loans that we have originated. Our decision to sell loans is based on prevailing market interest rate conditions, interest rate management and liquidity needs. We sold $17.4 million, $26.4 million, $28.6 million and $27.0 million of loans in the six months ended June 30, 2007 and in the years ended December 31, 2006, 2005 and 2004, respectively. We have not historically purchased whole loans to supplement our lending portfolio. Occasionally, we have purchased participation interests in nonresidential mortgage loans.
     Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our board of directors and management. The Chief Executive Officer, President, Chief Credit Officer, Chief Lending Officer and Senior Vice President-Lending are authorized to approve loans up to $500,000 with any two of the five required to approve loans with an aggregate indebtedness limitation for the borrower of $500,000. Loans between $500,000 and $1 million require three of the five to approve loans with an aggregate debt limitation of $1 million. Loans between $1 million and $2 million require approval of the management loan committee with an aggregate debt limitation of $2 million. Loans which, in aggregate, are in excess of $2 million up to the loans to one borrower limit as set by the board of directors must be approved by a majority of the executive committee of the board of directors. Currently, our aggregate debt limitation is equal to the loans to one borrower limit as defined by the Office of Thrift Supervision. Should the board determine to lower the loans to one borrower limit below the Office of Thrift Supervision regulatory requirement, then a majority of the board of directors would be required to approve a credit extension which, in aggregate, exceeds the internal limit up to an amount not to exceed the Office of Thrift Supervision loans to one borrower limitation.
     Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited, by regulation, to generally 15% of our stated capital and reserves. At June 30, 2007, our regulatory limit on loans to one borrower was $5.2 million. At that date, our largest lending relationship was $4.1 million which was comprised of permanent mortgage loans, letters of credit and speculative construction loans. At June 30, 2007, our largest outstanding loan balance to one borrower was $3.4 million. This loan was performing according to the original terms at June 30, 2007.

     Loan Commitments. We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 30 to 45 days. See note 18 to notes to consolidated financial statements appearing elsewhere in this prospectus.
Investment Activities
     We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various government-sponsored agencies and of state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in other permissible securities. As a member of the Federal Home Loan Bank of Cincinnati, we also are required to maintain an investment in Federal Home Loan Bank of Cincinnati stock.
     At June 30, 2007, our investment portfolio consisted primarily of U.S. government and agency securities, including securities issued by government sponsored enterprises, municipal and other bonds, corporate debt securities and mortgage-backed securities, including collateralized mortgage obligations.
     We invest in callable securities. Our callable securities, with a fair market value of $50.2 million at June 30, 2007, consist of U.S. government agency bonds that are callable at periods ranging from one to three years, corporate debt securities that are callable at periods ranging from one to five years, and state and political subdivision bonds that are generally callable at periods ranging from four to nine years. We face reinvestment risk with callable securities, particularly during periods of falling market interest rates when issuers of callable securities tend to call or redeem their securities. Reinvestment risk is the risk that we may have to reinvest the proceeds from called securities at lower rates of return than the rates paid on the called securities.
     Our investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, and to provide an alternate source of low-risk investments at a favorable return when loan demand is weak. Our board of directors has the overall responsibility for the investment portfolio, including approval of the investment policy. Messrs. Greenwell and Bradley, III, our Chief Financial Officer and Chief Executive Officer, respectively, are responsible for implementation of the investment policy and monitoring our investment performance. Our board of directors reviews the status of our investment portfolio on a quarterly basis, or more frequently if warranted.
Deposit Activities and Other Sources of Funds
     General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.
     Deposit Accounts. Substantially all of our depositors are residents of Tennessee. Deposits are attracted from within our primary market area through the offering of a broad selection of deposit instruments, including non-interest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), regular savings accounts and certificates of deposit. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our deposit pricing strategy has typically been to offer competitive rates on all types of deposit products, and to periodically offer special rates in order to attract deposits of a specific type or term.
     In addition to accounts for individuals, we also offer deposit accounts designed for the businesses operating in our primary market area. Our business banking deposit products include commercial checking accounts and money market accounts.

     Borrowings. We use advances from the Federal Home Loan Bank of Cincinnati to supplement our investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness.
Properties
     We conduct our business through our main office and branch offices. The following table sets forth certain information relating to these facilities as of June 30, 2007. None of our properties sustained damage from Hurricane Katrina or any of the other major hurricanes in 2004 and 2005.

				Lease	Net Book Value
	Year	Square	Own/	Expiration	at
Location	Opened	Footage	Lease	Date	June 30, 2007
			(Dollars in thousands)
Main Office:
1430 Madison Street	2006	17,000	Owned	N/A	$2,232
Clarksville, Tennessee 37040

Branch Offices:
Tradewinds Branch (1)	1974	2,263	Owned	N/A	125
1929 Madison Street Clarksville, Tennessee 37043

St. Bethlehem Branch	1985	4,594	Owned	N/A	192
2141 Wilma Rudolph Boulevard Clarksville, Tennessee 37040

North Clarksville Branch	1996	8,060	Owned	N/A	1,435
1800 Ft. Campbell Boulevard Clarksville, Tennessee 37042

Downtown (Drive-Thru Only) (2)	1995	600	Owned	N/A	339
200 N. 2nd Street Clarksville, Tennessee 37042

ATM Site	1984	N/A	Owned	N/A	154
1193 & 1195 Ft. Campbell Boulevard Clarksville, Tennessee 37042

Other Properties:
Commercial Lot (3)	N/A	N/A	Owned	N/A	288
Pleasant View, Tennessee 37040

Downtown (4) 200 N. 2nd Street	N/A	N/A	Owned	N/A	381
Clarksville, Tennessee 37040

Blue Hole Lodge (5)	N/A	N/A	Owned	N/A	200
661 Dunbar Cave Road Clarksville, Tennessee 37043

(1)	A new building will be erected on this site in September 2007. During the construction period, customers are being served from a modular facility at this location.

(2)	Limited service facility with drive-thru and ATM services only.

(3)	Former branch office location.

(4)	Former location of main office. Property is for sale.

(5)	See “—Subsidiaries” for information about this property.

Personnel
     As of June 30, 2007, we had 76 full-time employees and 9 part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.
Legal Proceedings
     Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.
Subsidiaries
     We have one subsidiary, First Financial Mortgage Corp. Its only assets are title to the Blue Hole Lodge property and cash. Acquired in 2001 as a meeting and training center, the Blue Hole Lodge property consists of approximately five acres with an improved lodge building. Acquisition and improvement costs totaled approximately $1.3 million. As of June 30, 2007, the property had been written down to $200,000, which is its estimated fair market value. See note 7 to the notes to consolidated financial statements for additional information.
     At June 30, 2007, our investment in First Financial Mortgage Corp. was $220,000. We must deduct this amount from our regulatory core capital measure because the Blue Hole Lodge property is an impermissible investment for a federal savings association. We are seeking to sell the property.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition
     The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and the notes to consolidated financial statements that appear at the end of this prospectus.
Overview
     Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Other significant sources of pre-tax income are service charges (mostly from service charges on deposit accounts and loan servicing fees), fees from sale of mortgage loans originated for sale in the secondary market, and commissions on sales of securities and insurance products. We also recognize income from the sale of securities.
     Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.
     Expenses. The noninterest expenses we incur in operating our business consist of salaries and employee benefits expenses, occupancy expenses, federal deposit insurance premiums, data processing expenses and other miscellaneous expenses. Following the offering, our noninterest expenses are likely to increase as a result of operating as a public company. These additional expenses will consist primarily of legal and accounting fees, expenses of shareholder communications and meetings, stock exchange listing fees, and expenses related to the addition of personnel in our accounting department.
     Salaries and employee benefits consist primarily of: salaries and wages paid to our employees; payroll taxes; and expenses for health insurance, retirement plans and other employee benefits. Following the offering, we will recognize additional annual employee compensation expenses stemming from the adoption of new equity benefit plans. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. For an illustration of these expenses, see “Pro Forma Data.”
     Occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Depreciation of premises and equipment is computed using the straight-line method based on the useful lives of the related assets, which range from three to 40 years.
     Data processing expenses are the fees we pay to third parties for processing customer information, deposits and loans.
     Federal deposit insurance premiums are payments we make to the Federal Deposit Insurance Corporation for insurance of our deposit accounts.
     Other expenses include expenses for professional services, advertising, office supplies, postage, telephone, insurance, regulatory assessments and other miscellaneous operating expenses.
Critical Accounting Policies
     We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider the allowance for loan losses to be our only critical accounting policy.

     Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impacted loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance at least quarterly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectibility of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic or other conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. See note 2 of the notes to consolidated financial statements included in this prospectus.
Operating Strategy
     Since the latter half of 2004, we have been operating under close regulatory supervision because of various operational deficiencies that emerged during the tenure of prior senior management. Since then, our immediate operational focus has been to remedy these deficiencies and we believe that we have made substantial remedial progress to date, including hiring new, experienced and qualified senior management. The operational deficiencies, primarily in the areas of internal controls and information systems, loan documentation, credit underwriting, asset quality, and earnings, led to restrictions on asset growth and lending, which are no longer in effect. For approximately eight (8) months in 2005, we were restricted from:
•	increasing our assets in an amount above net interest credited on deposits during any calendar quarter without prior regulatory approval;

•	making nonresidential real estate loans, commercial business loans and construction loans (known as “nonhomogeneous loans”) over $500,000 without prior regulatory approval;

•	purchasing financial instruments with “high risk characteristics” or “complex securities” as defined in applicable published regulatory guidance;

•	appointing new directors or hiring new executive management without prior approval; and

•	providing termination benefits to our officers, directors, employees or other “institution-affiliated parties” without prior regulatory approval.
     We are not subject to a cease and desist order, memorandum of understanding or other formal enforcement agreement. However, from October 2005 until March 2007 we had been operating under an Office of Thrift Supervision-accepted written compliance plan designed to address the deficiencies in our operations. In March 2007, the Office of Thrift Supervision informed us that we had satisfactorily implemented our compliance plan and were no longer subject to any operating restrictions.
     Since April 2005, we have assembled a new senior management team: Earl O. Bradley, HI, Chief Executive Officer, John T. Halliburton, President, Patrick C. Greenwell, Chief Financial Officer and Corporate Secretary, Franklin G. Wallace, Chief Information Officer, and Jon R. Clouser, Chief Lending Officer. All are experienced and qualified bankers who, except for Mr. Greenwell, served as senior officers at Heritage Bank, a successful local financial institution that was acquired in 2000. Mr. Greenwell served in a senior management capacity at a large super-regional financial institution and previously worked with Messrs. Bradley, III, Halliburton, Wallace and Clouser at a financial institution other than Heritage Bank.

     Under the leadership of our new senior management team, our long-term focus is to operate and grow a profitable community-oriented financial institution. We plan to achieve this objective by pursuing a strategy of:
•	continuing ongoing efforts to remedy operational deficiencies by improving our policies and procedures and internal control and information systems;

•	utilizing what we believe are conservative underwriting practices to pursue construction lending opportunities in our primary market area, including speculative construction lending opportunities, and nonresidential real estate and commercial business lending opportunities with a focus on small businesses;

•	continuing to emphasize consumer/retail banking by offering a broad array of loan and deposit products;

•	maintaining a stable core deposit base and providing exceptional customer service to attract and retain customers; and

•	expanding our market share by opening new branch offices and pursuing opportunities to acquire other financial institutions, although we currently have no definitive plans regarding potential acquisition opportunities.
     Continuing ongoing efforts to remedy operational deficiencies
     Led by our new senior management team, we believe we have made and continue to make substantial progress in rectifying our operational deficiencies by improving our policies and procedures and internal control systems. We believe this is substantially evidenced by the decision of the Office of Thrift Supervision in March 2007 to terminate the written compliance plan that it had imposed on us and under which we were required to operate from October 2005 until March 2007.
     Utilizing what we believe are conservative underwriting practices to continue to pursue in our primary market area construction lending, including speculative construction lending opportunities and nonresidential real estate and commercial business lending opportunities with a focus on small businesses
     We believe that high asset quality is a key to long-term financial success. Under the leadership of our new management team, we believe we have implemented conservative loan underwriting standards. We intend to continue to pursue construction lending and nonresidential real estate and commercial business lending opportunities in our primary market area in accordance with those underwriting standards. We believe the demographics of our primary market area, particularly a relatively young and growing population, provides such opportunities.
     Continuing to emphasize consumer/retail banking by offering a broad array of loan and deposit products
     Our mission is to offer a competitive line of loan and deposit products designed to meet the financial needs of consumers and small businesses in our primary market area. Toward this end, our goal is to attract and retain experienced lenders and customer support personnel and institute a sales culture within our organization.
     Maintaining a stable core deposit base and providing exceptional customer service to attract and retain customers

     Core deposits (deposit accounts other than certificates of deposit) comprised 48.8% of our total deposits at June 30, 2007. We value core deposits because they generally represent longer term customer relationships and a lower cost of funding compared to certificates of deposit. We seek to maintain our core deposits through exceptional customer service and targeted advertising particularly aimed at local businesses in our primary market area.
     As a community-oriented financial institution, we emphasize providing exceptional customer service as a means to attract and retain customers. We deliver personalized service and respond with flexibility to customer needs. We believe that our community orientation is attractive to our customers and distinguishes us from the larger banks that operate in our area.
     Expanding our market share and area
     We intend to pursue opportunities to expand our market share and area by seeking to open additional branch offices and pursuing opportunities to acquire other financial institutions.
     Balance Sheet Analysis
     Loans. Our primary lending activity is the origination of loans secured by real estate. We originate one-to-four family mortgage loans, multi-family loans, nonresidential real estate loans and construction loans. To a lesser extent, we originate land loans, commercial business loans, and consumer loans. None of the real properties securing our loans sustained damage form Hurricane Katrina or any of the other major hurricanes in 2004 and 2005.
     One-to-four family mortgage loans are the largest segment of our loan portfolio. At June 30, 2007 these loans totaled $30.9 million, or 30.1% of total loans. At December 31, 2006 these loans totaled $35.0 million, or 34.8% of total loans, compared to $36.7 million, or 29.7% of total loans at December 31, 2005 and $37.6 million, or 26.7% of total loans, at December 31, 2004. Total mortgage loan balances declined in 2005 and 2006 due to new management’s decision to sell substantially all newly originated one-to-four family mortgage loans beginning in the second quarter of 2005 in order to limit exposure to long-term, fixed rate loans and maximize non-interest fee income. Since that time, virtually all originated mortgage loans have been sold, servicing released, to secondary market buyers. We plan to continue that policy for the foreseeable future subject to market conditions and other factors.
     Nonresidential real estate loans totaled $25.9 million, or 25.2% of total loans at June 30, 2007. At December 31, 2006, these loans totaled $26.6 million, or 26.4% of total loans, compared to $33.6 million, or 27.2% of total loans, at December 31, 2005 and $39.2 million, or 27.9% of total loans, at December 31, 2004. The balance of nonresidential real estate loans has declined steadily over the past three years due to several factors, including new management’s effort to deal with problem loans in this category. Previous management had pursued aggressive growth in this lending area without developing adequate underwriting policies or skills, resulting in a high level of classified assets. Turnover in lending personnel also contributed to the decline in nonresidential loan balances. Additionally, from February to October of 2005, the Office of Thrift Supervision prohibited the bank from making nonresidential real estate and other nonhomogeneous loans in an amount over $500,000 without prior written non-objection, which further restricted loan growth in this category. Since the second quarter of 2005, our new senior management has worked aggressively to reduce the concentration of problem loans in this area.
     Our construction loan portfolio consists primarily of residential construction loans, including speculative residential construction loans. Construction loans totaled $20.7 million, or 20.2% of total loans at June 30, 2007. At December 31, 2006, these loans totaled $15.1 million, or 15.0% of total loans, compared to $19.5 million, or 15.8% of total loans at December 31, 2005 and $22.8 million, or 16.2% of total loans, at December 31, 2004. Outstanding speculative residential construction loans amounted to $13.7 million at December 31, 2006. Construction loan balances decreased over the three years ending at December 31, 2006, primarily due to the asset quality and nonhomogeneous lending restriction issues discussed above and the general slowdown in the Clarksville area housing market during the period. For most of 2006, approximately 20,000 troops stationed at Fort Campbell, a U.S. Army installation, were deployed to the Middle East, which contributed to the housing market decline. Construction lending increased in the first six months of 2007 primarily due to the return of many of the Fort Campbell troops in the fourth quarter of 2006 and our renewed focus on lending after resolving many of the past credit issues.

     Land loans totaled $7.2 million, or 7.0% of total loans, at June 30, 2007. At December 31, 2006, these loans totaled $7.0 million, or 6.9% of total loans, compared to $7.1 million, or 5.8% of total loans at December 31, 2005 and $8.7 million, or 6.2% of total loans, at December 31, 2004. These loans are primarily secured by vacant land to be improved for residential development.
     Multi-family real estate loans totaled $5.8 million, or 5.6% of total loans at June 30, 2007. At December 31, 2006 these loans totaled $7.8 million, or 7.8% of gross loans, compared to $6.7 million, or 5.5% of total loans at December 31, 2005 and $7.1 million, or 5.1% of total loans, at December 31, 2004. The multi-family loan portfolio decreased in the first six months of 2007 due to the payoff of a non-accrual loan with an outstanding balance of $2.7 million.
     Consumer loans totaled $8.9 million, or 8.8% of total loans, at June 30, 2007. At December 31, 2006, these loans totaled $7.5 million, or 7.4% of gross loans, compared to $15.0 million, or 12.1% of total loans, at December 31, 2005 and $19.8 million, or 14.1% of total loans, at December 31, 2004. Consumer loan volume declined steadily over the past three years as previous management concentrated its lending efforts on non-residential real estate lending. In 3rd quarter 2005, consumer lenders were laid off as part of expense reduction efforts, further contributing to the decline of loan volumes in this category. Consumer loan balances increased in the first half of 2007 due to increases in home equity loans and in personal lines of credit.
     Commercial business loans totaled $3.2 million, or 3.1% of total loans at June 30, 2007. At December 31, 2006, these loans totaled $1.7 million, or 1.7% of total loans, compared to $4.9 million, or 3.9% of total loans at December 31, 2005 and $5.4 million, or 3.8% of total loans, at December 31, 2004. Commercial business loan balances decreased from the end of 2005 through the end of 2006 primarily due to the asset quality and nonhomogeneous lending restriction issues discussed above. Commercial loan balances increased in the first half of 2007 due to new management’s emphasis on small business lending and diversification of the loan portfolio.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,		At December 31,
	2007		2006		2005		2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
Permanent loans:
One-to-four family	$30,922	30.1%	$34,997	34.8%	$36,682	29.7%	$37,578	26.7%	$30,431	21.9%	$39,479	23.3%
Multi-family	5,789	5.6	7,823	7.8	6,733	5.5	7,100	5.1	6,736	4.8	12,231	7.2
Nonresidential	25,890	25.2	26,560	26.4	33,605	27.2	39,152	27.9	41,965	30.1	42,120	24.9
Construction loans:
One-to-four family	14,849	14.5	13,042	13.0	16,997	13.8	21,984	15.6	23,533	16.9	27,181	16.1
Multi-family	2,430	2.4	1,165	1.2	1,645	1.3	—	—	—	—	270	0.2
Nonresidential	3,418	3.3	869	0.8	820	0.7	820	0.6	—	—	6	—
Land loans	7,200	7.0	6,989	6.9	7,136	5.8	8,677	6.2	8,051	5.8	12,495	7.4

Total real estate loans	90,498	88.1	91,445	90.9	103,618	84.0	115,311	82.1	110,716	79.5	133,782	79.1

Consumer:
Home equity loans and lines of credit	6,845	6.7	6,055	6.0	13,283	10.7	16,549	11.8	19,184	13.8	17,409	10.2
Auto loans	251	0.3	377	0.4	472	0.4	826	0.6	1,296	0.9	1,655	1.0
Deposit loans	720	0.7	502	0.5	504	0.4	700	0.5	506	0.4	724	0.4
Other	1,111	1.1	541	0.5	742	0.6	1,748	1.2	2,710	1.9	4,161	2.5

Total consumer loans	8,927	8.8	7,475	7.4	15,001	12.1	19,823	14.1	23,696	17.0	23,949	14.1

Commercial loans	3,213	3.1	1,675	1.7	4,867	3.9	5,364	3.8	4,832	3.5	11,579	6.8

Total loans	102,638	100.0%	100,595	100.0%	123,486	100.0%	140,498	100.0%	139,244	100.0%	169,310	100.0%

Allowance for loan losses	(2,008)		(2,025)		(3,157)		(3,180)		(3,175)		(4,802)
Net deferred loan costs	(141)		(200)		(266)		(272)		(264)		(339)

Loans receivable, net	$100,489		$98,370		$120,063		$137,046		$135,805		$164,169

Loan Maturity
     The following table sets forth certain information at June 30, 2007 and December 31, 2006 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	At June 30, 2007
		Multi-
		Family and
	One to-	Nonresidential
	four	Real Estate					Total
	family	Loans	Construction	Land	Consumer	Commercial	Loans
			(In thousands)
Amounts due in:
One year or less	$5,417	$9,181	$20,697	$5,655	$6,063	$2,163	$49,176
More than one to three years	2,858	11,972	—	1,272	925	367	17,394
More than three years to five years	1,825	7,683	—	206	1,069	416	11,199
More than five years to fifteen years	5,338	2,843	—	67	870	267	9,385
More than fifteen years	15,484	—	—	—	—	—	15,484

Total	$30,922	$31,679	$20,697	$7,200	$8,927	$3,213	$102,638

	At December 31, 2006
		Multi-
		Family and
	One to-	Nonresidential
	four	Real Estate					Total
	family	Loans	Construction	Land	Consumer	Commercial	Loans
			(In thousands)
Amounts due in:
One year or less	$6,598	$9,005	$15,057	$6,095	$4,718	$980	$42,453
More than one year to three years	3,236	11,146	—	740	1,085	434	16,641
More than three years to five years	1,337	6,870	19	86	1,121	261	9,694
More than five years to fifteen years	6,035	5,490	—	68	551	—	12,144
More than fifteen years	17,791	1,872	—	—	—	—	19,663

Total	$34,997	$34,383	$15,076	$6,989	$7,475	$1,675	$100,595

Fixed v. Adjustable Rate Loans
     The following table sets forth the dollar amount of all loans at June 30, 2007 that are due after June 30, 2008, and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude unearned loan origination fees.

		Floating or
	Fixed Rates	Adjustable Rates	Total
	(In thousands)
One-to-four family	$23,726	$1,779	$25,505
Multi-family and nonresidential	18,461	4,037	22,498
Construction	—	—	—
Land	1,545	—	1,545
Consumer	2,850	16	2,866
Commercial	1,050	—	1,050

Total	$47,632	$5,832	$53,464

     The following table sets forth the dollar amount of all loans at December 31, 2006 that are due after December 31, 2007, and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude unearned loan origination fees.

		Floating or
	Fixed Rates	Adjustable Rates	Total
	(In thousands)
One-to-four family	$26,464	$1,934	$28,398
Multi-family and nonresidential	25,378	—	25,378
Construction	19	—	19
Land	894	—	894
Consumer	2,737	19	2,756
Commercial	695	—	695

Total	$56,187	$1,953	$58,140

     Our adjustable-rate mortgage loans generally do not adjust downward below the initial discounted contract rate. When market interest rates rise, as has occurred in recent periods, the interest rates on these loans may increase based on the contract rate (the index plus the margin) exceeding the initial interest rate floor.

Loan Activity
     The following table shows loans originated, purchased and sold during the periods indicated.

	Six Months Ended
	June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
			(In thousands)
Total loans at beginning of period	$100,595	$123,486	$123,486	$140,498	$139,244
Loans originated:
One-to-four family	22,383	16,179	33,938	35,513	41,873
Multi-family and nonresidential	4,132	4,479	10,061	2,235	17,299
Construction	17,499	8,339	30,679	45,525	59,887
Land	3,256	2,708	6,893	5,097	1,541
Consumer	3,743	1,808	3,814	5,195	8,905
Commercial	8,334	2,189	2,508	2,603	2,368

Total loans originated	$59,347	$35,702	$87,893	$96,168	$131,873

Loans purchased	—	—	—	—	—
Deduct:
Loan principal reductions	$(39,892)	$(40,519)	$(84,379)	$(84,588)	$(103,643)
Loan sales	(17,412)	(11,110)	(26,405)	(28,592)	(26,976)
Other	—	—	—	—	—

Net loan activity	2,043	(15,927)	(22,891)	(17,012)	1,254

Loans, net of loans in process, at end of period	$102,638	$107,559	$100,595	$123,486	$140,498

     Securities. Our securities portfolio consists primarily of U.S. government and callable federal agency bonds and U.S. government agency mortgage-backed securities, with a relatively smaller investment in obligations of states and political subdivisions and other securities. Total securities increased by $11.1 million, or 13.4%, in the six months ended June 30, 2007 primarily as a result of an additional net investment of $14.5 million in U.S. government-sponsored agency mortgage-backed securities. In the years ended December 31, 2006 and December 31, 2005, our securities increased $16.1 million and $32.6 million, respectively, primarily as a result of declines in loan volumes which created a surplus of cash to be invested. Our callable securities, with a fair value of $50.2 million at June 30, 2007, consist of U.S. government agency bonds that are callable at periods ranging from one to three years, state and political subdivisions bonds that are callable at periods ranging from four to nine years, and corporate debt securities that are generally callable at periods ranging from one to five years.

	At June 30,		At December 31,
	2007		2006		2005		2004
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value	Cost	Value
				(In thousands)
U.S. governmental and federal agencies	$46,886	$47,346	$50,749	$51,517	$40,013	$40,964	$4,910	$6,423
State and political subdivisions	7,693	7,472	7,759	7,708	—	—	—	—
Mortgage-backed securities	36,344	35,722	21,826	21,785	26,218	26,402	29,058	29,974
Corporate equity securities	—	—	—	—	—	—	153	11,078
Corporate debt securities	3,002	3,010	2,507	2,509	500	500	—	—

Total	$93,925	$93,550	$82,841	$83,519	$66,731	$67,866	$34,121	$47,475

     The following table sets forth the stated maturities and weighted average yields of our investment securities at June 30, 2007. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below.

			More than		More than
	One Year		One Year to		Five Years to		More than
	or Less		Five Years		Ten Years		Ten Years		Total
		Weighted		Weighted		Weighted		Weighted		Weighted
	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average
	Value	Yield	Value	Yield	Value	Yield	Value	Yield	Value	Yield
	(Dollars in thousands)
U.S. government and federal agencies	$—	—%	$10,922	5.21%	$17,945	6.47%	$18,478	6.10%	$47,345	6.07%
State and political subdivisions	—	—	140	5.45	1,273	3.83	6,059	4.03	7,472	4.01
Mortgage-backed securities	11	7.84	74	7.29	1,026	5.83	34,611	5.47	35,722	5.44
Corporate debt securities	—	—	—	—	—	—	3,011	6.36	3,011	6.36

Total	$11	7.84%	$11,136	5.23%	$20,244	6.27%	$62,159	5.56%	$93,550	5.69%

     The following table sets forth the stated maturities and weighted average yields of our investment securities at December 31, 2006. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below.

			More than		More than
	One Year		One Year to		Five Years to		More than
	or Less		Five Years		Ten Years		Ten Years		Total
		Weighted		Weighted		Weighted		Weighted		Weighted
	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average
	Value	Yield	Value	Yield	Value	Yield	Value	Yield	Value	Yield
	(Dollars in thousands)
U.S. government and federal agencies	$2,630	4.11%	$24,182	4.64%	$18,029	6.26%	$6,676	5.98%	$51,517	5.35%
State and political subdivisions	—	—	370	5.45	1,280	3.83	6,058	4.01	7,708	4.04
Mortgage-backed securities	6	7.25	122	7.39	1,305	5.83	20,352	5.53	21,785	5.56
Corporate debt securities	—	—	—	—	—	—	2,509	6.42	2,509	6.42

Total	$2,636	4.12%	$24,674	4.67%	$20,614	6.08%	$35,595	5.42%	$83,519	5.32%

     Premises and Equipment. At June 30, 2007, December 31, 2006 and December 31, 2005, premises and equipment totaled $6.6 million, $6.3 million and $5.4 million, respectively. At December 31, 2006, we had $49,000 of construction in progress as compared to $1.3 million at December 31, 2005. The balance at the end of 2005 represented the accumulated costs of renovations and construction on our new headquarters building, which was completed and occupied during the first half of 2006.
     Deposits. Deposit accounts, primarily obtained from individuals and businesses within our local market area, are our primary source of funds for lending and investment. Our deposit accounts are comprised of non-interest-bearing accounts, interest-bearing savings accounts, checking accounts, money market accounts and certificates of deposit. Deposits increased $7.5 million, or 4.2%, for the six months ended June 30, 2007, primarily as a result of increases in non-interest bearing checking accounts and savings accounts. During the year ended December 31, 2006, our deposits increased by $5.5 million, or 3.2%, primarily as a result of growth in certificates of deposit and money market accounts. Deposits decreased by $11.7 million, or 6.4%, for the year ended December 31, 2005. This decrease was due to new management’s decision to allow deposits to run-off during the first several months after their arrival. Lending volume was minimal during the transition period and management determined not to pay market or higher rates for deposits during that period.
     The following table sets forth the balances of our deposit products at the dates indicated.

	At June 30,	At December 31
	2007	2006	2005	2004
		(In thousands)
Non-interest bearing checking accounts	$11,502	$9,620	$14,362	$8,636
Interest bearing accounts:
Savings	17,535	12,457	14,420	15,718
Checking	27,500	26,759	30,789	33,810
Money market	33,251	30,278	24,595	26,319
Certificates of deposit	94,286	97,495	86,974	98,405

Total	$184,074	$176,609	$171,140	$182,888

     The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of June 30, 2007 and December 31, 2006. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period	Amount
(In thousands)
At June 30, 2007
Three months or less	$8,646
Over three through six months	4,717
Over six through twelve months	15,632
Over twelve months	3,637

Total	$32,632

At December 31, 2006
Three months or less	$5,467
Over three through six months	12,067
Over six through twelve months	9,982
Over twelve months	5,300

Total	$32,816

The following table sets forth time deposits classified by rates at the dates indicated.

	At June 30,	At December 31,
	2007	2006	2005	2004
		(Dollars in thousands)
0.00 - 1.00%	$5	$5	$55	$3,773
1.01 - 2.00%	29	282	11,329	25,797
2.01 - 3.00%	2,519	3,949	26,829	36,210
3.01 - 4.00%	17,983	22,908	38,213	26,454
4.01 - 5.00%	23,583	34,791	9,428	2,670
5.01 - 6.00%	50,167	35,560	1,120	1,209
6.01 - 7.00%	—	—	—	2,292

Total	$94,286	$97,495	$86,974	$98,405

The following table sets forth the amount and maturities of time deposits at June 30, 2007.

	Amount Due
						Percent of
		More Than	More Than			Total Time
	Less Than	One Year to	Two Years to	More Than		Deposit
	One Year	Two Years	Three Years	Three Years	Total	Accounts
	(Dollars in thousands)
0.00 - 1.00%	$—	$—	$—	$5	$5	—%
1.01 - 2.00%	29	—	—	—	29	—
2.01 - 3.00%	1,977	495	47	—	2,519	2.7
3.01 - 4.00%	14,827	2,549	535	72	17,983	19.1
4.01 - 5.00%	15,941	6,382	830	430	23,583	25.0
5.01 - 6.00%	46,876	2,981	310	—	50,167	53.2

Total	$79,650	$12,407	$1,722	$507	$94,286	100.0%

The following table sets forth the amount and maturities of time deposits at December 31, 2006.

	Amount Due
						Percent of
		More Than	More Than			Total Time
	Less Than	One Year to	Two Years to	More Than		Deposit
	One Year	Two Years	Three Years	Three Years	Total	Accounts
	(Dollars in thousands)
0.00 - 1.00%	$—	$—	$—	$5	$5	—%
1.01 - 2.00%	239	43	—	—	282	0.3
2.01 - 3.00%	1,756	1,943	175	75	3,949	4.1
3.01 - 4.00%	16,392	4,497	1,428	591	22,908	23.5
4.01 - 5.00%	28,731	4,593	982	485	34,791	35.7
5.01 - 6.00%	34,602	623	325	10	35,560	36.4

Total	$81,720	$11,699	$2,910	$1,166	$97,495	100.0%

     The following table sets forth deposit activity for the periods indicated.

	Six Months Ended
	June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(In thousands)
Beginning balance	$176,609	$171,140	$171,140	$182,888	$188,551

Increase (decrease) before interest credited	4,618	(3,105)	1,552	(14,840)	(8,912)
Interest credited	2,847	2,232	3,917	3,092	3,249
Net increase (decrease) in deposits	7,465	(873)	5,469	(11,748)	(5,663)

Ending balance	$184,074	$170,267	$176,609	$171,140	$182,888

Borrowings. We use borrowings from the Federal Home Loan Bank of Cincinnati to supplement our supply of funds for loans and investments.

	Six Months Ended
	June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(Dollars in thousands)
Maximum amount of FHLB advances outstanding at any month-end during period	$4,000	$15,655	$15,655	$12,200	$12,244
Average FHLB advances outstanding during period	155	10,514	5,264	12,180	12,226
Weighted average interest rate during period	5.52%	7.56%	7.48%	4.90%	5.10%
Balance outstanding at end of period	$—	$—	$—	$12,159	$12,204
Weighted average interest rate at end of period	—%	—%	—%	4.92%	5.10%
Results of Operations for the Six Months Ended June 30, 2007 and 2006
     Overview. Net income decreased $216,000, or 113.7%, for the six months ended June 30, 2007 compared to the six months ended June 30, 2006. Factors that contributed to the decrease in net income were a decrease of $298,000 in net interest income due primarily to an increase of $455,000 in interest expense resulting from higher rates paid on money market deposits and certificates of deposit, and a decrease of $167,000 in non-interest income due primarily to a decrease of $379,000 in other income.
     Net Interest Income. Net interest income decreased $298,000, or 7.9%, to $3.5 million for the six months ended June 30, 2007. Total interest income increased by $157, 000, or 2.5%, to $6.4 million for the six months ended June 30, 2007 compared to the six months ended June 30, 2006. Interest income on loans decreased by 10.2% to $3.7 million between the periods as average outstanding loans declined by $16.2 million, or 13.8%, to $100.8 million, while there was a slight increase in loan portfolio yield due to slightly higher loan rates in the first half of 2007. Interest income on investment securities increased to $2.5 million, or 36.5%, as both average balances and average yields increased.
     Total interest expense increased $455,000, or 18.4%, to $2.9 million for the six months ended June 30, 2007 due to a 83 basis point increase in average deposit costs and a $11.6 million increase in average balances. The average balance of interest-bearing deposits increased 7.4% to $168.3 million, primarily as a result of an increase in money market deposit and certificates of deposit accounts.
     Provision for Loan Losses. The provision for loan losses was $32,000 for the six months ended June 30, 2007 as compared to $37,000 for the six months ended June 30, 2006 primarily as a result of provisions allocated for charge-off of overdrafts during the six months ended June 30, 2007. Other than the provision for overdrafts, it was management’s assessment that the allowance for loan losses appropriately reflected the risk of loss in our portfolio.
     Non-interest Income. The following table show the components of non-interest income for the six months ended June 30, 2007 and June 30, 2006.

	Six Months Ended June 30,
	2007	2006	% Change
	(Dollars in thousands)
Customer service charges	$554	$539	2.8%
Loan related servicing and other fees	142	87	63.2
Gain on sale of loans and other real estate owned	462	320	44.4
Commissions on insurance and brokerage	200	200	0.0
Other	(273)	106	(357.5)

Total	$1,085	$1,252	(13.3)%

     Total non-interest income decreased by 13.3% to $1.1 million in the six months ended June 30, 2007 as compared to the same period in 2006 primarily due to a decline in other income primarily due to a net realized loss of $329,000 on sales of available-for-sale securities. During the second quarter of 2007, we sold lower yielding securities, with a carrying value of $20.6 million, and purchased higher yielding securities in the amount of $20.4 million to increase portfolio yield.

     Non-Interest Expense. The following table shows the components of non-interest expense for the six months ended June 30, 2007 and 2006.

	Six Months Ended June 30,
	2007	2006	% Change
	(Dollars in thousands)
Salaries and employee benefits	$2,562	$2,527	1.4%
Occupancy and equipment expense	602	448	34.4
Data processing fees	348	425	(18.1)
Marketing expenses	115	190	(39.5)
Professional fees	258	232	11.2
Other	746	826	(9.7)

Total	$4,631	$4,648	(0.4)%

     Total non-interest expense decreased by 0.4% to $4.6 million in the six months ended June 30, 2007 as compared to the same period in 2006. Salaries and employee benefits increased between the periods primarily due to increases in loan origination commissions and in brokerage commissions. Occupancy and equipment expense was higher in the 2007 period due to the occupancy of our new headquarters in mid 2006. Data processing fees were lower in the 2007 period due to the lower fees charged by our new data processor. Marketing expenses were higher in the 2006 period due to a television advertising campaign. Professional fees increased in the 2007 period primairly due to audit fees associated with the financial statement restatement. Other expenses decreased in the 2007 period primarily because of higher expenses in 2006 associated with our core systems conversion and a decrease in federal deposit insurance premiums due to a credit related to changes in the assessment process.
     Income Taxes. Income tax expense (credit) for the six months ended June 30, 2007 was $(83,000) compared to $144,000 for the six months ended June 30, 2006 due to the loss incurred in 2007.
Results of Operations for the Years Ended December 31, 2006, 2005 and 2004
     Overview.
     2006 v. 2005. Net income decreased $4.9 million, or 88.7%, for the year ended December 31, 2006 compared to the year ended December 31, 2005. The primary source of income in 2005 was net realized gains of $9.6 million on the sale of certain corporate equity securities and a gain of $1.1 million from the sale of restricted assets (i.e. stock owned in our data processing provider, Intrieve Inc., which was acquired by Harland Financial Solutions, Inc.), which was offset partially by a write-down of $1.1 million on certain bank properties in fiscal 2005 and a $1.0 million expense associated with the termination of our defined benefit pension plan and an $832,000 termination penalty in connection with the conversion to a new data processor.
     2005 v. 2004. Net income increased $4.6 million, or 460.7%, for the year ended December 31, 2005 compared to the year ended December 31, 2004. The increase in 2005 income was primarily due to the net realized gain of $9.6 million on the sale of certain corporate equity securities and a gain of $1.1 million from the sale of the Intrieve stock, which was offset partially by a write-down of $1.1 million on certain bank properties and a $1.0 million expense associated with the termination of our defined benefit pension plan and an $832,000 termination penalty in connection with the conversion to a new data processor.
     Net Interest Income.
     2006 v. 2005. Net interest income decreased by $1.5 million, or 17.0%, to $7.3 million in the year ended December 31, 2006. Total interest income decreased by $313,000, or 2.5%, to $12.4 million for the year ended December 31, 2006, as interest income on loans decreased while interest income on securities increased and interest income on interest-bearing demand deposits and other interest-bearing assets decreased. Interest income on loans decreased by 9.8% to $7.8 million between the periods due to lower average balances while the average yield increased by 56 basis points. Interest income on investment securities increased by 18.1% to $3.9 million, primarily due to an increase in average balances, as funds were redeployed from the loan portfolio.

     Total interest expense increased by $1.2 million, or 29.5%, to $5.2 million for the year ended December 31, 2006, due primarily to a 93 basis point increase in average deposit costs, while average interest-bearing deposits decreased by $4.8 million. The decrease in average interest-bearing deposit balances was primarily due to a decrease of $7.1 million in checking accounts, a decrease of $2.2 million in savings accounts, and an increase of $4.4 million in money market deposit accounts. Average Federal Home Loan Bank advances decreased by $6.9 million, or 56.8%, as all advances were repaid during 2006.
          2005 v. 2004. Net interest income increased by $374,000, or 4.5%, to $8.7 million in the year ended December 31, 2005. Total interest income increased by $75,000, or 0.6%, to $12.7 million for the year ended December 31, 2005, as interest income on loans and other interest-earning assets decreased, while interest income on securities and interest-earning demand deposits increased. Interest income on loans decreased by 10.0% to $8.7 million between the periods due to lower average balances and a decline of 38 basis points in the average yield. Interest income on securities increased by 39.6% to $3.3 million between the periods due to an increase of $5.9 million in average balances and a 115 basis point increase in the average yield.
     Total interest expense decreased by $299,000, or 7.0%, to $4.0 million for the year ended December 31, 2005, due primarily to a decline in average balances while the average cost remained relatively unchanged. The average cost for certificates of deposit, money market deposit accounts and checking accounts were up by 7,42 and 3 basis points, respectively, while the average cost for savings accounts was down by 25 basis points.
     Average Balances and Yields.
     The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances were calculated using average monthly balances. We believe the use of these average monthly balances, rather than daily balances, are representative of our operations. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	At June 30,	Three Months Ended March 31,
	2007	2007			2006
			Interest			Interest
	Yield/	Average	and	Yield/	Average	and	Yield/
	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost
			(Dollars in thousands)
Assets:
Interest-earning demand deposits	5.21%	$5,987	$165	5.55%	$15,048	$270	3.61%
Loans	7.02	100,794	3,672	7.35	116,960	4,087	7.05
Investment securities	5.79	91,556	2,474	5.45	67,728	1,812	5.39
Other interest-earning assets	2.97	4,883	92	3.80	3,691	77	4.21

Total interest-earning assets	6.30	203,220	6,403	6.35	203,427	6,246	6.19

Noninterest-earning assets		11,172			9,519

Total assets		$214,392			$212,946

Liabilities and equity:
Savings accounts	1.90	$15,453	$30	0.39	$14,675	$36	0.49
Checking accounts	0.64	27,361	88	0.65	25,989	76	0.59
Money market deposit accounts	3.62	30,134	536	3.58	27,731	449	3.27
Certificates of deposit	4.67	95,319	2,274	4.81	88,270	1,524	3.48

Total interest-bearing deposits	3.54	168,267	2,928	3.51	156,665	2,085	2.68
FHLB advances	—	201	6	5.95	10,514	394	7.56

Total interest-bearing liabilities	3.54	168,468	2,934	3.51	167,179	2,479	2.99

Noninterest-bearing demand deposits		9,959			9,178
Other noninterest-bearing liabilities		3,516			4,106

Total liabilities		181,943			180,463
Total equity		32,449			32,483

Total liabilities and equity		$214,392			$212,946

Net interest income			$3,469			$3,767

Interest rate spread				2.84%			3.20%

Net interest margin				3.44%			3.73%

Average interest-earning assets to average interest- bearing liabilities				120.63%			121.68%

	Year Ended December 31,
	2006			2005			2004
		Interest			Interest			Interest
	Average	and	Yield/	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost
	(Dollars in thousands)
Assets:
Interest-earning demand deposits	$13,811	$529	3.83%	$25,661	$563	2.19%	$36,724	$347	0.94%
Loans	111,101	7,839	7.06	133,612	8,689	6.50	140,267	9,657	6.88
Investment securities	72,512	3,876	5.35	57,191	3,281	5.74	51,244	2,351	4.59
Other interest-earning assets	3,986	162	4.06	3,721	186	5.00	3,517	289	8.22

Total interest-earning assets	201,410	12,406	6.16	220,185	12,719	5.78	231,752	12,644	5.46

Noninterest-earning assets	10,573			6,843			10,535

Total assets	$211,983			$227,028			$242,287

Liabilities and equity:
Savings accounts	$13,742	$66	0.48	$15,925	$71	0.44	$15,452	$106	0.69
Checking accounts	25,958	157	0.61	33,035	143	0.43	31,276	125	0.40
Money market deposit accounts	28,686	986	3.44	24,321	575	2.37	26,758	522	1.95
Certificates of deposit	91,481	3,550	3.88	91,358	2,593	2.84	104,641	2,901	2.77

Total interest-bearing deposits	159,867	4,759	2.98	164,639	3,382	2.05	178,127	3,654	2.05
FHLB advances and other borrowings	5,264	394	7.48	12,180	597	4.90	12,226	624	5.10

Total interest-bearing liabilities	165,131	5,153	3.12	176,819	3,979	2.25	190,353	4,278	2.25

Noninterest-bearing demand accounts	9,430			11,361			10,095
Other noninterest-bearing liabilities	4,609			5,686			8,627

Total liabilities	179,170			193,866			209,075
Total equity	32,813			33,162			33,212

Total liabilities and equity	$211,983			$227,028			$242,287

Net interest income		$7,253			$8,740			$8,366

Interest rate spread			3.04%			3.53%			3.21%

Net interest margin			3.60%			3.97%			3.61%

Average interest-earning assets to average interest- bearing liabilities			121.97%			124.53%			121.75%

          Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the absolute dollar amounts of change in each.

	Six Months Ended
	June 30, 2007
	Compared to			Year Ended December 31, 2006			Year Ended December 31, 2005
	Six Months Ended			Compared to			Compared to
	June 30, 2006			Year Ended December 31, 2005			Year Ended December 31, 2004
	Increase (Decrease)			Increase (Decrease)			Increase (Decrease)
	Due to			Due to			Due to
	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
						(Dollars in thousands)
Interest and dividend income:
Interest-bearing deposits	$(133)	$28	$(105)	$(334)	$300	$(34)	$(129)	$347	$218
Loans receivable	(451)	36	(415)	(1,547)	697	(850)	(447)	(521)	(968)
Investment securities	643	19	662	830	(235)	595	295	635	930
Other interst-earning assets	18	(3)	15	12	(36)	(24)	16	(121)	(105)

Total interest-earning assets	77	80	1,57	(1,039)	726	(313)	(265)	340	75

Interest expense:
Deposits	164	679	843	(102)	1,479	1,379	(277)	5	(272)
FHLB advances	(322)	(66)	(388)	(431)	228	(203)	(2)	(25)	(27)

Total interest-bearing liabilities	(158)	613	455	(533)	1,707	1,174	(279)	(20)	(299)

Net increase (decrease) in interest income	$235	$(533)	$(298)	$(506)	$(981)	$(1,487)	$14	$360	$374

          Provision for Loan Losses.
          2006 v. 2005. The provision (credit) for loan losses was $(736,000) in 2006 compared to $91,000 in 2005. The decline in the provision for loan losses primarily reflects the decrease in classified loans from $17.1 million at December 31, 2005 to $11.0 million at December 31, 2006. Management was successful in reducing the classified loans through pay-offs by customers, refinancing by other financial institutions, and foreclosing on loans and selling collateral assets with minimal realized losses.
          2005 v. 2004. The provision for loan losses was $91,000 in 2005 compared to $89,000 in 2004. The provision for loan losses was relatively flat as classified loans increased from $12.7 million at December 31, 2004 to $17.1 million at December 31, 2005, but real estate owned decreased from $3.2 million at December 31, 2004 to $519,000 at December 31, 2005.
          An analysis of the changes in the allowance for loan losses is presented under “Risk Management - Analysis and Determination of the Allowance for Loan Losses.”

          Non-interest Income. The following table shows the components of non-interest income for the years ended December 31, 2006, 2005 and 2004.

				% Change	% Change
	2006	2005	2004	2006/2005	2005/2004
		(Dollars in thousands)
Customer service and other fees	$1,081	$1,344	$1,211	(19.6)	11.0
Loan servicing and other fees	164	338	350	(51.5)	(3.4)
Net gain on loan sales and sales of real estate owned	728	528	616	37.9	(14.3)
Net realized gains (losses) on sales of available-for-sale securities	(1)	9,604	—	(100.0)	100.0
Net realized gain on sale of restricted assets	—	1,148	—	(100.0)	100.0
Commissions on insurance and brokerage	392	76	10	415.8	660.0
Net gain (loss) on premises and equipment	24	(1,056)	—	N/A	N/A
Other	148	24	81	516.7	(70.4)

Total	$2,536	$12,006	$2,268	(78.9)	429.4

          2006 v. 2005. During the year ended December 31, 2006, total other income decreased $9.5 million, or 78.9%, due primarily to the decreases in net realized gains on sales of available-for-sale securities, and net realized gain on sale of restricted assets which were partially offset by an increase in the net gain (loss) on premises and equipment and commissions on insurance and brokerage. The significant increase in commissions on insurance and brokerage was due to increased sales production from a new broker hired in 2005. The write-down of premises and equipment in 2005 was comprised of write-downs to move the old main office building and a lodge owned by the bank to real estate held for sale in fiscal 2005 and a write-down associated with closing the Pleasant View branch in fiscal 2005. The primary source of the net realized gains on sales of available-for-sale securities was a gain of $9.4 million on the sale of FHLMC stock and a gain of $1.1 million on the sale of Intrieve stock. Intrieve Inc., our previous data processor was acquired by Harland Financial Solutions in 2005, resulting in the significant gain on restricted assets.
          2005 v. 2004. During the year ended December 31, 2005, total non-interest income increased $9.7 million, or 429.4%, due primarily to increases in net realized gains on sales of available-for-sale securities, net realized gains on sale of restricted assets and the net loss from write-down of premises and equipment. The loss on premises and equipment in 2005 was comprised of write-downs to transfer our old main office building and the Blue Hole Lodge to real estate held for sale in fiscal 2005 and a write-down associated with the closing of our Pleasant View branch in fiscal 2005. The Blue Hole Lodge was acquired in 2001 to be used as a meeting and training center and consists of approximately five acres with an improved lodge building. Acquisition and improvement costs totaled approximately $1.3 million. As of June 30, 2007, the property had been written down to $200,000, which is its estimated fair market value. See "Our Business - Subsidiaries" for further information about the Blue Hole Lodge. The primary source of the net realized gains on sales of available-for-sale securities in 2005 was a gain of $9.4 million on the sale of FHLMC stock and the source of the net realized gain on sale of restricted assets was a gain of $1.1 million on the sale of restricted assets.
          Non-interest Expense. The following table shows the components of non-interest expense and the percentage changes for the years ended December 31, 2006, 2005 and 2004.

				% Change	% Change
	2006	2005	2004	2006/2005	2005/2004
		(Dollars in thousands)
Salaries and employee benefits	$4,622	$6,043	$4,408	(23.5)%	37.1%
Net occupancy expense	570	465	438	22.6	6.2
Equipment expense	362	355	375	2.0	(5.3)
Data processing fees	1,135	2,039	1,072	(44.3)	90.2
Professional fees	791	843	445	(6.2)	89.4
Marketing expense	384	170	396	125.9	(57.1)
Office expense	325	328	382	(0.9)	(14.1)
Loss on foreclosed assets, net	—	352	212	(100.0)	66.0
Insurance expense	150	124	117	21.0	6.0
Mortgage loan outsourced servicing	150	—	—	100.0	N/A
Other	1,036	970	1,173	6.8	(17.3)

Total	$9,525	$11,689	$9,018	(18.5)%	29.6%

          2006 v. 2005. In the year ended December 31, 2006, non-interest expenses decreased by 18.5%, to $9.5 million, due primarily to decreases in salaries and employee benefits, data processing fees and net losses on foreclosed assets. The largest decrease was in salaries and employee benefits, which declined by $1.4 million to $4.6 million due primarily to expenses of $1.0 million incurred in 2005 to terminate a defined benefit pension plan. Data processing fees declined by $904,000 due primarily to the payment in 2005 of a termination penalty of $832,000 associated with conversion to a new core data processing system in February of 2006. Net losses on foreclosed assets declined from $352,000 in 2005 to $0 in 2006.
          2005 v. 2004. In 2005, non-interest expenses increased by 29.6%, to $11.7 million primarily due to increases in salaries and employee benefits, data processing fees and professional fees. The largest increase was in salaries and employee benefits due primarily to the costs incurred in 2005 to terminate the defined benefit pension plan. Data processing fees were higher due to the termination penalty paid in 2005 and costs incurred in preparation for the February 2006 systems conversion. Professional fees were higher due to consulting fees paid to external providers in an effort to correct lending problems and other operational deficiencies.
          Provision for Income Taxes.
          2006 v. 2005. The provision for income taxes decreased from $3.4 million in 2005 to $375,000 in 2006 primarily as a result of lower income before taxes in 2006. The effective tax rate for 2006 was 37.5% compared to 38.2% for 2005. The decline in the effective tax rate reflects an increase in tax exempt income.
          2005 v. 2004. The provision for income taxes increased from $539,000 in 2004 to $3.4 million in 2005 primarily due to higher income before income taxes in 2005. The effective tax rate for 2005 was 38.2% compared to 35.3% for 2004. The increase in the effective tax rate reflects the sale in 2005 of Federal National Mortgage Association stock and Federal Home Loan Mortgage Corporation stock, for which we received dividend deductions.
Risk Management
          Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.
          Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans.
          When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. When the loan becomes 15 days past due a late notice is sent to the borrower. When the loan becomes 30 days past due, a more formal letter is sent. Between 15 and 30 days past due, telephone calls are also made to the borrower. After 30 days, we regard the borrower as in default. At 60 days delinquent, the borrower may be sent a letter from our attorney and we may commence collection proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. Generally, when a consumer loan becomes 60 days past due, we institute collection proceedings and attempt to repossess any personal property that secures the loan. Management informs the board of directors monthly of the amount of loans delinquent more than 30 days, all loans in foreclosure and repossessed property that we own.
          Analysis of Nonperforming and Classified Assets. We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Loans are generally placed on nonaccrual status when they become 90 days delinquent at which time the accrual of interest ceases and the allowance for any uncollectible accrued interest is established and charged against operations. Typically, payments received on a nonaccrual loan are first applied to the outstanding principal balance.
          Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property result in charges against income.
          The following table provides information with respect to our nonperforming assets at the dates indicated. We had no troubled debt restructurings at any of the dates indicated.

	At June 30,	At December 31,
	2007	2006	2005	2004	2003	2002
		(Dollars in thousands)
Nonaccrual loans:
One-to-four family	$381	$420	$112	$161	$699	$565
Multifamily and nonresidential	1,159	3,888	2,206	1,213	80	376
Construction	184	—	—	104	171	176
Land	15	—	—	—	187	—
Consumer	16	—	194	241	1,082	1,354
Commercial	12	12	341	752	589	337

Total	1,767	4,320	2.853	2,471	2.808	2,808

Accruing loans past due 90 days or more	—	—	—	—	—	—
One-to-four family	—	—	—	—	—	—
Multi-family and nonresidential	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Land	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Commercial	—	—	—	—	—	—

Total	—	—	—	—	—	—

Total of non-accrual and 90 days or more past due loans	1,767	4,320	2,853	2,471	2,808	2,808
Real estate owned	—	946	519	3,178	3,424	2,598
Other nonperforming assets	—	—	—	—	—	10

Total nonperforming assets	$1,767	$5,266	$3,372	$5,649	$6,232	$5,416

Total nonperforming loans to total loans	1.72%	4.29%	2.31%	1.76%	2.02%	1.66%

Total nonperforming loans to total assets	.80%	2.02%	1.29%	1.04%	1.17%	1.12%

Total nonperforming assets to total assets	.80%	2.47%	1.53%	2.37%	2.59%	2.16%

          The increase in non-performing loans from December 31, 2005 to December 31, 2006 was attributable to two commercial real estate loans, one of which was a $2.7 million loan that was paid off during the second quarter of 2007.
          Interest income that would have been recorded for the six months ended June 30, 2007 and the year ended December 31, 2006, had nonaccruing loans been current according to their original terms, amounted to $184,000 and $299,000, respectively. Interest income of $28,000 and $148,000 related to non-performing loans was included in interest income for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively.
          Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as substandard or doubtful we may establish a specific allowance for loan losses. If we classify an asset as loss, we charge off an amount equal to 100% of the portion of the asset classified loss.
          The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At June 30,	At December 31,
	2007	2006	2005	2004
	(In thousands)
Special mention assets	$1,057	$2,437	$3,147	$1,262
Substandard assets	1,585	7,110	12,556	9,878
Doubtful assets	1,583	1,474	1,317	1,330
Loss assets	—	—	76	215

Total classified assets	$4,225	$11,021	$17,096	$12,685

          Classified assets includes loans that are classified due to factors other than payment delinquencies, such as lack of current financial statements and other required documentation, insufficient cash flows or other deficiencies, and, therefore, are not included as non-performing assets. Other than as disclosed in the above tables, there are no other loans where management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

          Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At June 30,				At December 31,
	2007				2006				2005				2004
	30-89 Days		90 Days or More		30-89 Days		90 Days or More		30-89 Days		90 Days or More		30-89 Days		90 Days or More
		Principal		Principal		Principal		Principal		Principal		Principal		Principal		Principal
	Number	Balance	Number	Balance	Number	Balance	Number	Balance	Number	Balance	Number	Balance	Number	Balance	Number	Balance
										(Dollars in thousands)
One-to-four family	3	$1,191	6	$283	28	$1,620	7	$420	3	$179	2	$112	12	$824	3	$161
Multi-family / Nonresidential	1	349	—	—	1	659	2	3,888	2	1,340	6	2,206	2	250	3	1,213
Construction	1	184	—	—	—	—		—	1	154			2	208	1	104
Land	1	15	—	—	1	15		—		—		—		—		—
Consumer	29	490	1	1	4	32		—	7	111	8	194	21	306	10	241
Commercial	—	—	2	12	—	—	1	12	1	253	6	341	6	487	7	752

Total	35	$2,229	9	$296	34	$2,326	10	$4,320	14	$2,037	22	$2.853	43	$2,075	24	$2,471

     Analysis and Determination of the Allowance for Loan Losses.
     Past Practice. We are a traditional community-oriented financial institution that primarily originates mortgage loans secured by residential real estate. In the late 1990’s, prior management decided to emphasize multifamily, nonresidential real estate and construction lending, but failed to adopt an appropriate loan risk and grading system and update its loan review processes, lending policies and allowance for loan loss policy and processes to account for the new types of loans. Consequently, prior management failed to properly review, risk rate and classify the new types of loans, resulting in a failure to adequately fund the allowance for loan losses. This weakness was among the operational deficiencies that led to the imposition of close regulatory supervision of our operations. See “— Operating Strategy” for additional information.
     Current Practice. When new current management arrived in the second quarter of 2005, we undertook a systematic review of the loan portfolio and lending practices. Current management engaged independent loan review consultants to review the loan portfolio and asset classifications and to assist management in determining the proper risk-weighting of loans. As a result of on-going loan reviews during 2005, we recorded loan loss provisions of $1.4 million. However, after a review of the facts and circumstances related to the high provision expense originally reported in 2005, it was determined that the provision had not been recognized in the proper period. Had the information available been appropriately evaluated, the recognition of losses would have occurred in previous years. Therefore, management has restated provision expenses back to prior years, primarily 2002. These restatements were supported by regulatory examinations and external loan review reports issued at the time. In 2005, new management implemented a comprehensive loan policy to address many of the prior weaknesses in lending practices.
     In 2006, new management reviewed the existing policy on allowance for loan losses and updated it to ensure compliance with U.S. generally accepted accounting principles and with all regulatory guidance, including the most recent Interagency Policy Statement on the Allowance for Loan and Lease Losses. A description of the revised procedures for determining the allowance for loan losses is discussed in detail below.
     The allowance for loan losses is a valuation allowance for probable credit losses in the loan portfolio and represents management’s best estimate of known and inherent losses in the loan portfolio, based upon management’s evaluation of the portfolio’s collectibility. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings. The recommendations for increases or decreases to the allowance are presented by management to the Board of Directors.
     Our methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) a specific allowance on identified problem loans; and (2) a general valuation allowance on the remainder of the loan portfolio. Management estimates a range of losses and then makes its best estimate of potential credit losses within that range. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.
     Specific Allowance Required for Identified Problem Loans. We establish an allowance on certain identified problem loans based on such factors as: (1) the strength of the customer’s personal or business cash flows; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency.
     General Valuation Allowance on the Remainder of the Loan Portfolio. We establish a general allowance for loans that are not currently classified in order to recognize the inherent losses associated with lending activities. This general valuation allowance is determined through two steps. First we estimate potential losses on the portfolio by analyzing historical losses for each loan and unfunded loan commitments category. Second, we look at additional significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures; international, national, regional and local economic conditions; changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management; changes in the volume of past dues, non-accruals and classified assets; changes in the quality of the loan review system; changes in the value of underlying collateral for collateral dependent loans; concentrations of credit; and other factors.

     We also identify loans that may need to be charged-off as a loss by reviewing all delinquent loans, classified loans and other loans for which management may have concerns about collectibility. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan or a shortfall in collateral value would result in our allocating a portion of the allowance to the loan that was impaired.
     At June 30, 2007, our allowance for loan losses represented 2.0% of total gross loans and 113.6% of nonperforming loans. At June 30, 2007 the allowance for loan losses was $2.0 million, compared to $2.9 million at June 30, 2006.
     At December 31, 2006, our allowance for loan losses represented 2.0% of total gross loans and 46.9% of nonperforming loans. The allowance for loan losses decreased $1.2 million to $2.0 million at December 31, 2006 from $3.2 million at December 31, 2005. The decrease was due to taking a credit for loan loss of $736,000 during the last half of 2006 and incurring net charge-offs of $396,000 during the year. The $736,000 reversal of provision was based on a decrease of $6.1 million in classified assets between December 31, 2005 and December 31, 2006 and new management’s significantly improved understanding of the characteristics of the loan portfolio. As of the end of 2006, new loan management has been very effective at removing classified loans from the portfolio without incurring significant charge-offs. Minimal losses have been incurred on collateral based loans and several loans have been refinanced at other financial institutions, with no loss realized by us.
     At December 31, 2005, our allowance for loan losses represented 2.6% of total, gross loans and 110.7% of nonperforming loans. The allowance for loan losses was unchanged at $3.2 million when compared to the total at December 31, 2004, with the provision for loan losses of $91,000 mostly offset by net charge-offs of $114,000 for the year.

     The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. In the opinion of our management, the data at December 31, 2003 and 2002 reflects all adjustments and restatements necessary to conform such data to the data presented for the other dates indicated.

	At June 30,			At December 31,
	2007			2006			2005
			% of			% of			% of
		% of	Loans in		% of	Loans in		% of	Loans in
		Allowance	Category		Allowance	Category		Allowance	Category
		to Total	to Total		to Total	to Total		to Total	to Total
	Amount	Allowance	Loans	Amount	Allowance	Loans	Amount	Allowance	Loans
	(Dollars in thousands)
One-to-four family	$185	9.2%	30.1%	$197	9.7%	34.8%	$355	11.2%	29.7%
Multi-family and nonresidential	1,379	68.8	30.8	1,410	69.7	34.2	2,194	69.5	32.7
Construction	42	2.1	20.2	32	1.6	15.0	42	1.3	15.8
Land	37	1.9	7.0	38	1.9	6.9	27	0.9	5.8
Consumer	254	12.6	8.8	254	12.5	7.4	190	6.0	12.1
Commercial	111	5.5	3.1	94	4.6	1.7	349	11.1	3.9

Total allowance for loan losses	$2,008	100.0%	100.0%	$2,025	100.0%	100.0%	$3,157	100.0%	100.0%

	At December 31,
	2004			2003			2002
			% of			% of			% of
		% of	Loans in		% of	Loans in		% of	Loans in
		Allowance	Category		Allowance	Category		Allowance	Category
		to Total	to Total		to Total	to Total		to Total	to Total
	Amount	Allowance	Loans	Amount	Allowance	Loans	Amount	Allowance	Loans
	(Dollars in thousands)
One-to-four family	$426	13.4%	26.7%	$533	16.8%	21.9%	$1,971	41.0%	23.3%
Multi-family	2,134	67.0	33.0	1,846	58.1	34.9	2,074	43 3	32 1
Construction	0	0	16.2	0	0	16.9	0	0.0	16.3
Land	75	2.4	6.2	351	11.1	5.8	353	7.3	7.4
Consumer	107	3.4	14.1	136	4.3	17.0	138	2.9	14.1
Commercial	438	13.8	3.8	309	9.7	3.5	266	5.5	6.8

Total allowance for loan losses	$3,180	100.0%	100.0%	$3,175	100.0%	100.0%	$4,802	100.0%	100.0%

     Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that the Office of Thrift Supervision, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses. The Office of Thrift Supervision may require us to increase our allowance for loan losses based on judgements different from ours. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

     Analysis of Loan Loss Experience.
     The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	Six Months Ended
	June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Dollars in thousands)
Allowance for loan losses at beginning of period	$2,025	$3,157	$3,157	$3,180	$3,175	$4,802	$2,328

Provision for loan losses	32	37	(736)	91	89	558	2,979

Charge offs:
One-to-four family	27	7	7	19	1	1,214	51
Multi-family and nonresidential	—	31	145	152	—	1,102	107
Construction	—	—	—	—	—	—	60
Land	—	24	23	—	—	—	—
Consumer	57	183	204	110	105	210	73
Commercial	—	205	348	124	—	151	228

Total charge-offs	84	450	727	405	106	2,677	519

Recoveries:
One-to-four family	10	—	5	232	7	41	—
Multi-family and nonresidential	—	5	87	2	—	450	6
Construction	—	—	—	—	—	—	—
Land	—	—	—	—	—	—	—
Consumer	12	12	42	50	15	1	8
Commercial	13	124	197	7	—	—	—

Total recoveries	35	141	331	291	22	492	14

Net charge-offs	49	309	396	114	84	2,185	505

Allowance for loan losses at end of period	$2,008	$2,885	$2,025	$3,157	$3,180	$3,175	$4,802

Allowance for loan losses to non-performing loans	113.64%	85.28%	46.88%	110.66%	128.69%	113.07%	171.01%
Allowance for loan losses to total loans outstanding at the end of the period	1.96%	2.69%	2.01%	2.56%	2.26%	2.28%	2.84%
Net charge-offs to average loans outstanding during the year	0.05%	0.26%	0.36%	0.09%	0.06%	1.41%	0.31%
     Interest Rate Risk Management. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk emphasizes: adjusting the maturities of borrowings; adjusting the investment portfolio mix and duration and generally selling in the secondary market substantially all newly originated one-to-four family residential real estate loans. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.
     We have an Asset/Liability Committee, which includes members of management approved by the Board of Directors, to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.
     Our goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest income and net income.

     Net Portfolio Value Analysis. We use a net portfolio value analysis prepared by the Office of Thrift Supervision to review our level of interest rate risk. This analysis measures interest rate risk by capturing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items, based on a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. These analyses assess the risk of loss in market risk-sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 and 200 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement.
     The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at March 31, 2007 (the most recent date for which data is available) that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

	Net Portfolio Value			Net Portfolio Value as % of
	(Dollars in thousands)			Portfolio Value of Assets
Basis Point (“bp”)
Change in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
300	31,678	(10,978)	(26)%	14.57%	(398)bp
200	35,388	(7,318)	(17)	15.95	(261)bp
100	39,251	(3,405)	(8)	17.37	(119)bp
0	42,656	—	—	18.56	—
(100)	44,869	2,213	5	19.29	73bp
(200)	46,016	3,360	8	19.64	108bp
     The Office of Thrift Supervision uses various assumptions in assessing interest rate risk. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analyses presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if there is a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table. Prepayment rates can have a significant impact on interest income. Because of the large percentage of loans and mortgage-backed securities we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe these assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.
     Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of investment securities and borrowings from the Federal Home Loan Bank of Cincinnati. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.
     We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management policy.
     Our most liquid assets are cash and cash equivalents and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At June 30, 2007, cash and cash equivalents totaled $8.9 million. Securities classified as available-for-sale, amounting to $93.6 million at June 30, 2007, provide additional sources of liquidity. In addition, at June 30, 2007, we had the ability to borrow a total of approximately $24.2 million from the Federal Home Loan Bank of Cincinnati. At June 30, 2007, we had no Federal Home Loan Bank advances outstanding.
     At June 30, 2007, we had $25.4 million in loan commitments outstanding, $19.4 million in unused commercial lines of credit (including unadvanced portions of construction loans) and $6.0 million in unused open-end consumer lines of credit. Certificates of deposit due within one year of June 30, 2007 totaled $79.7 million, or 84.5% of certificates of deposit. We believe the large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods due to the recent low interest rate environment and local competitive pressure. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2008. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.
     The following table presents certain of our contractual obligations as of June 30, 2007.

		Payments due by period
		Less than	One to	Three to	More Than
Contractual Obligations	Total	One Year	Three Years	Five Years	5 Years
At June 30, 2007:
Operating lease obligations	$223	$49	$88	$73	$13
Director deferred compensation agreements	402	76	151	144	31
Deferred compensation plan	933	180	212	183	358

Total	$1,558	$305	$451	$400	$402

     The following table presents certain of our contractual obligations as of December 31, 2006.

		Payments due by period
		Less than	One to	Three to	More Than
Contractual Obligations	Total	One Year	Three Years	Five Years	5 Years
At December 31, 2006:
Operating lease obligations	$137	$50	$44	$27	$16
Director deferred compensation agreements	439	76	151	151	61
Deferred compensation plan	1,186	253	311	171	451

Total	$1,762	$379	$506	$349	$528

     Our primary investing activities are the origination and purchase of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts and Federal Home Loan Bank advances. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

     The following table presents our primary investing and financing activities during the periods indicated.

	Six Months Ended
	June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(In thousands)
Investing activities:
Loans originations	$59,347	$35,702	$87,893	$96,168	$131,873
Loan principal repayments	39,892	40,519	84,379	84,588	103,643
Loan sales	17,412	11,110	26,405	28,592	26,976
Proceeds from calls, maturities and principal repayments of investment securities	6,492	5,897	13,436	5,402	9,673
Proceeds from sales of securities available-for-sale	22,066	—	500	19,873	—
Purchase of available-for-sale investment securities	39,934	10,518	30,060	48,926	—

Financing activities:
Increase (decrease) in deposits	7,465	(873)	5,469	(11,748)	(5,663)
Increase (decrease) in FHLB advances	—	(12,159)	(12,159)	(45)	(44)
     Capital Management. We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2007 and December 31, 2006, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements,” “Regulatory Capital Compliance” and note 13 of the notes to consolidated financial statements.
     This offering is expected to increase our consolidated equity by $47.1 million to $79.4 million at the maximum of the offering range. See “Capitalization.” Following completion of this offering, we also will manage our capital for maximum stockholder benefit. The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from the offering, resulting in increased net interest-earning assets and net income. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. Following the offering, we may use capital management tools such as cash dividends and common share repurchases. However, under Office of Thrift Supervision regulations, we will not be allowed to repurchase any shares during the first year following the offering, except to fund the restricted stock awards under the equity benefit plan after its approval by shareholders, unless extraordinary circumstances exist and we receive regulatory approval.
     Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see note 18 of the notes to consolidated financial statements.
     For the six months ended June 30, 2007 and the year ended December 31, 2006, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.
Impact of Recent Accounting Pronouncements
     For a discussion of the impact of recent accounting pronouncements, see note 2 of the notes to consolidated financial statements included in this prospectus.

Effect of Inflation and Changing Prices
     The consolidated financial statements and related financial data presented in this prospectus have been prepared according to generally accepted accounting principles in the United States, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Management
Board of Directors
     The Board of Directors of First Advantage Bancorp and First Federal Savings Bank are each comprised of nine (9) persons who are elected for terms of three (3) years, approximately one-third of whom are elected annually. The same individuals comprise the boards of directors of First Advantage Bancorp and First Federal Savings Bank.
     All of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Messrs. Bradley and Halliburton, whom we employ as executive officers, and William H. Orgain. In determining the independence of directors, the board of directors considered the various deposit, loan and other relationships that each director has with First Federal Savings Bank, including the fact that Mr. Durrett is one of First Federal Savings Bank’s largest borrowers, in addition to the transactions disclosed under “-Transactions with First Federal Savings Bank,” but determined in each case that these relationships did not interfere with their exercise of independent judgment in carrying out their responsibilities as a director.
     Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five (5) years. Ages presented are as of June 30, 2007. The starting year of service as director relates to service on the board of directors of First Federal Savings Bank.
     The following directors have terms ending in 2008:
     Earl O. Bradley, III is the Chief Executive Officer of First Federal Savings Bank and First Advantage Bancorp. Mr. Bradley, III joined First Federal Savings Bank in 2005. Mr. Bradley has served as the Chairman and Chief Executive Officer of MAP Industries, Inc., a manufacturing company, since 2002. Previously, Mr. Bradley served as a regional president of Old National Bank (which acquired Heritage Bank) from 1988 to 2001. Age 51. Director since 2005.
     William Lawson Mabry serves as Chairman of the Board and is a self-employed real estate sales broker. Age 51. Director since 2006.
     William H. Orgain is the President and co-owner of Orgain Building Supply. Age 50. Director since 2007.
     The following directors have terms ending in 2009:
     Dr. Vernon M. Carrigan is a physician and medical director with the Premier Medical Group. Age 56. Director since 1999.
     John T. Halliburton is the President of First Federal Savings Bank and First Advantage Bancorp. Mr. Halliburton joined First Federal Savings Bank in 2005. Before joining First Federal Savings Bank in 2005, Mr. Halliburton served as a commercial lending officer at Old National Bank (which acquired Heritage Bank) from 1988 to 2005. Age 60. Director since 2005.
     David L. Watson has been the owner of Watson Construction, a consulting and management company, since 2005. Mr. Watson served as a District President for Old National Bank (which acquired Heritage Bank) from 1994 to 2005. Age 65. Director since 2006.
     The following directors have terms ending in 2010:
     William G. Beach is the President of Beach Oil Co., a retail fuels company. Age 50. Director since 2006.
     Robert E. Durrett, III is the owner of Durrett Construction. Age 51. Director since 2007.

     Michael E. Wallace is a certified public accountant and has been a principal with Weatherspoon//Lowe//Wallace, PC, an accounting firm, since 2004. From 2002 to 2004, Mr. Wallace was a managing partner with the accounting firm of Wallace & Cave, CPA’s. Age 33. Director since 2006.
Executive Officers
     The executive officers of First Advantage Bancorp are elected annually by the board of directors and serve at the board’s discretion. The executive officers of First Advantage Bancorp are:

Name	Position
Earl O. Bradley, III	Chief Executive Officer
John T. Halliburton	President
Patrick C. Greenwell	Chief Financial Officer and Corporate Secretary
     Since the formation of First Advantage Bancorp, none of the company’s executive officers, directors or other personnel have received remuneration from First Advantage Bancorp.
     The executive officers of First Federal Savings Bank are elected annually by the board of directors and serve at the board’s discretion. The executive officers of First Federal Savings Bank are:

Name	Position
Earl O. Bradley, III	Chief Executive Officer
John T. Halliburton	President
Patrick C. Greenwell	Chief Financial Officer and Corporate Secretary
Franklin G. Wallace	Chief Information Officer
Jon R. Clouser	Chief Lending Officer
     Below is information regarding our executive officers who are not also directors. Each executive officer has held his current position for at least the last five years, unless otherwise stated. Ages presented are as of June 30, 2007.
     Patrick C. Greenwell has been Chief Financial Officer of First Federal Savings Bank since 2005. Before joining First Federal Savings Bank, Mr. Greenwell was Senior Vice President, Information Systems with Wachovia Bank. Age 49.
     Franklin G. Wallace has served as the Chief Information Officer of First Federal Savings Bank since 2005. Before joining First Federal Savings Bank, Mr. Wallace was a Senior Vice President at Old National Bank (formerly Heritage Bank). Age 56.
     Jon R. Clouser has served as the Chief Lending Officer of First Federal Savings Bank since March 2007. From March 2003 to March 2007, Mr. Clouser was an Executive Vice President of Cumberland Bank and Trust. Mr. Clouser also served as a Senior Vice President of Old National Bank (formerly Heritage Bank) from 1990 to March 2003. Age 53.
Meetings and Committees of the Board of Directors
     We conduct business through meetings of our board of directors and its committees. During the year ended December 31, 2006, the board of directors of First Federal Savings Bank met 15 times. As First Advantage Bancorp was recently incorporated, the board of directors of First Advantage Bancorp did not meet during the year ended December 31, 2006.
     In connection with the formation of First Advantage Bancorp, the board of directors established Audit, Compensation and Nominating and Corporate Governance Committees.

     The Audit Committee consists of Michael E. Wallace (Chairman), William G. Beach, Vernon M. Carrigan and David L. Watson. The Audit Committee is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The board of directors of First Advantage Bancorp has designated Michael E. Wallace as an audit committee financial expert under the rules of the Securities and Exchange Commission. As First Advantage Bancorp was recently incorporated, the Audit Committee of First Advantage Bancorp did not meet during the year ended December 31, 2006.
     The Compensation Committee consists of David L. Watson (Chairman), Vernon M. Carrigan and Robert E. Durrett, III. The Compensation Committee is responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning. Each member of the Compensation Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Compensation Committee of First Advantage Bancorp did not meet during the year ended December 31, 2006.
     The Nominating and Corporate Governance Committee consists of Vernon M. Carrigan (Chairman), David L. Watson and Robert E. Durrett, III. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become board members and recommending a group of nominees for election as directors at each annual meeting of stockholders, ensuring that the board and its committees have the benefit of qualified and experienced independent directors, and developing a set of corporate governance polices and procedures. Each member of the Nominating and Corporate Governance Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee of First Advantage Bancorp did not meet during the year ended December 31, 2006.
     Each of First Advantage Bancorp’s committees listed above operates under a written charter, which governs its composition, responsibilities and operations.
     In addition, the board of directors of First Federal Savings Bank has the following standing committees: Audit, Executive, Human Resources/Compensation and Nominating.
Corporate Governance Policies and Procedures
     In addition to having established committees of the board of directors, First Advantage Bancorp has also adopted several policies to govern the activities of both First Advantage Bancorp and First Federal Savings Bank, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy sets forth:
•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the board of directors;

•	the establishment and operation of board committees;

•	succession planning;

•	procedures for convening executive sessions of independent directors;

•	the board of directors’ interaction with management and third parties; and

•	the evaluation of the performance of the board of directors and chief executive officer.
     The code of business conduct and ethics, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.
Compensation Discussion and Analysis
Our Compensation Philosophy
     The success of First Advantage Bancorp and First Federal Savings Bank depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business strategy. We strive to provide our management team with incentives tied to the successful implementation of our corporate objectives. We also recognize that the company operates in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.
     We intend to base our compensation decisions as a public company on four basic principles:
•	Meeting the Demands of the Market — Our goal is to compensate our employees at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the regional market.
•	Aligning with Shareholders — We intend to use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interests with the interests of our shareholders.
•	Driving Performance — We will structure compensation around the attainment of company-wide, business unit and individual targets that return positive results to our bottom line.
•	Reflecting our Business Philosophy — Our approach to compensation reflects our values and the way we do business in the communities we serve.
     Before our initial public offering, our compensation program relied on three primary elements: (i) base compensation or salary; (ii) discretionary cash-based, short-term incentive compensation; and (iii) a newly-established cash-based deferred incentive compensation plan. Following our initial public offering, we expect that equity-based, incentive compensation will also become an important element of our executive compensation program. Our ability to introduce equity awards to our compensation mix will depend on shareholder approval of an equity compensation program and compliance with applicable regulatory guidelines relating to such programs. As a public company, we believe that we can meet the objectives of our compensation philosophy by achieving a balance among the four elements described above that is competitive with our industry peers and creates appropriate incentives for our management team. To achieve the necessary balance, we expect that the Compensation Committee of our board of directors will work closely with independent compensation consultants who will provide us with their expertise regarding competitive compensation practices where appropriate and help us to benchmark our compensation program in relation to our peers.
     Base Compensation. The salaries of our executive and other officers are reviewed at least annually to assess our competitive position and make any necessary adjustments. Our goal is to maintain salary levels for our officers at a level consistent with base pay received by those in comparable positions at our peers. We also evaluate salary levels at the time of promotion or other change in responsibilities or as a result of commitments made when hiring a specific officer. We also consider individual performance and retention risk as part of our annual compensation assessment.
     Cash-Based Short-Term Incentive Compensation. Before our initial public offering, our board of directors or a designated committee of the board authorized bonuses for key personnel on an occasional and discretionary basis.

Long-Term Compensation
     Cash-Based Deferred Incentive Plan. In late 2006, the Compensation Committee reviewed and the Board of Directors approved, subject to receipt of applicable regulatory approvals and for implementation in 2007, a formal cash-based deferred incentive plan for designated officers to reward the attainment of annual company-wide financial objectives at specified levels and individual performance relative to the specific tasks we expect an employee to accomplish during the year. A key objective of this plan is to drive annual performance at both the company and individual levels to the highest attainable levels by establishing floor, target and ceiling thresholds tied to increasing levels of incentive awards. With respect to the initial awards considered under the Plan, the Board considered management’s progress in: (1) addressing regulatory concerns and implementing the components of the Bank’s compliance plan; (2) improving the Bank’s information systems and formalizing its financial and management reporting policies and procedures; (3) developing a staffing plan and training procedures for management and staff; and (4) developing and implementing new policies and procedures, particularly in the areas of asset review and credit administration. The Board determined the amounts of awards to individual officers as a designated percentage of their base salary and bonus. For some officers with longer durations of service, 60% of the deferred incentive award amount will vest after three years of service, with the remaining 40% vesting in equal installments after 4 and 5 years of service; other awards will vest in full only after completion of five years of service. During the first quarter of 2007, the Board of Directors authorized deferred incentive awards of $240,000, $210,000, $225,000, $120,000 and $100,000 to Messrs. Bradley, Halliburton, Greenwell, Wallace and Clouser, respectively, under the new plan.
     Future Equity Compensation Program. As a public company, our long-term incentive compensation program will also rely upon the delivery of competitive equity awards to our management team. We expect to use an equity-based, long-term incentive compensation program to award stock-based incentives intended to focus our management team on the task of creating long-term shareholder value. By increasing the equity holdings of our management team, we will provide them with a continuing stake in our long-term success. The nature and size of awards under our equity-based program will be based on a number of factors, including regulatory guidelines, awards made to those holding comparable positions in our peer group and the tax or accounting treatment of specific equity compensation techniques.
Role of the Compensation Committee
     As a public company, we will rely on the Compensation Committee to develop our executive compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy. The Committee will be responsible for the administration of our compensation programs and policies, including the administration of our cash- and future stock-based incentive programs. The Committee will review and approve all compensation decisions relating to our officers. The compensation of our CEO and the other named executive officers will be set by the Committee, subject to ratification by the Board of Directors. The Committee will operate under the mandate of a formal charter that establishes a framework for the fulfillment of its responsibilities.
Role of Independent Compensation Consultant
     As a public company, our Compensation Committee will hire and work closely with an independent compensation consultant to periodically benchmark our compensation program against our peers and to ensure that our program is consistent with prevailing practice in our industry. We expect to engage a consultant to prepare a comprehensive executive compensation review to cover all aspects of compensation for our senior management team and board of directors.
Role of Management
     Our CEO and other named executive officers will, from time to time, make recommendations to the Compensation Committee regarding the appropriate mix and level of compensation for their subordinates. Their recommendations will consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our senior management team will not participate in Committee discussions or the review of Committee documents relating to the determination of their own compensation, however.

Peer Group Analysis
     As a public company, we anticipate that a critical element of our compensation philosophy and a key determinant of specific compensation decisions for our management team will be a comparative analysis of our compensation mix and levels relative to a peer group of publicly traded banks and thrifts. We firmly believe in the importance of maintaining a competitive compensation program relative to the companies with whom we compete for talent. We expect that the peer group, which may be determined with the assistance of independent consultants as discussed above, will reflect consideration of several factors, including geographic location, asset size, operating characteristics, and financial performance.
Allocation Among Compensation Components
     Under our present structure, base salary and incentive compensation represent the largest components of compensation for our executive officers. As a public company, we expect that the mix of base salary, bonus and long-term cash and equity compensation will vary, depending upon the role of the individual officer in the organization. In allocating compensation among these elements, we believe that the compensation of senior management should be predominately performance-based, while lower levels of management should receive a greater portion of their compensation in base salary.
Severance and Change in Control Benefits
     Before our initial public offering, we generally did not maintain formal employment or severance agreements with our executive officers. As a public company, we expect to enter into employment agreements or other severance arrangements with our chief executive and the other named executive officers on terms consistent with the compensation packages for senior management among our peers. The severance payments under these agreements, which will be contingent on the occurrence of certain termination events, are intended to provide the executives with a sense of security in making the commitment to dedicate their professional careers to the success of our company. See “Executive Compensation — Employment Agreements” for a further description of the terms of the employment agreements.
Tax and Accounting Considerations
     We evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on a periodic basis thereafter to ensure that we understand the financial impact of each program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences in these areas. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax-efficient manner.
Retirement Benefits; Employee Welfare Benefits
     Our primary retirement savings vehicle is our defined contribution 401(k) plan, which enables our employees to supplement their retirement savings with elective deferral contributions that we match at specified levels. In connection with our stock offering, we will also implement a leveraged employee stock ownership plan at the Bank level, with an independent trustee using the proceeds of a loan from the holding company to purchase First Advantage Bancorp common stock in the conversion pursuant to applicable regulatory guidelines. The employee stock ownership plan will provide our employees with additional retirement savings in the form of our common stock and encourage employee ownership in the new public company. See “Benefit Plans — Employee Stock Ownership Plan” for further description of the terms of the employee stock ownership plan.
     In addition to retirement programs, we provide our employees with coverage under medical, dental, life insurance and disability plans and a cafeteria plan on terms consistent with industry practice.

Perquisites
     We annually review the perquisites that we make available to our senior management. The primary perquisites for senior managers include country club membership, a bank-supplied automobile (for Mr. Bradley III) and bank-provided life and disability insurance.
Director Compensation
     Our outside directors are compensated through a combination of retainers and meeting fees. Directors who are also employees of First Federal Savings Bank do not receive additional compensation for service on the board. The level and mix of director compensation is revised by the Compensation Committee on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy. We expect that, in the future, our review of director compensation will also consider the increased responsibility and liability of directors at publicly traded companies due to changes in the regulatory environment and the heightened scrutiny of corporate governance practices.
Stock Compensation Grant and Award Practices
     As a mutual financial institution without public shareholders, we have not been able to make equity-based awards to our officers and employees. As a public company, we expect that, following our implementation of an equity compensation program, as discussed above, our Compensation Committee’s grant-making process will be independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we expect that the release of material nonpublic information will never be timed with the purpose or intent to affect the value of executive compensation.
Stock Ownership Requirements
     We have not adopted formal stock ownership requirements for our senior officers and board members. However, the bylaws of First Advantage Bancorp provide that each director of First Advantage Bancorp must own at least 100 shares of First Advantage Bancorp stock. We expect that, following our initial public offering, the Compensation Committee will review prevailing practices among peer companies with respect to stock ownership guidelines and determine whether such guidelines are appropriate.
Compensation for the Named Executives in Fiscal 2007
     Chief Executive Officer Compensation. In determining Mr. Bradley’s compensation for 2007, the Board of Directors conducted a performance appraisal that reviewed Mr. Bradley’s financial, strategic and operational achievements over the preceding calendar year. In its review, the Board noted that Mr. Bradley and other members of the management team have taken aggressive steps to reduce the Bank’s credit risk profile by focusing on the reduction of classified loans and implement a new business model intended to return the Bank to consistent profitability. The Board determined that these actions have positioned the Bank for future stability, profitability and earnings growth, in accordance with the Business Plan. In recognition of these contributions, Mr. Bradley was awarded a salary increase of $5,400, which represents approximately a 3.0% increase in his base salary. This salary increase became effective January 1, 2007. The Board of Directors believes that Mr. Bradley’s compensation is consistent with its objectives to reward, motivate and challenge Mr. Bradley to continue to lead our company successfully.
     Compensation for the Other Named Executives. In determining compensation for Messrs. Halliburton, Greenwell and Wallace, the Compensation Committee reviewed performance appraisals presented by the Chief Executive Officer and his salary and bonus recommendations. The Committee, after discussion of the performance of each executive over the preceding year, adjusted the base salaries for Messrs. Halliburton, Greenwell and Wallace to $154,500, $175,100 and $98,100, respectively, representing salary increases of 3.0%, 3.0% and 9.0%, respectively. The salary increases became effective January 1, 2007. In recognition of their efforts to implement First Federal Savings Bank’s new business plan and their efforts to increase profitability and earnings growth in fiscal 2006, the Compensation Committee also authorized bonuses of $67,500, $76,000 and $40,500 for Messrs. Halliburton, Greenwell and Wallace, respectively. We believe that the compensation for Messrs. Halliburton, Greenwell and Wallace is consistent with our compensation objectives.

Executive Compensation
Summary Compensation Table
     The following information is furnished for all individuals serving as the principal executive officer and principal financial officer of First Advantage Bancorp or its subsidiaries for the fiscal year ended December 31, 2006 and all other executive officers of First Advantage Bancorp or its subsidiaries whose total compensation for the fiscal year ended December 31, 2006 exceeded $100,000.

							Change in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)(1)	($)
Earl O. Bradley, III	2006	180,000	80,000	—	—	—	—	13,537	273,537
Chief Executive Officer

Patrick C. Greenwell	2006	170,000	76,000	—	—	—	—	9,262	255,262
Executive Vice President, Chief Financial Officer

John T. Halliburton	2006	150,000	67,500	—	—	—	—	10,429	227,929
President

Franklin G. Wallace	2006	90,000	40,500	—	—	—	—	4,656	135,156
Executive Vice President, Chief Information Officer, Chief Compliance Officer

(1)	Details of the amounts reported in the “All Other Compensation” column are provided in the table below:

	Mr. Bradley		Mr. Greenwell		Mr. Halliburton		Mr. Wallace
Employer contributions to 401(k) Plan	$7,969		$5,602		$6,525		$4,141
Perquisites	—	(a)	—	(a)	—	(a)	—	(a)
Total all other compensation	13,537		9,262		10,429		4,656

(a)	Did not exceed $10,000.

     Current Employment Agreements. First Federal Savings Bank does not currently maintain employment agreements with any of its employees.
     Proposed Employment Agreements. Upon completion of the conversion, First Federal Savings Bank and First Advantage Bancorp will enter into separate employment agreements with Earl O. Bradley, III, John T. Halliburton, and Patrick C. Greenwell. First Federal Savings Bank (with First Advantage Bancorp acting solely as guarantor of its obligations) will also enter into employment agreements with Franklin G. Wallace and Jon R. Clouser (referred to below as the “executives” or “executive”). Our continued success depends to a significant degree on the skills and competence of these officers, and the employment agreements are intended to ensure that we maintain a stable management base following the offering. Under the agreements, which have essentially identical provisions, First Advantage Bancorp will make any payments not made by First Federal Savings Bank under its agreements with the executives, but the executives will not receive any duplicate payments.
     The employment agreements will each provide for three-year terms, subject to annual renewal by the board of directors for an additional year beyond the then-current expiration date. The initial base salaries under the employment agreements will be $185,400 for Mr. Bradley, $154,500 for Mr. Halliburton, $175,100 for Mr. Greenwell, $98,100 for Mr. Wallace and $135,000 for Mr. Clouser. The agreements also will provide for participation in employee benefit plans and programs maintained for the benefit of senior management personnel, including discretionary bonuses, participation in stock-based benefit plans, and certain fringe benefits as described in the agreements.
     Upon termination of an executive’s employment for cause, as defined in the agreement, the executive will receive no further compensation or benefits under the agreement. If we terminate the executive for reasons other than cause, or if the executive resigns after the occurrence of specified circumstances that constitute constructive termination, the executive or, upon his death, his beneficiary, will receive an amount equal to the base salary and employer contributions to benefit plans that would have been payable for the remaining term of the agreement. We will also continue or pay for each executive’s life, health and dental coverage for the remaining term of the agreement.
     Under the employment agreements, if the executive is involuntarily terminated, or terminates voluntarily under certain circumstances specified in the agreement within one year of a change in control, he will receive a severance payment equal to 2.99 times the average of the five preceding taxable years’ annual compensation. We will also continue the executive’s health, life and disability benefits for 36 months following termination in connection with a change in control.
     The agreements will provide for the reduction of change in control payments to the executives to the extent necessary to ensure that they will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which otherwise would result in the imposition of a 20% excise tax under Section 4999 of the Code. Upon termination of employment (other than involuntary termination in connection with a change in control), each executive will be required to adhere to a one-year non-competition provision. We will agree to pay all reasonable costs and legal fees of the executives in relation to the enforcement of the employment agreements, provided the executives succeed on the merits in a legal judgment, arbitration proceeding or settlement. The employment agreements also provide for indemnification of the executives to the fullest extent legally permissible.

Pension Benefits
     We do not currently maintain a defined benefit pension plan.
Benefit Plans
     401(k) and Profit Sharing Plan. We maintain the First Federal Savings Bank 401(k) and Profit Sharing Plan, a tax-qualified defined contribution plan, for all employees of First Federal Savings Bank who satisfy the plan’s eligibility requirements. Participants become eligible to participate in the plan on the January 1st or July 1st that coincides with or next follows their attainment of age 21 and completion of six months of service. Eligible employees may contribute up to 100% of their compensation to the plan on a pre-tax basis, subject to limitations imposed by the Internal Revenue Code of 1986, as amended. For 2007, the salary deferral contribution limit is $15,500; provided, however, that participants over age 50 may contribute an additional $5,000 to the plan. Participants are always 100% vested in their salary deferral contributions. In addition to salary deferral contributions, the plan provides that we can make discretionary matching contributions and profit sharing contributions to the accounts of plan participants. During the 2007 plan year, we made matching contributions to the plan on behalf of each participant in an amount equal to 100% of the first 3% of the salary deferral contributions made by each participant to the plan. Participants vest in their employer matching contributions at the rate of 20% per year, becoming 100% vested upon the completion of five years of service or upon their death, termination of employment due to a disability or attainment of age 65. Participants have individual accounts under the plan and may direct the investment of their accounts among a variety of investment funds. In connection with the offering, the plan will add another investment alternative, the First Advantage Bancorp Stock Fund. The Stock Fund will permit participants to invest their 401(k) Plan funds in First Advantage Bancorp common stock. A participant who elects to purchase common stock in the offering through the plan will receive the same subscription priority, and be subject to the same individual purchase limitations, as if the participant had elected to purchase the common stock using funds outside the plan. See “The Stock Offering—Subscription Offering and Subscription Rights” and “—Limitations on Purchases of Shares.” An independent trustee will purchase common stock in the offering on behalf of plan participants, to the extent that shares are available. Participants will direct the trustee regarding the voting of shares purchased for their plan accounts.
     Employee Stock Ownership Plan. In connection with the conversion, First Federal Savings Bank intends to adopt an employee stock ownership plan for eligible employees. Eligible employees will participate in the employee stock ownership plan upon the attainment of age 21 and the completion of six months of service.
     We expect to engage a third party trustee to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of First Advantage Bancorp common stock issued in the conversion (326,400, 384,000, and 441,600 shares at the minimum, midpoint and maximum of the offering range, respectively). We anticipate that the employee stock ownership plan will fund its stock purchase through a loan from First Advantage Bancorp equal to 100% of the aggregate purchase price of the common stock. The loan will be repaid principally through First Federal Savings Bank’s contributions to the employee stock ownership plan and dividends payable on common stock held by the plan over the anticipated 20-year term of the loan. The fixed interest rate for the employee stock ownership plan loan is expected to be the prime rate, as published in The Wall Street Journal, on the closing date of the offering. See “Pro Forma Data.”
     The trustee will hold the shares purchased by the employee stock ownership plan in a loan suspense account, and will release the shares from the suspense account on a pro rata basis as First Federal Savings Bank repays the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation. Participants will vest in their employee stock ownership plan allocations over a six-year period, at the rate of 20% upon the completion of two years of service and 20% per year thereafter. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The plan reallocates any unvested shares of common stock forfeited upon termination of employment among the remaining participants in the plan.

     The employee stock ownership plan will permit participants to direct the plan trustee how to vote the shares of common stock credited to their accounts. The trustee will vote unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as it votes those shares for which participants provide instructions, subject to fulfillment of its fiduciary responsibilities as trustee for the plan.
     Under applicable accounting requirements, First Federal Savings Bank will record a compensation expense for a leveraged employee stock ownership plan at the fair market value of the shares when they are committed to be released from the suspense account to participants’ accounts under the plan.
Nonqualified Deferred Compensation
     Executive Deferred Incentive Plan. Effective January 1, 2007, First Federal Savings Bank adopted an Executive Deferred Incentive Plan that provides for the grant of annual cash deferred incentive awards to individual officers designated by the board of directors as participants. The board of directors determined individual award amounts based on the attainment of established criteria; the awards may be expressed as a percentage of the participant’s cash compensation or otherwise, as determined by the board. Awards vest over a three to five year vesting period. Vesting of awards accelerates only upon the death or disability of a participant or upon a change in control. Participants receive distributions of their vested awards in a single lump sum payment following a separation from service. Participants may also elect to receive a lump sum distribution of their vested awards upon a change in control. Participants expect to use these awards to purchase stock in the offering.
     Deferred Compensation Plan. Thirteen (13) current and former directors and three (3) current and former officers participate in the plan. We established the First Federal Savings Bank Deferred Compensation Plan in order to provide deferred income and retirement benefits to directors and officers designated by the Bank’s board of directors as participants. Under the plan, participants may elect to defer up to 25% of salary and up to 100% of board fees or cash bonuses into the plan. First Federal Savings Bank also credited each participant’s account initially with $1,000 per year of service for each non-employee director and $2,000 per year of service for officers with the title of executive vice president or higher. Our current executive management team is participating in the Executive Deferral Incentive Plan, discussed above, but is not participating in this plan. These dollar amounts are credited annually to the accounts of participants who remain in service. Participants’ accounts are credited with interest based on the rate of return provided by First Federal Savings Bank on one year certificates of deposit. Participants are 100% vested in their deferred compensation accounts. The plan currently provides for distributions ranging from a lump sum to up to ten years. If we become insolvent, the assets of the plan are subject to the claims of our creditors until paid to the plan participants and their beneficiaries as set forth in the plan.
     Stock-Based Deferral Plan. In connection with the offering, we intend to establish a stock-based deferral plan for certain eligible officers and members of the board of directors. Under the terms of the new stock-based deferral plan, participants will be permitted to make a one time election to transfer all or a portion of their account balances from our other nonqualified deferred compensation plans into the stock-based deferral plan to purchase common stock in the offering. For purposes of the stock purchase priorities and the stock purchase limitations in the offering, the stock purchases by participants through the new stock-based deferral plan will be treated in the same manner as an individual stock purchase outside the plan and will be subject to each participant’s individual eligibility to purchase stock in the offering and to the stock purchase limitations in the stock offering. The new stock-based deferral plan also permits eligible officers and members of the board of directors to make an election within 30 days of the effective date of the plan to defer future compensation into the plan and invest the deferrals in common stock.
     Future Equity Incentive Plan. Following the conversion and initial stock offering, First Advantage Bancorp plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, First Advantage Bancorp anticipates that the plan will authorize a number of stock options equal to 10% of the total shares issued in the conversion stock offering and a number of shares of restricted stock equal to 4% of the total shares issued in the offering. Therefore, the number of shares reserved under the plan will range from 571,200 shares, assuming 4,080,000 shares are issued in the offering, to 772,800 shares, assuming 5,520,000 shares are issued in the offering.

Director Compensation
     The following table provides the compensation received by individuals who served as non-employee directors of First Federal Savings Bank during the 2006 fiscal year.

	Fees Earned or
	Paid in Cash	All Other
	($)	Compensation ($)	Total ($)
Lynnwood C. Burkhalter (1)	17,800	5,707	23,507
William G. Beach	8,500	1,147	9,647
Vernon M. Carrigan	13,500	4,409	17,909
Price E. Hopson (2)	15,500	5,532	21,032
David William Howard, III (2)	14,800	5,901	20,701
William Lawson Mabry	8,500	1,138	9,638
Carmen C. Reagan (3)	15,500	4,965	20,465
Michael E. Wallace	8,600	1,018	9,618
David L. Watson	9,000	1,018	10,018

(1)	Retired from the board of directors on January 1, 2007.

(2)	Resigned from the board of directors on March 1, 2007.

(3)	Resigned from the board of directors on February 6, 2007.
     Cash Retainer and Meeting Fees For Non-Employee Directors. The following table sets forth the applicable retainers and fees that will be paid to our non-employee directors for their service on the boards of directors of First Advantage Bancorp and First Federal Savings Bank for their service during 2007.
Board of Directors of First Federal Savings Bank:

Annual Retainer	$6,000
Annual Audit Committee Chairperson Additional Retainer	6,000
Fee per Board Meeting	500
Fee per Committee Meeting:
Executive Committee	100
Audit Committee	100
All Other Committees	100
      Directors’ Compensation Agreements. First Federal Savings Bank entered into four separate Directors’ Compensation Agreements with two former directors, David W. Howard, III and Jack G. Miller. Under three separate agreements with Mr. Howard, dated January 1, 1981, January 1, 1986 and July 1, 1993, First Federal Savings Bank agreed to provide benefits of $152,160, $249,840 and $210,000, respectively, with each benefit amount payable in 120 monthly installments. The agreement with Mr. Miller, dated January 1, 1981, provides for a benefit of $144,600, also payable in 120 monthly installments. Under all three agreements, monthly installment payments commence upon the director’s attainment of age 65, with any remaining amounts payable to the director’s beneficiary following his death.
Transactions with First Federal Savings Bank
     Loans and Extensions of Credit. The Sarbanes-Oxley Act generally prohibits loans by First Advantage Bancorp to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by First Federal Savings Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features.

First Federal Savings Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit First Federal Savings Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee. First Federal Savings Bank does not sponsor such a program.
     In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of First Federal Savings Bank’s capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the board of directors. See “Regulation and Supervision—Regulation of Federal Savings Associations—Transactions with Related Parties.”
     The aggregate outstanding balance of loans extended by First Federal Savings Bank to its executive officers and directors and related parties was $3.4 million at June 30, 2007, or approximately 4.28% of pro forma stockholders’ equity assuming that 5,520,000 shares are sold in the offering. These loans were performing according to their original terms at June 30, 2007. In addition, these loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to First Federal Saving Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features when made.
     Other Transactions. During the year ended December 31, 2006, First Federal Savings Bank paid $30,000 to Watson Construction, a sole proprietorship owned by Director David L. Watson for construction project management services with respect to the construction of our new main office building.
      During the year ended December 31, 2006, we contracted with Robert E. Durrett, III Construction to raze our existing Tradewinds branch and to build a new branch office building on the same site. Robert E. Durrett, III Construction is owned by Director Robert E. Durrett, III. No fees were paid to Mr. Durrett’s company during fiscal 2006. Estimated fees to be paid to Durrett Construction during the year ending December 31, 2007 are $92,000.
Indemnification for Directors and Officers
     First Advantage Bancorp’s charter provides that First Advantage Bancorp shall indemnify all officers, directors and employees of First Advantage Bancorp to the fullest extent permitted under Tennessee law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of First Advantage Bancorp. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under Tennessee law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of First Advantage Bancorp pursuant to its charter or otherwise, First Advantage Bancorp has been advised by counsel that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Subscriptions by Executive Officers and Directors
     The following table presents certain information as to the approximate purchases of common stock by our directors and executive officers, including their associates, if any, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 31% of the shares sold in the offering. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. All directors and officers as a group would own 12.87% of our outstanding shares at the minimum of the offering range and 9.51% of our outstanding shares at the maximum of the offering range.

	Proposed Purchases of Stock in the
	Offering
Name	Number of	Dollar
	Shares	Amount
Directors:
William G. Beach	50,000	$500,000
Earl O. Bradley, III	50,000	500,000
Vernon M. Carrigan	35,000	350,000
Robert E. Durrett, III	60,000	600,000
John T. Halliburton	50,000	500,000
William Lawson Mabry	60,000	600,000
William H. Orgain	60,000	600,000
Michael E. Wallace	30,000	300,000
David L. Watson	50,000	500,000

Executive Officers Who Are Not Directors:
Patrick C. Greenwell	40,000	400,000
Franklin G. Wallace	10,000	100,000
Jon R. Clouser	30,000	300,000

All directors and executive officers as a group (12 persons)	525,000	$5,250,000

Regulation and Supervision
General
     First Federal Savings Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as its deposits insurer. First Federal Savings Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund managed by the Federal Deposit Insurance Corporation. First Federal Savings Bank must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of Thrift Supervision and, under certain circumstances, the Federal Deposit Insurance Corporation to evaluate First Federal Savings Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on First Advantage Bancorp and First Federal Savings Bank and their operations. First Advantage Bancorp, as a savings and loan holding company, is required to file certain reports with, are subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. First Advantage Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.
     Certain of the regulatory requirements that are or will be applicable to First Federal Savings Bank and First Advantage Bancorp are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on First Federal Savings Bank and First Advantage Bancorp and is qualified in its entirety by reference to the actual statutes and regulations.
Regulation of Federal Savings Associations
     Business Activities. Federal law and regulations, primarily the Home Owners’ Loan Act and the regulations of the Office of Thrift Supervision, govern the activities of federal savings banks, such as First Federal Savings Bank. These laws and regulations delineate the nature and extent of the activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.
     Branching. Federal savings banks are authorized to establish branch offices in any state or states of the United States and its territories, subject to the approval of the Office of Thrift Supervision.
     Capital Requirements. The Office of Thrift Supervision’s capital regulations require federal savings institutions to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for national banks.

     The risk-based capital standard requires federal savings institutions to maintain Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.
     The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances. At June 30, 2007 and December 31, 2006, First Federal Savings Bank met each of these capital requirements. See note 13 of the notes to consolidated financial statements included in this prospectus.
     Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings institution that has a total risk-based capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” An institution must file a capital restoration plan with the Office of Thrift Supervision within 45 days of the date it receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company in the amount of the lesser of 5% of the association’s total assets when it became undercapitalized or the amount necessary to achieve full compliance at the time the association first failed to comply. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. “Significantly undercapitalized” and “critically undercapitalized” institutions are subject to more extensive mandatory regulatory actions. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.
     Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. Subject to certain exceptions, a savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral. See “Our Business—Lending Activities—Loans to One Borrower.”
     Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

     Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to stockholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like First Federal Savings Bank, it is a subsidiary of a holding company. If First Federal Savings Bank’s capital were ever to fall below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution that would otherwise be permitted by the regulation, if the agency determines that such distribution would constitute an unsafe or unsound practice.
     Qualified Thrift Lender Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12-month period.
     A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered “qualified thrift investments.” As of June 30, 2007, First Federal Savings Bank maintained 84.5% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.
     Transactions with Related Parties. First Federal Savings Bank’s authority to engage in transactions with “affiliates” is limited by Office of Thrift Supervision regulations and Sections 23A and 23B of the Federal Reserve Act as implemented by the Federal Reserve Board’s Regulation W. The term “affiliates” for these purposes generally means any company that controls or is under common control with an institution. First Advantage Bancorp and any non-savings institution subsidiaries would be affiliates of First Federal Savings Bank. In general, transactions with affiliates must be on terms that are as favorable to the institution as comparable transactions with non-affiliates. In addition, certain types of transactions are restricted to 10% of an institution’s capital and surplus with any one affiliate and 20% of capital and surplus with all affiliates. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from an institution. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.
     The Sarbanes-Oxley Act of 2002 generally prohibits a company from making loans to its executive officers and directors. However, that act contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, First Federal Savings Bank’s authority to extend credit to executive officers, directors and 10% stockholders (“insiders”), as well as entities such persons control, is limited. The law restricts both the individual and aggregate amount of loans First Federal Savings Bank may make to insiders based, in part, on First Federal Savings Bank’s capital position and requires certain board approval procedures to be followed. Such loans must be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. There are additional restrictions applicable to loans to executive officers. For information about transactions with our directors and officers, see “Our Management—Transactions with First Federal Savings Bank.”

     Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, or conservatorship. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.
     Assessments. Federal savings banks are required to pay assessments to the Office of Thrift Supervision to fund its operations. The general assessments, paid on a semi-annual basis, are based upon the savings institution’s total assets, including consolidated subsidiaries, as reported in the institution’s latest quarterly thrift financial report, the institution’s financial condition and the complexity of its asset portfolio.
     Insurance of Deposit Accounts. First Federal Savings Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. The Deposit Insurance Fund is the successor to the Bank Insurance Fund and the Savings Association Insurance Fund, which were merged in 2006. The Federal Deposit Insurance Corporation has amended its risk-based assessment system for 2007 to implement authority granted by the Federal Deposit Insurance Reform Act of 2005 (the “Reform Act”). Under the revised system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution’s assessment rate depends upon the category to which it is assigned. Risk Category I, which contains the least risky depository institutions, is expected to include more than 90% of all institutions. Unlike the other categories, Risk Category I contains further risk differentiation based on the Federal Deposit Insurance Corporation’s analysis of financial ratios, examination component ratings and other information. Assessment rates are determined semi-annually by the Federal Deposit Insurance Corporation and currently range from five to seven basis points for the healthiest institutions (Risk Category I) to 43 basis points of assessable deposits for the riskiest (Risk Category IV). The Federal Deposit Insurance Corporation may adjust rates uniformly from one quarter to the next, except that no single adjustment can exceed three basis points.
     The Reform Act also provides for a one-time credit for eligible institutions based on their assessment base as of December 31, 1996. Subject to certain limitations with respect to institutions that are exhibiting weaknesses, credits can be used to offset assessments until exhausted. The Reform Act also provides for the possibility that the Federal Deposit Insurance Corporation may pay dividends to insured institutions once the Deposit Insurance Fund reserve ratio equals or exceeds 1.35% of estimated insured deposits. See note 20 to the notes to the consolidated financial statements.
     In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. This payment is established quarterly and during the calendar year ending December 31, 2006 averaged 1.28 basis points of assessable deposits. First Federal Savings Bank’s total assessment (including the Financing Corporation assessment) paid for fiscal 2006 was $60,000.

     The Reform Act provides the Federal Deposit Insurance Corporation with authority to adjust the Deposit Insurance Fund ratio to insured deposits within a range of 1.15% and 1.50%, in contrast to the prior statutorily fixed ratio of 1.25%. The ratio, which is viewed by the Federal Deposit Insurance Corporation as the level that the fund should achieve, was established by the agency at 1.25% for 2007.
     The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of First Federal Savings Bank. Management cannot predict what insurance assessment rates will be in the future.
     Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. The management of First Federal Savings Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.
     Federal Home Loan Bank System. First Federal Savings Bank is a member of the Federal Home Loan Bank System, which consists of (12) regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. First Federal Savings Bank, as a member of the Federal Home Loan Bank of Cincinnati, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount at least equal to 1.0% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the Federal Home Loan Bank, whichever is greater. At June 30, 2007, First Federal Savings Bank complied with this requirement with an investment in Federal Home Loan Bank stock of $2.9 million.
     The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, our net interest income would likely also be reduced.
     Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of a savings association, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution.
     The Community Reinvestment Act requires public disclosure of an institution’s rating and requires the Office of Thrift Supervision to provide a written evaluation of an association’s Community Reinvestment Act performance utilizing a four-tiered descriptive rating system.
     First Federal Savings Bank received a “satisfactory” rating as a result of its most recent Community Reinvestment Act assessment.

Other Regulations
     Interest and other charges collected or contracted for by First Federal Savings Bank are subject to state usury laws and federal laws concerning interest rates. First Federal Savings Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:
•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.
     The operations of First Federal Savings Bank also are subject to the:
•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which, effective October 28, 2004, gave “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

•	Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”), which significantly expanded the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Among other provisions, it required financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations.

•	The Gramm-Leach-Bliley Act placed limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act required all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.

     As required by the John Warner National Defense Authorization Act for Fiscal Year 2007, the U.S. Department of Defense has proposed regulations that would prohibit extensions of consumer credit to military personnel and their dependents on predatory terms. The proposal would specifically apply to payday loans, vehicle title loans and tax refund anticipation loans and would limit the annual percentage rate chargeable on covered loans to 36% per annum calculated in accordance with the proposed rules. Creditors would be required to make specific disclosures to military personnel and their dependents, including notice of their rights and the military annual percentage rate. The proposal would prohibit, among other things: (1) the refinance of previously extended covered consumer credit unless it is on more favorable terms; (2) the requirement of arbitration or unreasonable notice in the case of a dispute; and (3) the imposition of prepayment penalties. Consumer credit in violation of the rules would be void from inception. Knowing violations would be subject to criminal penalties. Based on current lending activity, management does not believe that the proposed rules, if adopted in their current form, would have a material impact on First Federal Savings Bank.
Federal Reserve System
     The Federal Reserve Board regulations require savings institutions to maintain non-interest earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (“NOW”) and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $48.3 million; a 10% reserve ratio is applied above $48.3 million. The first $7.8 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The amounts are adjusted annually. First Federal Savings Bank complies with the foregoing requirements.
Holding Company Regulation
     General. First Advantage Bancorp will be a nondiversified unitary savings and loan holding company within the meaning of federal law. The Gramm-Leach-Bliley Act of 1999 provides that no company may acquire control of a savings institution after May 4, 1999 unless it engages only in the financial activities permitted for financial holding companies under the law or for multiple savings and loan holding companies as described below. Further, the Gramm-Leach-Bliley Act specifies that existing savings and loan holding companies may only engage in such activities. Upon any non-supervisory acquisition by First Advantage Bancorp of another savings institution or savings bank that meets the qualified thrift lender test and is deemed to be a savings institution by the Office of Thrift Supervision, First Advantage Bancorp would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would generally be limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain activities authorized by Office of Thrift Supervision regulation. However, the Office of Thrift Supervision has issued an interpretation concluding that multiple savings and loan holding companies may also engage in activities permitted for financial holding companies.
     A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company, without prior written approval of the Office of Thrift Supervision and from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision considers the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community and competitive factors.

     The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings institution in another state if the laws of the state target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.
     Although savings and loan holding companies are not currently subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions as described below. First Federal Savings Bank must notify the Office of Thrift Supervision 30 days before declaring any dividend to First Advantage Bancorp. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.
     Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.
Federal Securities Laws
     First Advantage Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued pursuant to the offering. Upon completion of the offering, First Advantage Bancorp’s common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. First Advantage Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934, as amended.
     The registration, under the Securities Act of 1933, as amended, of the shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of First Advantage Bancorp may be resold without registration. Shares purchased by an affiliate of First Advantage Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933, as amended. If First Advantage Bancorp meets the current public information requirements of Rule 144, each affiliate of First Advantage Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of First Advantage Bancorp or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, First Advantage Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933, as amended.

Sarbanes-Oxley Act of 2002
     The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act of 2002, First Advantage Bancorp’s Chief Executive Officer and Chief Financial Officer each will be required to certify that First Advantage Bancorp’s quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal controls; they have made certain disclosures to our auditors and the audit committee of the board of directors about our internal controls; and they have included information in our quarterly and annual reports about their evaluation and whether there have been significant changes in our internal controls or in other factors that could significantly affect internal controls. First Advantage Bancorp will be subject to further reporting and audit requirements beginning with the year ending December 31, 2007 under the requirements of the Sarbanes-Oxley Act. First Advantage Bancorp will prepare policies, procedures and systems designed to comply with these regulations to ensure compliance with these regulations.

Federal and State Taxation
Federal Income Taxation
     General. We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have been either audited or closed under the statute of limitations through tax year 2002. For its 2006 fiscal year, First Federal Savings Bank’s maximum federal income tax rate was 34%.
     First Advantage Bancorp and First Federal Savings Bank have entered into a tax allocation agreement. Because First Advantage Bancorp owns 100% of the issued and outstanding capital stock of First Federal Savings Bank, First Advantage Bancorp and First Federal Savings Bank are members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group First Advantage Bancorp is the common parent corporation. As a result of this affiliation, First Federal Savings Bank may be included in the filing of a consolidated federal income tax return with First Advantage Bancorp and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.
     Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $1.2 million of our accumulated bad debt reserves would not be recaptured into taxable income unless First Federal Savings Bank makes a “non-dividend distribution” to First Advantage Bancorp as described below.
     Distributions. If First Federal Savings Bank makes “non-dividend distributions” to First Advantage Bancorp, the distributions will be considered to have been made from First Federal Savings Bank’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from First Federal Savings Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in First Federal Savings Bank’s taxable income. Non-dividend distributions include distributions in excess of First Federal Savings Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of First Federal Savings Bank’s current or accumulated earnings and profits will not be so included in First Federal Savings Bank’s taxable income.
     The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if First Federal Savings Bank makes a non-dividend distribution to First Advantage Bancorp, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. First Federal Savings Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation
     Tennessee. Tennessee imposes franchise and excise taxes. The franchise tax ($0.25 per $100) is applied either to apportioned net income or the value of property owned and used in Tennessee, whichever is greater, as of the close of the fiscal year. The excise tax (6.5%) is applied to net earnings derived from business transacted in Tennessee. Under Tennessee regulations, bad debt deductions are deductible from the excise tax. There have not been any audits of our state tax returns during the past five years.
     Any cash dividends, in excess of a certain exempt amount, that would be paid with respect to First Advantage Bancorp common stock to a stockholder (including a partnership and certain other entities) who is a resident of Tennessee will be subject to the Tennessee income tax (6%). Any distribution by a corporation from earnings according to percentage ownership is considered a dividend, and the definition of a dividend for Tennessee income tax purposes may not be the same as the definition of a dividend for federal income tax purposes. A corporate distribution may be treated as a dividend for Tennessee tax purposes if it is paid from funds that exceed the corporation’s earned surplus and profits under certain circumstances.

The Conversion and Stock Offering
     First Federal Savings Bank’s board of directors has approved the plan of conversion. The Office of Thrift Supervision also has conditionally approved the plan of conversion; but its approval does not constitute a recommendation or endorsement of the plan of conversion by the agency.
General
     On January 31, 2007, the board of directors of First Federal Savings Bank unanimously adopted the plan of conversion according to which First Federal Savings Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and become a wholly owned subsidiary of First Advantage Bancorp, a newly formed Tennessee corporation. First Advantage Bancorp will offer 100% of its common stock to qualifying depositors of First Federal Savings Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the appraisal of First Federal Savings Bank, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by First Advantage Bancorp from the sale of the common stock. If the offering is terminated, First Federal Savings Bank would be required to charge all offering expenses against current income. The Office of Thrift Supervision approved our plan of conversion, subject to the fulfillment of certain conditions.
     The following is a brief summary of the pertinent aspects of the offering. A copy of the plan of conversion is available from First Federal Savings Bank upon request and is available for inspection at the offices of First Federal Savings Bank and at the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”
Reasons for the Conversion
     The primary reasons for the conversion and related stock offering are to:
•	increase the capital of First Federal Savings Bank to support future lending and operational growth;

•	enhance profitability and earnings through reinvesting and leveraging the proceeds, primarily through traditional funding and lending activities;

•	support future branching activities and/or the acquisition of financial services companies; and

•	implement equity compensation plans to retain and attract qualified directors, officers and staff to enhance the current incentive-based compensation program.
     As a stock holding company, First Advantage Bancorp will have greater flexibility than First Federal Savings Bank now has in structuring mergers and acquisitions, including the consideration paid in a transaction. Our current mutual savings bank structure, by its nature, limits our ability to offer any common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two. We currently do not have any agreement or understanding as to any specific acquisition.

Effects of Conversion to Stock Form
     General. Each depositor in a mutual savings bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that the institution is liquidated. In such event, the depositors of record at that time, as owners, would be able to share in any residual surplus and reserves after payment of other claims, including claims of depositors to the amounts of their deposits. Any depositor who opens a deposit account obtains a pro rata ownership interest in the net worth of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of the institution, which is lost to the extent that the balance in the account is reduced.
     When a mutual bank converts to stock form, depositors lose all rights to the net worth of the mutual savings bank, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion. Additionally, permanent nonwithdrawable capital stock is created and offered to depositors which represents the ownership of the institution’s net worth. The common stock of First Advantage Bancorp is separate and apart from deposit accounts and cannot be and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold in the institution.
     No assets of First Advantage Bancorp will be distributed in connection with the conversion other than the payment of those expenses incurred in connection with the conversion.
     Continuity. While the conversion is being accomplished, the normal business of First Federal Savings Bank will continue without interruption, including being regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the conversion, First Federal Savings Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.
     The directors of First Federal Savings Bank at the time of the conversion will serve as directors of First Federal Savings Bank after the conversion. The directors of First Advantage Bancorp will be composed of individuals who serve on the board of directors of First Federal Savings Bank. All officers of First Federal Savings Bank at the time of conversion will retain their positions after the conversion.
     Deposit Accounts and Loans. First Federal Savings Bank’s deposit accounts, account balances and existing Federal Deposit Insurance Corporation insurance coverage of deposit accounts will not be affected by the conversion. Furthermore, the conversion will not affect the loan accounts, loan balances or obligations of borrowers under their individual contractual arrangements with First Federal Savings Bank.
     Effect on Voting Rights. Voting rights in First Federal Savings Bank, as a mutual savings bank, belong to its depositor members. After the conversion, depositors will no longer have voting rights in First Federal Savings Bank and, therefore, will no longer be able to elect directors of First Federal Savings Bank or control its affairs. Instead, First Advantage Bancorp, as the sole stockholder of First Federal Savings Bank, will possess all voting rights in First Federal Savings Bank. The holders of the common stock of First Advantage Bancorp will possess all voting rights in First Advantage Bancorp. Depositors of First Federal Savings Bank will not have voting rights after the conversion except to the extent that they become stockholders of First Advantage Bancorp by purchasing common stock.
     Liquidation Account. In the unlikely event of a complete liquidation of First Federal Savings Bank before the conversion, each depositor in First Federal Savings Bank would receive a pro rata share of any assets of First Federal Savings Bank remaining after payment of claims of all creditors, including the claims of all depositors up to the withdrawal value of their accounts. Each depositor would receive a pro rata share of the remaining assets in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in First Federal Savings Bank at the time of liquidation.

     After the conversion, holders of withdrawable deposits in First Federal Savings Bank, including certificates of deposit, will not be entitled to share in any residual assets upon liquidation of First Federal Savings Bank. However, under applicable regulations, First Federal Savings Bank will, at the time of the conversion, establish a liquidation account in an amount equal to its total equity as of the date of the latest statement of financial condition contained in the final prospectus relating to the conversion.
     First Federal Savings Bank will maintain the liquidation account after the conversion for the benefit of eligible account holders and supplemental eligible account holders who retain their savings accounts in First Federal Savings Bank. Each eligible account holder and supplemental account holder will, with respect to each deposit account held, have a related inchoate interest in a sub-account portion of the liquidation account balance.
     The initial sub-account balance for a savings account held by an eligible account holder or a supplemental eligible account holder will be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the holder’s “qualifying deposit” in the deposit account and the denominator is the total amount of the “qualifying deposits” of all eligible or supplemental eligible account holders. The initial subaccount balance will not be increased, but it will be decreased as provided below.
     If the deposit balance in any deposit account of an eligible account holder or supplemental eligible account holder at the close of business on any annual closing day of First Federal Savings Bank (which is December 31) after December 31, 2005 or June 30, 2007, is less than the lesser of the deposit balance in a deposit account at the close of business on any other annual closing date after December 31, 2005 or June 30, 2007, or the amount of the “qualifying deposit” in a savings account on December 31, 2005 or June 30, 2007, then the subaccount balance for a savings account will be adjusted by reducing the subaccount balance in an amount proportionate to the reduction in the savings balance. Once reduced, the subaccount balance will not be subsequently increased, notwithstanding any increase in the savings balance of the related savings account. If any savings account is closed, the related subaccount balance will be reduced to zero.
     Upon a complete liquidation of First Federal Savings Bank, each eligible account holder and supplemental account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance(s) for deposit account(s) held by the holder before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of savings accounts and other liabilities or similar transactions with another federally insured institution in which First Federal Savings Bank is not the surviving institution will be considered to be a complete liquidation. In any of these transactions, the liquidation account will be assumed by the surviving institution.
     In the unlikely event First Federal Savings Bank is liquidated after the conversion, depositors will be entitled to full payment of their deposit accounts before any payment is made to First Advantage Bancorp as sole shareholder of First Federal Savings Bank. There are no plans to liquidate either First Federal Savings Bank or First Advantage Bancorp in the future.
Material Income Tax Consequences
     In connection with the conversion, we have received an opinion of counsel with respect to federal tax laws that no gain or loss will be recognized by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinion summarized below addresses all material federal income tax consequences that are generally applicable to persons receiving subscription rights.

     Muldoon Murphy & Aguggia LLP has issued an opinion to us that, for federal income tax purposes:
•	the conversion of First Federal Savings Bank from the mutual to the stock form of organization will qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Internal Revenue Code, and no gain or loss will be recognized by account holders and no gain or loss will be recognized by First Federal Savings Bank by reason of such conversion;

•	no gain or loss will be recognized by First Advantage Bancorp upon the sale of shares of common stock in the offering;

•	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of First Advantage Bancorp to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights; and

•	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the stock offering pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the stock offering.
     The statements set forth in the first and second bullet points above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.
     Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.
     First Federal Savings Bank has also received an opinion from BKD LLP, that, assuming the conversion does not result in any federal income tax liability to First Federal Savings Bank, its account holders, or First Advantage Bancorp, implementation of the plan of conversion will not result in any Tennessee income tax liability to those entities or persons.
     The opinions of Muldoon Murphy & Aguggia LLP and of BKD LLP are filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Subscription Offering and Subscription Rights
     Under the plan of conversion, we have granted rights to subscribe for First Advantage Bancorp common stock to the following persons in the following order of priority:
•	Persons with deposits in First Federal Savings Bank with balances aggregating $50 or more (“qualifying deposits”) as of the close of business on December 31, 2005 (“eligible account holders”). For this purpose, deposit accounts include all savings, time and demand accounts.

•	Our employee stock ownership plan.

•	Persons with qualifying deposits in First Federal Savings Bank as of June 30, 2007 (“supplemental eligible account holders”), other than our officers, directors and their associates.

•	Depositors of First Federal Savings Bank as of [Voting Record Date], who are neither eligible nor supplemental eligible account holders (“other members”).
     The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion. See “—Limitations on Purchases of Shares.” All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account.
     We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.
     Category 1: Eligible Account Holders. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:
•	$300,000 of common stock (which equals 30,000 shares);

•	one-tenth of 1% of the total offering of common stock; or

•	15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.
     If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Unless waived by the Office of Thrift Supervision, subscription rights of eligible account holders who are also executive officers or directors of First Federal Savings Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in First Federal Savings Bank in the one year period preceding December 31, 2005.
     To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at December 31, 2005. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

     Category 2: Tax-Qualified Employee Benefit Plans. Our tax-qualified employee benefit plans have the right to purchase up to 10% of the shares of common stock sold in the offering. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 8% of the shares sold in the offering. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion. If eligible account holders subscribe for all of the shares being sold, no shares will be available for our tax-qualified employee benefit plans. However, if we increase the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to 10% of the common stock issued in the offering. If the plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from us with the approval of the Office of Thrift Supervision.
     Category 3: Supplemental Eligible Account Holders. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:
•	$300,000 of common stock (which equals 30,000 shares);

•	one-tenth of 1% of the total offering of common stock; or

•	15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.
     If eligible account holders and the employee stock ownership plan subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.
     To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at [June 30, 2007]. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.
     Category 4: Other Members. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each other member has the right to purchase up to the greater of $300,000 of common stock (which equals 30,000 shares) or one-tenth of 1% of the total offering of common stock. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

     To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at [Voting Record Date]. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation.
     Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of conversion, will terminate at ___: ___, Central time, on [Expiration Date]. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.
     Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at our passbook rate and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days.
     Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.
     Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the offering.
     If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Community Offering
     To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares in a community offering to the following persons in the following order of priority:
•	Natural persons and trusts of natural persons who are residents of Montgomery County in Tennessee; and

•	Other persons to whom we deliver a prospectus.
     We will consider persons to be residents of Montgomery County if they occupy a dwelling in the county and have established an ongoing physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident of Montgomery County. In all cases, the determination of residence status will be made by us in our sole discretion.
     Purchasers in the community offering are eligible to purchase up to $300,000 of common stock (which equals 30,000 shares). If shares are available for preferred subscribers in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each preferred subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred subscribers whose orders remain unsatisfied in the same proportion that the unfilled order of each such subscriber bears to the total unfilled orders of all such subscribers. If, after filling the orders of preferred subscribers in the community offering, shares are available for other subscribers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred subscribers.
     The community offering, if held, may commence concurrently with, during or after the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with approval of the Office of Thrift Supervision. If we receive regulatory approval for an extension, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.
     The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.
Syndicated Community Offering or Underwritten Public Offering
     The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc., acting as our agent. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other brokers-dealers who are NASD member firms. Alternatively, we may sell any remaining shares in an underwritten public offering. Neither Keefe, Bruyette & Woods nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until before the commencement of the syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering “ above for a discussion of rights of subscribers if an extension is granted.

     The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.
     Common stock sold in the syndicated community offering also will be sold at the $10.00 per share purchase price. Purchasers in the syndicated community offering are eligible to purchase up to $300,000 of common stock (which equals 30,000 shares). Orders for common stock in the syndicated community offering will be filled first to a maximum of 2% of the total number of shares sold in the offering and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled. However, no fractional shares will be issued. We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.
     If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and in excess of the proposed director and executive officer purchases discussed earlier, although no such purchases are currently intended. If other purchase arrangements cannot be made, we may: terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order for shares of First Advantage Bancorp common stock; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.
Marketing Arrangements
     We have retained Keefe, Bruyette & Woods, Inc. to consult with and advise and assist us, on a best efforts basis, in the distribution of shares in the offering. Keefe, Bruyette & Woods, Inc. is a broker-dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers, Inc. Keefe, Bruyette & Woods, Inc. will assist us in the reorganization by acting as marketing advisor with respect to the subscription offering and will represent us as placement agent on a best efforts basis in the sale of the common stock in the community offering, if held. The services that Keefe, Bruyette & Woods, Inc. will provide include, but are not limited to:
•	training our employees who will perform ministerial functions in the subscription offering and community offering regarding the mechanics and regulatory requirements of the stock offering process;

•	managing the stock information center by assisting interested stock subscribers and by keeping records of all stock orders;

•	preparing marketing materials; and

•	assisting in the solicitation of proxies from First Federal Savings Bank’s members for use at the special meeting.

     For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of 1.0% of the aggregate dollar amount of the common stock sold in the subscription and community offerings to persons other than the employee stock ownership plan and directors, officers and employees of First Federal Savings Bank or their immediate families. This 1% fee is estimated at $460,000 at the maximum of the offering range assuming all of the common stock is sold in the subscription and community offerings. We have paid Keefe, Bruyette & Woods, Inc. a management fee of $40,000 that will be applied against the 1.0% fee. We will reimburse Keefe, Bruyette & Woods, Inc. for its expenses, including the expenses of its counsel, associated with its marketing effort, up to a maximum of $50,000. If there is a syndicated community offering, the total fees paid to Keefe, Bruyette & Woods, Inc. and other NASD member firms in the syndicated community offering will not exceed 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering. This 5.5% fee is estimated at $2.5 million at the maximum of the offering range assuming that all of the common stock is sold in the syndicated community offering except for the stock purchased by the employee stock ownership plan and by officers, directors and employees of First Federal Saving Bank and their immediate families. However, if a syndicated community offering is held, we expect that a substantial portion of the stock offered for sale at the maximum of the offering will have been sold in the subscription and community offerings.
     We have also engaged Keefe, Bruyette & Woods, Inc. to act as our conversion agent in connection with the stock offering. For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of $18,750, of which $5,000 has been paid as of the date of this prospectus. In its role as conversion agent, Keefe, Bruyette & Woods, Inc. will assist us in the stock offering as follows:
•	develop a master file and consolidation of accounts;

•	generate address lists for the mailing of proxy solicitation and stock offering materials;

•	provide software for the operation of the stock information center; and

•	subscription order processing and stock allocation services.
     Keefe, Bruyette & Woods, Inc. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. Keefe, Bruyette & Woods, Inc. expresses no opinion as to the prices at which common stock to be issued may trade. Keefe, Bruyette & Woods, Inc. and selected dealers participating in the syndicated community offering may receive a commission in the syndicated community offering in a maximum amount to be agreed upon by us to reflect market requirements at the time of the allocation of shares in the syndicated community offering.
     We have also agreed to indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933 and the performance of Keefe, Bruyette & Woods, Inc. of its services in connection with the reorganization.
Description of Sales Activities
     First Advantage Bancorp will offer the common stock in the subscription offering and community offering principally by the distribution of this prospectus and through activities conducted at the stock information center. The stock information center is expected to operate during normal business hours throughout the subscription offering and community offering. It is expected that at any particular time one or more Keefe, Bruyette & Woods, Inc. employees will be working at the stock information center. Employees of Keefe, Bruyette & Woods, Inc. will be responsible for responding to questions regarding the reorganization and the offering and processing stock orders.
     Sales of common stock will be made by registered representatives affiliated with Keefe, Bruyette & Woods, Inc. or by the selected dealers managed by Keefe, Bruyette & Woods, Inc. First Federal Savings Bank’s officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. First Federal Savings Bank’s officers may answer questions regarding our business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. First Federal Savings Bank’s officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

     No officer, director or employee of First Federal Savings Bank will be compensated, directly or indirectly, for any activities in connection with the offer or sale of common stock in the offering.
     None of First Federal Savings Bank’s personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. First Federal Savings Bank’s personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-l promulgated under the Securities Exchange Act of 1934. Rule 3a4-l generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities not be compensated in connection with the offering at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.
Procedure for Purchasing Shares in the Subscription and Community Offerings
     Use of Order Forms. To purchase shares in the subscription offering, you must deliver a properly completed and executed order form to us by ___:___, Central time, on [Expiration Date]. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with First Federal Savings Bank. To purchase shares in the community offering, you must deliver a properly completed and executed order form to us, accompanied by the required payment for each share subscribed for, before the community offering terminates, which may be on, or at any time after, the end of the subscription offering. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.
     To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest. Failure to list all of your accounts may result in fewer shares being allocated to you than if all of your accounts were listed.
     We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. In addition, we are not obligated to accept orders submitted on photocopied or facsimilied stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Under the plan of conversion, our interpretation of the terms and conditions of the plan of conversion and of the order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the offering has not been completed within 45 days after the end of the subscription offering, unless extended.
     The reverse side of the order form contains a regulatorily mandated certification form. We will not accept order forms where the certification form is not executed. By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment.
     To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the end of the subscription and community offering, as required by Rule 15c2-8 under the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days before that date or hand delivered any later than two days before that date. Execution of the order form will confirm receipt or delivery under Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.

     Payment for Shares. Payment for subscriptions may be made by check, bank draft or money order, or by authorization of withdrawal from deposit accounts maintained with First Federal Savings Bank. Funds received before the completion of the offering will be maintained in a segregated account at First Federal Savings Bank or, at our discretion, at another federally insured depository institution. However, we will not maintain more than one escrow account. All subscriptions received will bear interest at First Federal Savings Bank’s passbook savings rate, which is currently 0.5% per annum. Subscriber’s funds will be transmitted to the segregated account no later than noon of the next business day where they will be invested in investments that are permissible under SEC Rule 15c2-4. Appropriate means by which withdrawals may be authorized are provided on the order form. No wire transfers or third party checks will be accepted. Interest will be paid on payments made by check, bank draft or money order at our passbook rate from the date payment is received at the conversion center until the completion or termination of the offering. Payment in cash will not be accepted unless the cash is converted into a bank check or money order. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the offering, unless the certificate matures after the date of receipt of the order form but before closing or termination of the offering, in which case funds will earn interest at the passbook rate from the date of maturity until the offering is completed or terminated, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the offering. When the offering is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the offering cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the offering is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.
     If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the completion of the offering, though the account must contain the full amount necessary for payment at the time the subscription order is received. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook rate.
     The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the offering; provided that there is in force from the time of its subscription until the completion of the offering a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.
     We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time before the 48 hours before the completion of the offering. This payment may be made by wire transfer.
     Our individual retirement accounts (“IRAs”) do not permit investment in common stock. A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that the funds will be used to purchase our common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor’s IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an IRA with us to purchase common stock should contact the conversion center as soon as possible so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. In addition, federal laws and regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the subscription offering, make purchases for the exclusive benefit of IRAs.

How We Determined the Offering Range and the $10.00 Per Share Purchase Price
     Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma value, as determined by an independent appraisal. We have retained Keller & Company, Inc., which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. Keller & Company will receive fees totaling $38,000 for its appraisal services, plus out-of-pocket expenses for its initial final appraisal, and $1,500 per appraisal update. We have agreed to indemnify Keller & Company and its employees and affiliates for certain costs and expenses, including reasonable legal fees arising out of, related to, or based upon the offering and due to any misstatement or untrue statement or intentional omission by First Federal Savings Bank.
     Keller & Company prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, Keller & Company undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, Keller & Company reviewed our stock issuance application as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, Keller & Company visited our facilities and had discussions with our management. Keller & Company did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on Keller & Company in connection with its appraisal.
     In connection with its appraisal, Keller & Company reviewed the following factors, among others:
•	our present and projected operating results and financial condition;

•	the economic and demographic conditions of our primary market area;

•	pertinent historical financial and other information relating to First Federal Savings Bank;

•	a comparative evaluation of our operating and financial statistics with those of other thrift institutions;

•	the proposed price per share;

•	the aggregate size of the offering of common stock;

•	the impact of the conversion on our capital position and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

     Consistent with Office of Thrift Supervision appraisal guidelines, Keller & Company’s analysis utilized three selected valuation procedures, the price/tangible book method, the price/core earnings method, and the price/assets method, all of which are described in its report. Keller & Company’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” Keller & Company placed the greatest emphasis on the price/core earnings and price/tangible book methods in estimating pro forma market value. Keller & Company compared the pro forma price/tangible book and price/core earnings ratios for First Advantage Bancorp to the same ratios for a peer group of comparable companies. The peer group included companies with:

•	average assets of $379.5 million;

•	average non-performing assets of 1.01% of total assets;

•	average net loans of 69.87% of total assets;

•	average equity of 10.89% of total assets; and

•	average core income of 0.33% of average assets.

     On the basis of the analysis in its report, Keller & Company has advised us that, in its opinion, as of June 11, 2007, our estimated pro forma market value was within the valuation range of $40.8 million and $55.2 million with a midpoint of $48.0 million.
     The following table presents a summary of selected pricing ratios for First Advantage Bancorp, for the peer group companies and for all publicly traded thrifts. Compared to the average pricing ratios of the peer group, First Advantage Bancorp’s pro forma pricing ratios at the maximum of the offering range indicated discount of 30.20% on a price-to-tangible book value basis.

				Price to
	Price to Core		Price to Book	Tangible
	Earnings		Value Ratio	Book Value
	Multiple (1)		(2)	Ratio (2)
First Advantage Bancorp (pro forma):
Minimum	76.67	x	61.07%	60.86%
Midpoint	77.48	x	65.68	65.48
Maximum	78.09	x	69.56	69.37
Maximum, as adjusted	78.63	x	73.34	73.15
Peer Group:
Average	30.24	x	99.66%	106.80%
Median	24.33		97.01	109.41
All fully-converted, publicly-traded thrifts:
Average	27.58	x	112.54%	126.78%
Median	18.67		104.75	115.78

*	Not meaningful.

(1)	Ratios are based on earnings for the twelve months ended June 30, 2007 and share prices as of August 15, 2007.

(2)	Ratios are based on book value as of June 30, 2007 and share prices as of August 15, 2007.

     The price-to-earnings multiples set forth in the above table do not reflect the recognition of compensation expense in connection with stock options. New accounting guidance issued by the Financial Accounting Standards Board in December 2004 requires the recognition of compensation expense related to stock options outstanding based upon the fair value of such awards at the date of grant over the period that such awards are earned. The implementation of this accounting guidance will have a significant impact on pricing ratios of First Advantage Bancorp once it adopts a stock option plan and issues stock options and will likely have a significant impact on the peer group companies as well. The pro forma information presented under “Pro Forma Data” reflects an estimated expense for the equity plan that may be adopted by First Advantage Bancorp and the resulting effect on the pro forma price-to-earnings multiples for First Advantage Bancorp.

     Our board of directors reviewed Keller & Company’s appraisal report, including the methodology and the assumptions used by Keller & Company, and determined that the valuation range was reasonable and adequate. Assuming that the shares are sold at $10.00 per share in the conversion, the estimated number of shares would be between 4,080,000 at the minimum of the valuation range and 5,520,000 at the maximum of the valuation range, with a midpoint of 4,800,000. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.
     Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.
     If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, Keller & Company, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Keller & Company determines that our pro forma market value has increased, we may sell up to 6,348,000 shares without any further notice to you.
     No shares will be sold unless Keller & Company confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, we may either: terminate the stock offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to place a new order for shares of First Advantage Bancorp common stock; or take such other actions as may be permitted by the Office of Thrift Supervision. If the offering is terminated all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If Keller & Company establishes a new valuation range, it must be approved by the Office of Thrift Supervision.
     In formulating its appraisal, Keller & Company relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. Keller & Company also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While Keller & Company believes this information to be reliable, Keller & Company does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us nor independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.
     Copies of the appraisal report of Keller & Company, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Limitations on Purchases of Shares
     In addition to the purchase limitations described above under “—Subscription Offering and Subscription Rights,” “—Community Offering” and “—Syndicated Community Offering or Underwritten Public Offering,” the plan of conversion provides for the following purchase limitations:
•	Except for our tax-qualified employee benefit plans, no individual may purchase in the aggregate more than $300,000 of the common stock, or 30,000 shares sold in the offerings, subject to increase as described below. In addition, no person, either alone or together with associates of or persons acting in concert with such person, may purchase more than $600,000 of the common stock, or 60,000 shares sold in the offerings.

•	Our tax-qualified employee benefit plans are entitled to purchase up to 10.0% of the shares sold in the conversion. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 8.0% of the shares sold in the conversion.

•	Each subscriber must subscribe for a minimum of 25 shares.

•	Our directors and executive officers, together with their associates, may purchase in the aggregate up to 31% of the common stock sold in the offering.
     We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5% of the shares of common stock sold in the offering. We do not intend to increase the maximum purchase limitation unless market conditions warrant. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our discretion, also may give other large subscribers the right to increase their subscriptions.
     If we increase the maximum purchase limitation to 5% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.99%, provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10% of the total shares of common stock sold in the offering.
     The plan of conversion defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships or the fact that persons share a common address (whether or not related by blood or marriage) or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their Board membership.
     The plan of conversion defines “associate,” with respect to a particular person, to mean:
•	a corporation or organization other than First Advantage Bancorp or First Federal Savings Bank or a majority-owned subsidiary of First Advantage Bancorp or First Federal Savings Bank of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

•	any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of First Advantage Bancorp or First Federal Savings Bank or any of their subsidiaries.
     For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the aggregate purchase limitation described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”
Delivery of Certificates
     Certificates representing the common stock sold in the offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the offering. We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced.
Restrictions on Repurchase of Stock
     Under Office of Thrift Supervision regulations, we may not for a period of one year from the date of the completion of the offering repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause First Federal Savings Bank’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.
Restrictions on Transfer of Shares After the Conversion Applicable to Officers and Directors
     Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.
     Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the offering, except upon the death of the stockholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the offering will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

     Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with First Federal Savings Bank as account holders. Any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.
     Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of conversion, and their associates, during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.
     We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1 % of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.
Interpretation, Amendment and Termination
     To the extent permitted by law, all interpretations by us of the plan of conversion will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion as a result of comments from regulatory authorities or otherwise.
     Completion of the offering requires the sale of all shares of the common stock within 90 days following approval of the plan of conversion by the Office of Thrift Supervision, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of conversion will be terminated and we will continue our business as a federal mutual savings bank. We may terminate the plan of conversion at any time.
Restrictions on the Acquisition of First Advantage Bancorp
and First Federal Savings Bank
General
     First Federal Savings Bank’s plan of conversion provides for the conversion of First Federal Savings Bank from the mutual to the stock form of organization and, as part of the conversion, the adoption of a new federal stock charter and bylaws by First Federal Savings Bank’s members. The plan of conversion also provides for the concurrent formation of a holding company. As described below and elsewhere in this document, certain provisions in First Advantage Bancorp’s charter and bylaws may have anti-takeover effects. In addition, provisions in First Federal Savings Bank’s federal stock charter and bylaws may also have anti-takeover effects. Finally, Tennessee corporate law and regulatory restrictions may make it difficult for persons or companies to acquire control of either First Advantage Bancorp or First Federal Savings Bank.

Restrictions in First Advantage Bancorp’s Charter and Bylaws
     First Advantage Bancorp’s charter and bylaws contain provisions that could make more difficult an acquisition of First Advantage Bancorp by means of a tender offer, proxy contest or otherwise. Some provisions will also render the removal of the incumbent board of directors or management of First Advantage Bancorp more difficult. These provisions may have the effect of deterring a future takeover attempt that is not approved by the directors of First Advantage Bancorp, but which First Advantage Bancorp stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in First Advantage Bancorp’s charter and bylaws. See “Where You Can Find More Information” for information on where to obtain a copy of these documents.
     Business Combinations with Interested Stockholders. The charter requires the approval of the holders of at least 80% of First Advantage Bancorp’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested stockholder.” This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of First Advantage Bancorp’s board of directors who are unaffiliated with the interested stockholder and who were directors before the time when the interested stockholder became an interested stockholder or if the proposed transaction meets certain conditions that are designed to afford the stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient.
     Under First Advantage Bancorp’s charter, the term “interested stockholder” includes any individual, group acting in concert, corporation, partnership, association or other entity (other than First Advantage Bancorp or its subsidiary) who or which (i) is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of First Advantage Bancorp; (ii) is an affiliate of First Advantage Bancorp and at any time within the two-year period immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of First Advantage Bancorp; or (iii) is an assignee of or has otherwise succeeded to any shares of the outstanding shares of voting stock of First Advantage Bancorp which were at any time within the two-year period immediately before the date in question beneficially owned by any interested stockholder, if such assignment or succession shall have occurred in the ordinary course of a transaction or series of transactions not involving a public offering within the meanings of the Securities Act of 1933, as amended.
     A “business combination” includes, but is not limited to:
•	any merger or consolidation of First Advantage Bancorp or any of its subsidiaries with (i) any interested stockholder or (ii) any corporation (whether or not itself is an interested stockholder) which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any interested stockholder, or affiliate of an interested stockholder, of 25% or more of the assets of First Advantage Bancorp or combined assets of First Advantage Bancorp and its subsidiaries;

•	the issuance or transfer by First Advantage Bancorp or any of its subsidiaries of any securities of First Advantage Bancorp or any of its subsidiaries to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property having an aggregate fair market value equaling or exceeding 25% of the combined fair market value of the outstanding common stock of First Advantage Bancorp, except for any issuance or transfer pursuant to an employee benefit plan of First Advantage Bancorp or any of its subsidiaries;

•	the adoption of any plan for the liquidation or dissolution of First Advantage Bancorp proposed by or on behalf of any interested stockholder or any affiliate or associate of such interested stockholder; or

•	any reclassification of securities, or recapitalization for First Advantage Bancorp, or any merger or consolidation of First Advantage Bancorp with any of its subsidiaries or any other transaction (whether or not into or otherwise involving an interested stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of First Advantage Bancorp or any of its subsidiaries which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.
     Limitation on Voting Rights. The charter of First Advantage Bancorp provides that in no event shall any person, who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of shareholders entitled or permitted to vote on any matter (the “10% limit”), be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options and (2) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of shareholders, and that are not otherwise beneficially, or deemed by First Advantage Bancorp to be beneficially, owned by such person and his or her affiliates.
     The foregoing restriction does not apply to:
•	any underwriter or member of an underwriting or selling group involving a public sale or resale of securities of First Advantage Bancorp or any subsidiary; provided, however, that upon completion of the sale of such securities, no such underwriter or member of such selling group is a beneficial owner of more than 10% of any class of equity security of First Advantage Bancorp;

•	any proxy granted to one or more disinterested directors by a shareholder of First Advantage Bancorp;

•	any employee benefit plans of First Advantage Bancorp or any subsidiary; and

•	any transaction approved in advance by a majority of such disinterested directors.
     Evaluation of Offers. The charter of First Advantage Bancorp provides that its board of directors, when evaluating a transaction that would or may involve a change in control of First Advantage Bancorp (including a tender or exchange offer, merger or consolidation or sale of all or substantially all of the assets of First Advantage Bancorp) may, in connection with the exercise of its judgment in determining what is in the best interest of First Advantage Bancorp and its stockholders, give consideration to the following factors:
•	the social and economic effects of the transaction on First Advantage Bancorp, its subsidiaries, employees, depositors, loan and other customers and creditors and the other elements of the communities in which First Advantage Bancorp and its subsidiaries operate or are located;

•	the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition and other likely financial obligations of the acquiring person or entity, and the possible effect of such conditions upon First Advantage Bancorp and its subsidiaries and the other elements of the communities in which First Advantage Bancorp and its subsidiaries operate or are located; and

•	the competence, experience and integrity of the acquiring person or entity and its or their management.

     By having these standards in the charter of First Advantage Bancorp, the board of directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of First Advantage Bancorp, even if the price offered is significantly greater than the then market price of any equity security of First Advantage Bancorp.
     Board Of Directors. The charter and bylaws of First Advantage Bancorp require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Any vacancy occurring in the board of directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present, and any director so chosen shall hold office only until the next annual meeting of stockholders at which directors are elected.
     The bylaws of First Advantage Bancorp provide that to be eligible for election, re-election or appointment to the board of directors a person must:
(1)	be no older than 70 years of age;

(2)	be the beneficial owner of at least 100 shares of capital stock of First Advantage Bancorp; and

(3)	not have been: (i) under indictment for, or have ever been convicted of, a criminal offense involving dishonesty or breach of trust and for which the penalty for such offense could be imprisonment for more than one year; (ii) a person who a banking agency has issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal; or (iii) found by either a regulatory agency whose decision is final and not subject to appeal or by a court to have (a) breached a fiduciary duty involving personal profit or (b) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency
     These provisions may prevent stockholders from nominating themselves or persons of their choosing for election to the board of directors.
     The charter of First Advantage Bancorp provides that any director may be removed by stockholders only for cause upon the affirmative vote of the holders of not less than 80% of the outstanding voting shares. The higher vote threshold will make it more difficult for stockholders to remove directors and replace them with their own nominees.
     Special Meetings of Stockholders. The charter of First Advantage Bancorp contains a provision pursuant to which special meetings of the stockholders of First Advantage Bancorp may only be called by the board of directors pursuant to a resolution adopted by a majority of the total number of directors which First Advantage Bancorp would have if there were no vacancies on the board of directors or the holders of not less than a majority of the capital stock of First Advantage Bancorp entitled to vote at a meeting.

     Advance Notice Provisions for Stockholder Nominations and Proposals. First Advantage Bancorp’s bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders of First Advantage Bancorp. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the First Advantage Bancorp board of directors or by a stockholder who has given appropriate notice to First Advantage Bancorp before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given First Advantage Bancorp appropriate notice of its intention to bring that business before the meeting. First Advantage Bancorp’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide certain information to First Advantage Bancorp concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide First Advantage Bancorp with certain information concerning the nominee and the proposing stockholder.
     Advance notice of nominations or proposed business by stockholders gives First Advantage Bancorp’s board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about those matters.
     Preferred Stock. The charter authorizes First Advantage Bancorp’s board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although First Advantage Bancorp’s board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt. First Advantage Bancorp’s board of directors will make any determination to issue shares with those terms based on its judgment as to the best interests of First Advantage Bancorp and its stockholders.
     Amendment of Governing Instruments. The charter of First Advantage Bancorp generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Articles VII (Repurchase of Shares), IX (Removal of Directors), X (Elimination of Directors’ Liability), XI (Indemnification), XI (Limitations on Voting Common Stock)I, XIII (Approval of Business Combinations), XIV (Evaluations of Business Combinations), XV (Special Meeting of Shareholders), XVII (Amendment of Bylaws) and XVIII (Amendment of Charter) of the charter must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the stockholders to increase or decrease the aggregate number of shares of capital stock. The bylaws of First Advantage Bancorp may be amended by the majority vote of the Board of Directors or by the affirmative vote of the holders of at least 80% of the outstanding shares of First Advantage Bancorp capital stock entitled to vote.
     Restrictions in Tennessee Corporate Law
     Tennessee law contains certain provisions, described below, which may be applicable to First Advantage Bancorp upon consummation of the conversion.
     Control Share Acquisitions. The Tennessee Control Share Acquisition Act provides that “control shares” of a Tennessee corporation, with 100 or more shareholders and its principal place of business in Tennessee and more than 10% of its shareholders or 10% of its shares held by Tennessee residents, acquired in a “control share acquisition” have no voting rights unless approved by a vote of a majority of the votes entitled to be cast on the matter, excluding shares owned by the acquirers or by the corporation’s officers or directors who are employees of the corporation. Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquirers to exercise voting power in electing directors within one of the following ranges of voting power:
•	one-fifth (1/5) or more but less than one-third (1/3) of all voting power;

•	one-third (1/3) or more but less than a majority of all voting power; or

•	a majority or more of all voting power.

     Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.
     A person who has made or proposes to make a “control share acquisition,” under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special stockholders’ meeting to consider the voting rights of the shares. The meeting must be held within 50 days of the demand. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.
     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem all, but not less than all, of the control shares, except those for which voting rights have previously been approved. This redemption of shares must be for fair value, determined without regard to the absence of voting rights as of the date of the last control share acquisition or of any stockholders’ meeting at which the voting rights of the shares are considered and not approved. If voting rights for “control shares” are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock determined for purposes of appraisal rights may not be less than the value of the shares on the date of any stockholders’ meeting at which the voting rights of the shares are considered and not approved. The limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a “control share acquisition.”
     The control share acquisition statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions previously approved or exempted by a provision in the articles of incorporation or bylaws of the corporation.
     Business Combination Act. The Tennessee Business Combination Act generally prohibits a “business combination” (defined to include mergers, share exchanges, sales, leases or pledges of 10% of assets, issuance of securities and similar transactions) of a “resident domestic corporation” or a subsidiary with an “Interested Shareholder” (generally defined as any person or entity which beneficially owns 10% or more of the voting power of any class or series of the corporation’s stock then outstanding) for a period of five years after the date the person becomes an Interested Shareholder unless, before that date, the board of directors of the resident domestic corporation approved either the business combination or the transaction which resulted in the shareholder becoming an Interested Shareholder and the business combination satisfies any other applicable requirements imposed by law or by the corporation’s charter or bylaws. After five years, the Interested Shareholder may only engage in a business combination if it is approved by two-thirds of the outstanding voting stock not beneficially owned by the Interested Shareholder or the business combination satisfies certain fair price criteria. The Business Combination Act also limits the extent to which a “resident domestic corporation” which has a class of voting stock traded on any national securities exchange or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 or any of its officers or directors may be held liable for resisting any business combination.

     For purposes of the Tennessee Business Combination Act, the term “resident domestic corporation” is defined as an issuer of voting stock which, as of the acquisition date in question, is organized under the laws of Tennessee and meets two or more of the following requirements: (i) the corporation has more than 10,000 or 10% of its stockholders resident in Tennessee or more than 10% of its shares held by stockholders who are Tennessee residents; (ii) the corporation has its principal office or place of business located in Tennessee; (iii) the corporation has the principal office or place of business of a significant subsidiary, representing not less than 25% of the corporation consolidated net sales located in Tennessee; (iv) the corporation employs more than 250 individuals in Tennessee or has a combined annual payroll paid to Tennessee residents which is in excess of $5.0 million; (v) the corporation produces goods and services in Tennessee which result in annual gross receipts in excess of $10.0 million; or (vi) the corporation has physical assets and/or deposits, including those of any subsidiary located within Tennessee which exceed $10.0 million in value. First Advantage Bancorp has elected not to be governed by the Tennessee Business Combination Act.
     Anti-Greenmail Statute. The Tennessee Greenmail Act prohibits a Tennessee corporation having a class of voting stock registered or traded on a national securities exchange or registered under Section 12(g) of the Securities Exchange Act of 1934 from purchasing, directly or indirectly, any of its shares at a price above the market value of that shares from any person who holds more than 3% of the class of securities to be purchased if that person has held such shares for less than two years, unless: (i) the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the corporation; or (ii) the corporation makes an offer, at least equal value per share, to all holders of shares of such class. Any person who sells securities to a corporation in violation of the Tennessee Greenmail Act will be liable to the corporation for an amount equal to two times the amount by which the purchase price exceeds the amount permitted by the statute. For purposes of the Tennessee Greenmail Act, market value is defined as the average of the highest and lowest closing market price of such shares during the 30 trading days preceding the purchase or preceding the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation.
     Since the common stock of First Advantage Bancorp will be traded on a national securities exchange, the First Advantage Bancorp will be subject to the restrictions of the Tennessee Greenmail Act after the completion of the stock offering.
     Investor Protection Act. The Tennessee Investor Protection Act prohibits any party owning, directly or indirectly, 5% or more of any class of equity securities of an “offeree company,” any of which were purchased within one year before the proposed takeover offer from making a tender offer that would result in their becoming the beneficial owner of more than 10% of the offeree company’s outstanding equity securities, unless the offeror: (i) before making such purchase, had made a public announcement of his intention to change or influence the management or control of the “offeree company”; (ii) has made a full, fair and effective disclosure of his intention to the persons from whom he acquired such securities; and (iii) has filed with the Tennessee Commissioner of Commerce and Insurance and with the “offeree company” a statement signifying such intentions and containing such additional information as a Commissioner may require. For purposes of the Investor Protection Act, an “offeree company” is defined as a corporation or other issuer of equity securities which is incorporated or organized under the laws of Tennessee or has its principal office in Tennessee, has substantial assets located in Tennessee and which is or may be involved in a takeover offer relating to any class of its equity securities.
     The Investor Protection Act also prohibits any offeror from making a takeover offer which is not made to the holders of record or beneficial owners of the equity securities of an offeree company who reside in Tennessee on substantially the same terms as the offer is made to holders residing elsewhere. The Investor Protection Act also imposes certain other restrictions on takeover offers involving offeree companies. First Advantage Bancorp is a Tennessee corporation and will have its principal office and substantial assets located in Tennessee. Accordingly, First Advantage Bancorp would be an offeree company entitled to the protections of the Tennessee Investor Protection Act if it becomes involved in a takeover offer relating to a class of its equity securities.

Restrictions in First Federal Savings Bank’s Federal Stock Charter and Bylaws
     Although the board of directors of First Federal Savings Bank is not aware of any effort that might be made to obtain control of First Federal Savings Bank after its conversion to the stock form of ownership, the board of directors believes it is appropriate to adopt certain provisions permitted by federal regulations that may have the effect of deterring a future takeover attempt that is not approved by First Federal Savings Bank’s board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in First Federal Savings Bank’s proposed federal stock charter and bylaws.
     Beneficial Ownership Limitation. First Federal Savings Bank’s charter provides that, for a period of five years from the date of the conversion, no person, other than First Advantage Bancorp, may acquire directly or indirectly the beneficial ownership of more than 10% of any class of any equity security of First Federal Savings Bank. In the event a person acquires shares in violation of this provision, all shares beneficially owned by such person in excess of 10% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the stockholders for a vote.
     Board of Directors.
     Classified Board. First Federal Savings Bank’s board of directors is divided into three classes as nearly as equal in number as possible. The stockholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of First Federal Savings Bank.
     Filling of Vacancies; Removal. The bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the remaining directors although less than a quorum of the board of directors then in office. A person elected to fill a vacancy on the board of directors will serve until the next election of directors by the stockholders. First Federal Savings Bank’s bylaws provide that a director may be removed from the board of directors prior to the expiration of his or her term only for cause and only upon the vote of a majority of the outstanding shares of voting stock. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.
     Elimination of Cumulative Voting. The charter of First Federal Savings Bank does not provide for cumulative voting with respect to the election of directors. The elimination of cumulative voting makes it more difficult for a stockholder group to elect a director nominee.
     Authorized but Unissued Shares of Capital Stock. Following the conversion, First Federal Savings Bank will have authorized but unissued shares of common and preferred stock. First Federal Savings Bank’s charter authorizes the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of First Federal Savings Bank by means of a merger, tender offer, proxy contest or otherwise.
Regulatory Restrictions
     Office of Thrift Supervision Regulations. Regulations of the Office of Thrift Supervision provide that, for a period of three years following the date of the completion of the conversion, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of First Advantage Bancorp without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of any class of any equity security of First Advantage Bancorp without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.
     Change in Bank Control Act. The acquisition of 10% or more of the common stock outstanding may trigger the provisions of the Change in Bank Control Act, a federal law. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association, including a converted savings and loan association such as First Federal Savings Bank, to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.
     The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least 25% of any class of First Advantage Bancorp’s voting stock or the power to direct the management or policies of First Advantage Bancorp. However, under Office of Thrift Supervision regulations, “control” is presumed to exist where the acquiring party has voting control of at least 10% of any class of First Advantage Bancorp’s voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of First Advantage Bancorp Capital Stock

The common stock of First Advantage Bancorp will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.
General
     First Advantage Bancorp is authorized to issue fifty million (50,000,000) shares of common stock having a par value of $0.01 per share and ten million (10,000,000) shares of preferred stock having a par value of $0.01 per share. Each share of First Advantage Bancorp’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. First Advantage Bancorp will not issue any shares of preferred stock in the conversion.
Common Stock
     Dividends. First Advantage Bancorp can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if First Advantage Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference upon dissolution. The holders of common stock of First Advantage Bancorp will be entitled to receive and share equally in dividends as may be declared by the board of directors of First Advantage Bancorp out of funds legally available for dividends. If First Advantage Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends. See “Our Dividend Policy” and “Regulation and Supervision.”
     Voting Rights. After the conversion, the holders of common stock of First Advantage Bancorp will possess exclusive voting rights in First Advantage Bancorp. They will elect First Advantage Bancorp’s board of directors and act on other matters as are required to be presented to them under Tennessee law or as are otherwise presented to them by the board of directors. Except as discussed in “Comparison of Stockholders’ Rights,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If First Advantage Bancorp issues preferred stock, holders of First Advantage Bancorp preferred stock may also possess voting rights.
     Liquidation. If there is any liquidation, dissolution or winding up of First Federal Savings Bank, First Advantage Bancorp, as the sole holder of First Federal Savings Bank’s capital stock, would be entitled to receive all of First Federal Savings Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of First Federal Savings Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of First Advantage Bancorp, the holders of its common stock would be entitled to receive all of the assets of First Advantage Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If First Advantage Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.
     Preemptive Rights; Redemption. Holders of the common stock of First Advantage Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

     Preferred Stock
     First Advantage Bancorp will not issue any preferred stock in the conversion and it has no current plans to issue any preferred stock after the conversion. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock will be Registrar and Transfer Company, Cranford, New Jersey.
Registration Requirements
     We have registered our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.
Legal and Tax Opinions
     The legality of our common stock has been passed upon for us by Muldoon Murphy & Aguggia LLP, Washington, D.C. The federal tax consequences of the conversion have been opined upon by Muldoon Murphy & Aguggia LLP and the state tax consequences of the conversion have been opined upon by BKD LLP. Muldoon Murphy & Aguggia LLP and BKD LLP have consented to the references to its opinions in this prospectus. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Malizia, Spidi & Fisch, P.C.
Experts
     The consolidated financial statements of First Federal Savings Bank as of December 31, 2006 and 2005, and for each of the years in the three year period ended December 31, 2006 included in this prospectus and in the registration statement have been audited by BKD LLP, an independent registered public accounting firm, as stated in its report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
     Keller & Company, Inc. has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.
Change in Accountants
     On July 28, 2006, First Federal Savings Bank dismissed Stone, Rudolph & Henry, PLC and engaged BKD LLP to audit the consolidated financial statements of First Federal Savings Bank as of December 31, 2006 and 2005 and for each year in the three-year period ended December 31, 2006, included in this prospectus and in the registration statement. The engagement of BKD LLP was approved by the Audit Committee of the board of directors. Before its engagement, First Federal Savings Bank did not consult BKD LLP regarding either (i) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on First Federal Savings Bank’s financial statements; or (ii) on any matter that was the subject of a disagreement with its former accountants or on any matter than was a reportable event.

     Stone, Rudolph & Henry, PLC’s report on the consolidated financial statements of First Federal Savings Bank as of December 31, 2005 and 2004 and for each year in the two-year period ended December 31, 2005 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.
     At the time of dismissal, there had not been any disagreement with Stone, Rudolph & Henry, PLC and First Federal Savings Bank with respect to the consolidated financial statements for December 31, 2005 or 2004 or during the subsequent period through the date of the dismissal of Stone, Rudolph & Henry, PLC, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Stone, Rudolph & Henry, PLC, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports. Stone, Rudolph & Henry, PLC has furnished a letter addressed to the Securities and Exchange Commission and filed as an exhibit to the registration statement stating its agreement with the statements made in this section.
Where You Can Find More Information
     We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the stock offering. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at http://www.sec.gov.
     First Advantage Bancorp has filed an application for approval of the plan of conversion with the Office of Thrift Supervision. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Southeast Regional Office of the Office of Thrift Supervision, 1475 Peachtree Street, N.E., Atlanta, Georgia 30309.
     A copy of the plan of conversion and First Advantage Bancorp’s charter and bylaws are available without charge from First Federal Savings Bank.
     The appraisal report of Keller & Company, Inc. has been filed as an exhibit to our registration statement and to our application to the Office of Thrift Supervision. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its website as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Office of Thrift Supervision as described above.

Index to Consolidated Financial Statements
of First Federal Savings Bank
* * *
All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.
Separate financial statements for First Advantage Bancorp have not been included in this prospectus because First Advantage Bancorp, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

Report of Independent Registered Public Accounting Firm
Audit Committee and Board of Directors
First Federal Savings Bank
Clarksville, Tennessee
We have audited the accompanying consolidated balance sheets of First Federal Savings Bank (Bank) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in equity and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Bank as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
In 2006, the Bank changed its method of accounting for various items more specifically discussed in Note 19 by retroactively restating prior years’ financial statements.
BKD, llp

/s/ BKD, llp
Louisville, Kentucky
June 14, 2007

First Federal Savings Bank
Consolidated Balance Sheets
Six-month Period Ended June 30, 2007 (Unaudited) and
Years Ended December 31, 2006 and 2005
(Dollars in Thousands)

	June 30,	December 31,
	2007	2006	2005
	(Unaudited)		(Restated)

Assets
Cash and due from banks	$4,088	$1,754	$2,415
Interest-bearing demand deposits	900	5,631	8,746
Federal funds sold	3,876	9,364	9,000

Cash and cash equivalents	8,864	16,749	20,161

Available-for-sale securities	93,550	83,519	67,866
Loans held for sale	3,417	1,400	777
Loans, net of allowance for loan losses of $2,008, $2,025 and $3,157 at June 30, 2007, December 31, 2006 and 2005, respectively	100,489	98,370	120,063
Premises and equipment	6,557	6,305	5,412
Mortgage servicing rights	30	51	133
Foreclosed assets held for sale	—	946	519
Other assets held for sale	581	581	200
Federal Home Loan Bank stock	2,872	2,872	2,711
Accrued interest receivable
Loans	501	531	423
Investments	941	825	519
Deferred income taxes	913	588	1,244
Other assets	1,013	682	697

Total assets	$219,728	$213,419	$220,725

See Notes to Consolidated Financial Statements

First Federal Savings Bank
Consolidated Balance Sheets (Continued)
Six-month Period Ended June 30, 2007 (Unaudited) and
Years Ended December 31, 2006 and 2005
(Dollars in Thousands)

	June 30,	December 31,
	2007	2006	2005
	(Unaudited)		(Restated)

Liabilities and Equity
Deposits
Demand	$11,502	$9,620	$14,362
Savings, checking and money market	78,286	69,494	69,804
Time certificates	94,286	97,495	86,974

Total deposits	184,074	176,609	171,140

Federal Home Loan Bank advances	—	—	12,159
Interest payable and other liabilities	3,418	3,921	4,891

Total liabilities	187,492	180,530	188,190

Commitments and Contingencies	—	—	—

Equity
Retained earnings	32,459	32,485	31,860
Accumulated other comprehensive income	(223)	404	675

Total equity	32,236	32,889	32,535

Total liabilities and equity	$219,728	$213,419	$220,725

First Federal Savings Bank
Consolidated Statements of Income
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited)
and Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)

	June 30,		December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)		(Restated)	(Restated)
Interest and Dividend Income
Loans	$3,672	$4,087	$7,839	$8,689	$9,657
Investment securities	2,474	1,812	3,876	3,281	2,351
Other	257	347	691	749	636

Total interest and dividend income	6,403	6,246	12,406	12,719	12,644

Interest Expense
Deposits	2,928	2,085	4,759	3,382	3,654
Federal Home Loan Bank advances	6	394	394	597	624

Total interest expense	2,934	2,479	5,153	3,979	4,278

Net Interest Income	3,469	3,767	7,253	8,740	8,366

Provision (Credit) for Loan Losses	32	37	(736)	91	89

Net Interest Income After Provision for Loan Losses	3,437	3,730	7,989	8,649	8,277

Noninterest Income
Customer service and other fees	554	539	1,081	1,344	1,211
Loan servicing and other fees	142	87	164	338	350
Net gains on loan sales	455	259	673	611	540
Net gain (loss) on sales of other real estate owned	7	61	55	(83)	76
Net realized gain (loss) on sales of available-for-sale securities	(329)	—	(1)	9,604	—
Net realized gain on sale of restricted investment	—	—	—	1,148	—
Commissions on insurance and brokerage	200	200	392	76	10
Net gain (loss) on premises and equipment	17	(6)	24	(1,056)	—
Other	39	112	148	24	81

Total noninterest income	1,085	1,252	2,536	12,006	2,268

See Notes to Consolidated Financial Statements

First Federal Savings Bank
Consolidated Statements of Income (Continued)
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited)
and Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)

	June 30,		December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)		(Restated)	(Restated)
Noninterest Expense
Salaries and employee benefits	$2,562	$2,527	$4,622	$6,043	$4,408
Net occupancy expense	327	290	570	465	438
Equipment expense	275	158	362	355	375
Data processing fees	348	425	1,135	2,039	1,072
Professional fees	258	232	791	843	445
Marketing expense	115	190	384	170	396
Office expense	136	176	325	328	382
Losses on foreclosed assets, net	15	—	—	352	212
Insurance expense	44	61	150	124	117
Mortgage loan outsourced servicing	115	87	150	—	—
Other	436	502	1,036	970	1,173

Total noninterest expense	4,631	4,648	9,525	11,689	9,018

Income (Loss) Before Income Taxes	(109)	334	1,000	8,966	1,527

Provision (Credit) for Income Taxes	(83)	144	375	3,426	539

Net Income (Loss)	$(26)	$190	$625	$5,540	$988

First Federal Savings Bank
Consolidated Statements of Changes in Equity
Six-month Period Ended June 30, 2007 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)

		Accumulated
		Other
	Retained	Comprehensive
	Earnings	Income (Loss)	Total

Balance, January 1, 2004, As Previously Reported	$25,812	$7,433	$33,245

Adjustments applicable to prior years	(480)	(104)	(584)

Balance, January 1, 2004, As Adjusted	25,332	7,329	32,661

Net income (restated)	988	—	988
Change in unrealized appreciation on available-for-sale securities, net of taxes (restated)	—	616	616

Balance, December 31, 2004, As Adjusted	26,320	7,945	34,265

Net income (restated)	5,540	—	5,540
Change in unrealized appreciation on available-for-sale securities, net of taxes (restated)	—	(7,270)	(7,270)

Balance, December 31, 2005, As Adjusted	31,860	675	32,535

Net income	625	—	625
Change in unrealized appreciation on available-for-sale securities, net of taxes	—	(271)	(271)

Balance, December 31, 2006	32,485	404	32,889

Net loss (unaudited)	(26)	—	(26)
Change in unrealized appreciation on available-for-sale securities, net of taxes (unaudited)	—	(627)	(627)

Balance, June 30, 2007 (Unaudited)	$32,459	$(223)	$32,236

See Notes to Consolidated Financial Statements

First Federal Savings Bank
Consolidated Statements of Cash Flows
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited)
and Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)

	June 30,		December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)		(Restated)	(Restated)
Operating Activities
Net income (loss)	$(26)	$190	$625	$5,540	$988
Items not requiring (providing) cash
Depreciation and amortization	194	191	355	277	304
Provision for loan losses	32	37	(736)	91	89
Provision for foreclosed assets	—	—	—	290	—
Amortization of premiums and discounts on securities	(39)	13	14	10	(8)
Amortization of loan-servicing rights	21	41	82	89	111
Deferred income taxes	101	303	841	229	74
Net realized (gain) loss on available-for-sale securities	329	—	1	(9,604)	—
Net realized gain on sale of restricted investment	—	—	—	(1,148)	—
Net realized (gain) loss on sale of other real estate owned	(7)	(61)	(55)	83	(76)
Federal Home Loan Bank stock dividends	—	(78)	(161)	(131)	(104)
(Gain) loss on sale of premises and equipment	(17)	6	(24)	1,056	—
Originations of loans held for sale	(19,429)	(11,580)	(27,028)	(28,532)	(26,648)
Proceeds from loans sold	17,412	11,110	26,405	28,592	26,976
Changes in
Other assets	(415)	(66)	(469)	(235)	147
Interest payable and other liabilities	(503)	(1,102)	(970)	(205)	1,005

Net cash provided by (used in) operating activities	(2,347)	(996)	(1,120)	(3,598)	2,858

Investing Activities
Purchases of available-for-sale securities	(39,934)	(10,518)	(30,060)	(48,296)	—
Proceeds from maturities of and repayments of available-for-sale securities	6,492	5,897	13,436	5,402	9,673
Proceeds from sales of available-for-sale securities	22,066	—	500	19,873	—
Proceeds from sales of other stock	—	—	10	1,438	—
See Notes to Consolidated Financial Statements

First Federal Savings Bank
Consolidated Statements of Cash Flows (Continued)
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited)
and Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)

	June 30,		December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)		(Restated)	(Restated)
Investing Activities (Continued)
Net change in loans	$(2,188)	$15,454	$21,333	$16,118	$(2,510)
Purchase of premises and equipment	(493)	(1,494)	(1,807)	(855)	(380)
Proceeds from sales of premises and equipment	64	12	204	135	—
Proceeds from the sale of foreclosed assets	990	580	782	1,977	1,502

Net cash provided by (used in) investing activities	(13,003)	9,931	4,398	(4,208)	8,285

Financing Activities
Net increase (decrease) in demand deposits, money market, checking and savings accounts	10,674	(6,297)	(5,053)	(317)	3,907
Net increase (decrease) in certificates of deposit	(3,209)	5,424	10,522	(11,431)	(9,570)
Proceeds from Federal Home Loan Bank advances	4,000	16,000	16,000	10,000	—
Repayment of Federal Home Loan Bank advances	(4,000)	(28,159)	(28,159)	(10,045)	(44)

Net cash provided by (used in) financing activities	7,465	(13,032)	(6,690)	(11,793)	(5,707)

Increase (Decrease) in Cash and Cash Equivalents	(7,885)	(4,097)	(3,412)	(19,599)	5,436

Cash and Cash Equivalents, Beginning of Year	16,749	20,161	20,161	39,760	34,324

Cash and Cash Equivalents, End of Year	$8,864	$16,064	$16,749	$20,161	$39,760

Supplemental Cash Flow Information
Interest paid	$3,031	$2,396	$4,722	$3,952	$4,262
Income taxes paid (net of refunds)	$0	$0	$(9)	$2,051	$149
Real estate acquired in settlement of loans	$37	$125	$1,096	$774	$1,180

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
Note 1: Plan of Conversion and Change in Corporate Form
On January 31, 2007, the board of directors of First Federal Savings Bank (Bank) adopted a plan of conversion (Plan). The Plan is subject to the approval of the Office of Thrift Supervision (OTS) and must be approved by the affirmative vote of at least a majority of the total votes eligible to be cast by the voting members of the Bank at a special meeting. The Plan sets forth that the Bank proposes to convert into a stock savings bank structure with the establishment of a stock holding company, First Advantage Bancorp, as parent of the Bank. The Bank will convert to the stock form of ownership, followed by the issuance of all of the Bank’s outstanding stock to First Advantage Bancorp. Pursuant to the Plan, First Advantage Bancorp will determine the total offering value and number of shares of common stock based upon an independent appraiser’s valuation. The stock will be priced at $10.00 per share. In addition, the Bank’s board of directors has adopted an employee stock ownership plan (ESOP) which will subscribe to 8% of the common stock issued in connection with the offering. First Advantage Bancorp is being organized as a corporation incorporated under the laws of Tennessee and will own all of the outstanding common stock of the Bank upon completion of the conversion.
The costs of issuing the common stock will be deferred and deducted from the sale proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. At June 30, 2007, and December 31, 2006, the Bank had incurred $299 (unaudited) and $10 deferred conversion costs. The transaction is subject to approval by regulatory authorities and members of the Bank. At the completion of the conversion to stock form, the Bank will establish a liquidation account in the amount of retained earnings contained in the final prospectus. The liquidation account will be maintained for the benefit of eligible savings account holders who maintain deposit accounts in the Bank after conversion.
The conversion will be accounted for as a change in corporate form with the historic basis of the Bank’s assets, liabilities and equity unchanged as a result.
Note 2: Nature of Operations and Summary of Significant Accounting Policies
Nature of Operations
The Bank is a savings bank primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Clarksville, Tennessee and surrounding areas. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
Basis of Presentation
In the opinion of management, the unaudited consolidated financial statements include all adjustments, which consist of normal recurring accruals, necessary to present fairly the consolidated financial position as of June 30, 2007, and the results of operations and cash flows for the six-month periods ended June 30, 2007 and 2006.
Principles of Consolidation
The consolidated financial statements include the accounts of the Bank and its wholly owned subsidiary First Financial Mortgage Corporation (collectively referred to as the Bank). All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.
Cash Equivalents
The Bank considers all liquid investments with original maturities of three months or less to be cash equivalents.
Securities
Available-for-sale securities, which include any security for which the Bank has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income.
The Bank does not hold any held-to-maturity securities, which would include any security for which the Bank has the positive intent and ability to hold until maturity.

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
Amortization of premiums and accretion of discounts are recorded as interest income from securities utilizing the level yield method to calculate the monthly amortization and accretions which approximate the interest method. Realized gains and losses are recorded as net securities gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.
Loans Held for Sale
Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.
Loans
Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or payoffs, are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the contractual life of the loan using the interest method. Generally, loans are placed on nonaccrual status at 90 days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection.
Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and represents management’s best estimate of probable losses inherent in the loan portfolio. The allowance is based upon management’s periodic review of the uncollectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.
Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment measurements.
Premises and Equipment
Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.
Federal Home Loan Bank Stock
Federal Home Loan Bank (FHLB) stock is a required investment for institutions that are members of the FHLB system. The required investment in the common stock is based on a predetermined formula. The Bank reports its investment in the FHLB stock at cost.
Foreclosed Assets Held for Sale
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. The amounts included in the financial statements as of June 30, 2007, and December 31, 2006 and 2005, were $— (unaudited), $946 and $519, respectively.
Revenue and expenses from operations and any additional write-down(s) of asset values are included in net income or expense. The amounts included in the financial statements for the six-month periods ended June 30, 2007 and 2006, and years ended December 31, 2006, 2005 and 2004, were $15 (unaudited), $— (unaudited), $—, $352 and $212, respectively.

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
Mortgage Servicing Rights
Mortgage servicing rights on originated loans that have been sold are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. Total mortgage servicing rights were $30 (unaudited), $51 and $133 at June 30, 2007, and December 31, 2006 and 2005, respectively. Amortization of the mortgage servicing rights against mortgage loan servicing fees received were $21 (unaudited), $41 (unaudited), $82, $89 and $111 for the six-month periods ended June 30, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004, respectively.
Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristic currently used for stratification is type of loan. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value. No impairment was recognized during the six-month periods ended June 30, 2007 and 2006, and for the years ended December 31, 2006, 2005 and 2004.
Effective January 1, 2007, the Company adopted Statement of Financial Accounting Standard (SFAS) 156. Management elected to continue to amortize their existing mortgage servicing rights upon adoption of SFAS 156.
Advertising and Marketing Expenses
Advertising and marketing costs are expensed as incurred. Advertising and marketing expense totaled $115 (unaudited), $190 (unaudited), $384, $170 and $396 for the six-month periods ended June 30, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004, respectively.
Income Taxes
Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized. The Bank files consolidated income tax returns with its subsidiary.

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
Recently Issued Accounting Standards
In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (FIN 48). The interpretation clarifies the accounting for uncertainty in income taxes recognized in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The evaluation of a tax position in accordance with this interpretation is a two-step process. The first step is a recognition process to determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step is a measurement process whereby a tax position that meets the more likely than not recognition threshold is calculated to determine the amount of benefit to recognize in the financial statements. FIN 48 is effective for fiscal years beginning after December 15, 2006, and the cumulative effect of applying the provisions of this statement will be recognized as an adjustment to the beginning balance of retained earnings. The Bank is currently evaluating the potential impact this statement may have on the Bank’s financial position and results of operations, but does not believe the impact of the adoption will be material.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which provides guidance on how to measure assets and liabilities that use fair value. SFAS 157 will apply whenever another US GAAP standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This statement also will require additional disclosures in both annual and quarterly reports. SFAS 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007, and will be adopted by the Bank beginning in the first quarter of 2008. The Bank is currently evaluating the potential impact this statement may have on the Bank’s financial position and results of operations, but does not believe the impact of the adoption will be material.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities using different measurement techniques. SFAS 159 requires additional disclosures related to the fair value measurements included in the entity’s financial statements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Accordingly, the Bank will adopt SFAS 159 in the first quarter of 2008. The Bank is currently evaluating the potential impact this statement may have on its financial position and results of operations, but does not believe the impact of the adoption will be material.

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
Reclassifications
Certain reclassifications have been made to the 2005 and 2004 financial statements to conform to the June 30, 2007, and December 31, 2006, financial statement presentation. These reclassifications had no effect on net income.
Note 3: Restriction on Cash and Due From Banks
The Bank is required to maintain reserve funds in cash and/or on deposits for certain correspondent relationships. The reserve required at June 30, 2007, and December 31, 2006 and 2005, was $879 (unaudited), $1,090 and $2,008, respectively.
Note 4: Securities
The Bank’s securities are all classified as available for sale. The amortized cost and approximate fair values of securities as of June 30, 2007, and December 31, 2006 and 2005, are summarized below:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Approximate
	Cost	Gains	Losses	Fair Value
June 30, 2007 (Unaudited)
U.S. Treasury	$4,842	$971	$—	$5,813
U.S. Government agencies	42,044	28	(539)	41,533
Mortgage-backed securities	36,344	102	(724)	35,722
State and political subdivisions	7,693	—	(221)	7,472
Other securities	3,002	9	(1)	3,010

Total	$93,925	$1,110	$(1,485)	$93,550

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Approximate
	Cost	Gains	Losses	Fair Value

December 31, 2006
U.S. Treasury	$4,856	$1,139	$—	$5,995
U.S. Government agencies	45,893	44	(415)	45,522
Mortgage-backed securities	21,826	189	(230)	21,785
State and political subdivisions	7,759	12	(63)	7,708
Other securities	2,507	2	—	2,509

Total	$82,841	$1,386	$(708)	$83,519

December 31, 2005, (Restated)
U.S. Treasury	$4,881	$1,301	$—	$6,182
U.S. Government agencies	35,132	—	(350)	34,782
Mortgage-backed securities	26,218	379	(195)	26,402
Other securities	500	—	—	500

Total	$66,731	$1,680	$(545)	$67,866

The mortgage-backed securities are backed by the Federal Home Loan Mortgage Corporation (FHLMC), Federal National Mortgage Association (FNMA) and Government National Mortgage Association (GNMA). None of the mortgage-backed securities are privately issued.
The amortized cost and fair value of securities at June 30, 2007, and December 31, 2006, by contractual maturity, are shown below.
Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)

	June 30, 2007 (Unaudited)		December 31, 2006
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Within one year	$—	$—	$2,650	$2,630
One to five years	11,125	11,062	24,785	24,552
Five to 10 years	18,305	19,218	18,191	19,309
After 10 years	28,151	27,548	15,389	15,243

	57,581	57,828	61,015	61,734

Mortgage-backed securities	36,344	35,722	21,826	21,785

Totals	$93,925	$93,550	$82,841	$83,519

The carrying value of securities pledged as collateral, to secure public deposits and for other purposes, was $10,720 (unaudited) at June 30, 2007, $16,521 at December 31, 2006, and $14,424 at December 31, 2005.
Gross gains of $6 (unaudited), $– (unaudited), $–, $9,752 and $– and gross losses of $335 (unaudited), $– (unaudited), $1, $148 and $– resulting from sales of securities were realized for the six-month periods ended June 30, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004, respectively. Gross gains during 2005, included a gain on the sale of Federal Home Loan Mortgage Corporation stock of $9,373 and a gain of $379 on the sale of Federal National Mortgage Association stock.
Taxes allocated to investment gains/(losses) were $(131) (unaudited), $– (unaudited), $–, $3,830 and $– for the six-month periods ended June 30, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004, respectively.
Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at June 30, 2007, and December 31, 2006 and 2005, was $73,627 (unaudited), $57,772 and $45,681, which is approximately 79%, 69% and 65%, respectively, of the Bank’s available-for-sale investment portfolio. These declines primarily resulted from recent increases in market interest rates.
Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.
Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
The following table shows the Bank’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at June 30, 2007, and December 31, 2006 and 2005:

	June 30, 2007 (Unaudited)
	Less than 12 Months		12 Months or More		Total
Description of		Unrealized		Unrealized		Unrealized
Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

U.S. Government agencies	$27,422	$(476)	$10,058	$(63)	$37,480	$(539)
Mortgage-backed securities	25,324	(626)	2,992	(98)	28,316	(724)
State and political subdivisions	7,332	(221)	—	—	7,332	(221)
Other securities	499	(1)	—	—	499	(1)

Total temporarily impaired securities	$60,577	$(1,324)	$13,050	$(161)	$73,627	$(1,485)

	December 31, 2006
	Less than 12 Months		12 Months or More		Total
Description of		Unrealized		Unrealized		Unrealized
Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

U.S. Government agencies	$13,637	$(149)	$26,821	$(266)	$40,458	$(415)
Mortgage-backed securities	4,211	(18)	7,376	(212)	11,587	(230)
State and political subdivisions	5,727	(63)	—	—	5,727	(63)

Total temporarily impaired securities	$23,575	$(230)	$34,197	$(478)	$57,772	$(708)

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)

	December 31, 2005 (Restated)
	Less than 12 Months		12 Months or More		Total
Description of		Unrealized		Unrealized		Unrealized
Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

U.S. Government agencies	$34,782	$(350)	$—	$—	$34,782	$(350)
Mortgage-backed securities	8,973	(95)	1,926	(100)	10,899	(195)

Total temporarily impaired securities	$43,755	$(445)	$1,926	$(100)	$45,681	$(545)

Note 5: Loans and Allowance for Loan Losses
     Categories of loans include:

	June 30,	December 31,
	2007	2006	2005
	(Unaudited)		(Restated)

Real estate
One-to-four family residential	$30,922	$34,997	$36,682
Multi-family residential	5,789	7,823	6,733
Construction	17,279	14,207	18,642
Nonresidential real estate	25,890	26,560	33,605
Nonresidential construction	3,418	869	820
Land	7,200	6,989	7,136
Consumer and other (including home equity loans)	8,895	7,439	14,951
Commercial	3,213	1,675	4,867
Overdrafts	32	36	50

Total loans	102,638	100,595	123,486
Less
Allowance for loan losses	(2,008)	2,025	3,157

Net deferred loan fees (costs)	(141)	200	266

Net loans	$100,489	$98,370	$120,063

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
     Activity in the allowance for loan losses was as follows:

	June 30,		December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)		(Restated)	(Restated)
Balance, beginning of year	$2,025	$3,157	$3,157	$3,180	$3,175
Provision charged (credited) to expense	32	37	(736)	91	89
Losses charged off, net of recoveries of $35 (unaudited) and $140 (unaudited) for June 30, 2007 and 2006, respectively, and $331, $291 and $22 for 2006, 2005 and 2004, respectively	(49)	(309)	(396)	(114)	(84)

Balance, end of year	$2,008	$2,885	$2,025	$3,157	$3,180

Impaired loans totaled $1,924 (unaudited), $1,948 and $6,443 at June 30, 2007, and
December 31, 2006 and 2005, respectively. An allowance for loan losses of $722 (unaudited), $728 and $1,633 relates to impaired loans of $1,924 (unaudited) at June 30, 2007, $1,948 at December 31, 2006, and $6,443 at December 31, 2005. There were no impaired loans which had no related allowance for loan losses.
Interest of $28 (unaudited), $179 (unaudited), $299, $623 and $713 was recognized on average impaired loans of $1,934 (unaudited), $5,184 (unaudited), $4,259, $8,535 and $9,912 for the six- month periods ended June 30, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004, respectively. No interest was recognized on impaired loans on a cash basis during the six-month periods ended June 30, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004, respectively.
At June 30, 2007, and December 31, 2006 and 2005, nonaccruing loans were $1,767 (unaudited), $4,320 and $2,853, respectively.

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
Note 6: Premises and Equipment
Major classifications of premises and equipment, stated at cost, were as follows:

		June 30,	December 31,
	Estimated	2007	2006	2005
	Useful Lives	(Unaudited)		(Restated)
Land and land improvements	7 to 15 years	$2,230	$2,230	$1,905
Buildings and improvements	7 to 40 years	3,700	3,879	3,301
Furniture, fixtures and equipment	3 to 10 years	2,833	2,764	2,757
Construction in progress	N/A	446	49	1,261

		9,209	8,922	9,224

Less accumulated depreciation and amortization		2,652	2,617	3,812

Net premises and equipment		$6,557	$6,305	$5,412

Note 7: Other Assets Held for Sale (Restated)
Other assets held for sale at June 30, 2007, and December 31, 2006 and 2005, include $200 related to the Blue Hole Lodge (Lodge), an impaired asset held for sale. The Lodge was acquired by previous management to be utilized for board meetings, rental to the public for events such as parties or weddings, employee meetings and customer events. The Lodge was measured for impairment and reclassified to property held for sale during 2005 and the Bank ceased recording depreciation on the property. The Bank recorded an impairment loss of $881 during 2005. The discounted cash flow method was used to determine the $200 carrying value.
In December 2005, the Bank closed the Pleasant View branch location. The facility was a modular facility which was deemed worthless. An impairment loss of $175 was recorded in 2005. The total impairment loss for the two assets of $1,056 is recorded in net loss on premises and equipment.
During 2006, the Bank decided to relocate their main office location. The old main office was measured for impairment and reclassified to property held for sale during 2006 and the Bank ceased recording depreciation on the property. No impairment loss was recorded in connection with this transaction, as the net book cost of the property of $381 was determined to be the lower of cost or market.

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
Note 8: Loan Servicing
Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $45,501 (unaudited), $56,450 (unaudited), $47,211, $61,868 and $77,914 at June 30, 2007 and 2006, and December 31, 2006, 2005 and 2004, respectively.
The aggregate fair value of capitalized mortgage servicing rights at June 30, 2007, and December 31, 2006, 2005 and 2004 totaled $30 (unaudited), $51, $133 and $222 respectively. Comparable market values were used to estimate fair value. Mortgage servicing rights are tested annually for impairment and no impairment loss was recorded for the six-month periods ended June 30, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004. For purposes of measuring impairment, risk characteristics, including product type, investor type and interest rates, were used to stratify the originated mortgage servicing rights.

	June 30,		December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)		(Restated)	(Restated)
Mortgage Servicing Rights
Balance, beginning of year	$51	$133	$133	$222	$333
Servicing rights capitalized	—	—	—	—	—
Amortization of servicing rights	(21)	(41)	(82)	(89)	(111)

Balance, end of year	$30	$92	$51	$133	$222

Note 9: Interest-bearing Deposits
Interest-bearing time deposits in denominations of $100,000 or more were $32,632 (unaudited) on June 30, 2007, $32,816 on December 31, 2006, and $27,000 on December 31, 2005.
Individual deposits with denominations of more than $100,000 (more than $250,000 for retirement accounts) are not federally insured.

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
Presented below is a summary of interest expense by each significant category of deposits:

	June 30,		December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)		(Restated)	(Restated)
NOW	$88	$76	$157	$143	$125
Money market	536	449	986	575	522
Savings	109	36	67	71	106
Time deposits	2,195	1,524	3,549	2,593	2,901

Total interest expense	$2,928	$2,085	$4,759	$3,382	$3,654

At June 30, 2007, the schedule maturities of time deposits were as follows:

(Unaudited)
2008	$79,650
2009	12,407
2010	1,722
2011	289
2012	218

$94,286

At December 31, 2006, the scheduled maturities of time deposits were as follows:

2007	$81,720
2008	11,699
2009	2,910
2010	901
2011	265

$97,495

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
Note 10: Federal Home Loan Bank Advances
There were no outstanding advances as of June 30, 2007 (unaudited) and December 31, 2006. FHLB advances consisted of the following components as of December 31, 2005.

	June 30,	December 31,	December 31,
	2007	2006	2005
	(Unaudited)		(Restated)
Advance at a rate of 6.95%	$—	$—	$2,159
Advance at a rate of 4.63%	—	—	10,000
Advance at a rate of 5.44%	—	—	—

	$0	$0	$12,159

The FHLB advances are secured by the Bank’s one-to-four family first mortgage loans. Pursuant to collateral agreements with the FHLB, advances are secured by qualifying first mortgage loans, FHLB stock and interest-bearing demand deposits with the FHLB.
Note 11: Income Taxes
The provision (credit) for income taxes includes these components:

	June 30,		December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)		(Restated)	(Restated)
Current income taxes	$(184)	$(159)	$(466)	$3,197	$465
Deferred income taxes	101	303	841	229	74

Income tax expense (benefit)	$(83)	$144	$375	$3,426	$539

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
A reconciliation of income tax expense at the statutory rate to the Bank’s actual income tax expense is shown below:

	June 30,				December 31,
	2007 (Unaudited)		2006 (Unaudited)		2006		2005 (Restated)		2004 (Restated)
	Dollars	%	Dollars	%	Dollars	%	Dollars	%	Dollars	%
Computed at the statutory rate (34%)	$(37)	(34.00)%	$114	34.00%	$340	34.00%	$3,048	34.00%	$519	34.00%
Increase (decrease) resulting from
State income taxes	(5)	(4.97)	16	4.81	44	4.37	384	4.28	65	4.24
Dividends received deduction	—	—	—	—	—	—	(13)	(.14)	(44)	(2.91)
Nondeductible expenses	9	8.22	13	4.12	13	1.37	4	.04	4	.25
Cash surrender value life insurance benefits	(5)	(4.09)	—	—	(7)	(.71)	(10)	(.11)	(4)	(.29)
Tax-exempt income	(39)	(36.08)	—	—	(15)	(1.52)	—	—	—	—
Other	(6)	(5.08)	1	.30	—	—	13	.14	(1)	.00

Actual tax expense (benefit)	$(83)	(76.00)%	$144	43.23%	$375	37.51%	$3,426	38.21%	$539	35.29%

The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	June 30,	December 31,
	2007	2006	2005
	(Unaudited)		(Restated)
Deferred tax assets
Allowance for loan losses	$769	$775	$1,209
Nonaccrual of interest on loans	71	33	—
Deferred compensation	556	589	632
Deferred fee income	69	145	189
Contribution carryforward	15	15	—
Depreciation	184	192	223
Accrued vacation pay	18	41	41

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)

	June 30,	December 31,
	2007	2006	2005
	(Unaudited)		(Restated)
Deferred tax assets (Continued)
Unrealized gains on available-for-sale securities	$152	$—	$—
Accrued sick leave	—	—	75
Accrued compensation	—	—	232

	1,834	1,790	2,601

Deferred tax liabilities
FHLB dividends	(909)	(909)	(847)
Unrealized gains on available-for-sale securities	—	(274)	(459)
Other	(12)	(19)	(51)

	(921)	(1,202)	(1,357)

Net deferred tax asset	$913	$588	$1,244

Retained earnings at June 30, 2007, and December 31, 2006 and 2005, included approximately $3,600 for which no deferred federal income tax liability had been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carry-back of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $1,224 at June 30, 2007, and December 31, 2006 and 2005.
Note 12: Other Comprehensive Income (Loss)
Other comprehensive income (loss) components and related taxes were as follows:

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)

	June 30,		December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)		(Restated)	(Restated)
Unrealized gains (losses) on available-for-sale securities	$(1,384)	$(1,106)	$(456)	$(2,614)	$1,035
Less reclassification adjustment for realized (gains) losses included in income	$329	$—	$1	$(9,604)	$—

Other comprehensive gains (losses), before tax effect	(1,054)	(1,106)	(455)	(12,218)	1,035

Tax (expense) benefit	427	448	184	4,948	(419)

Other comprehensive income (losses)	$(627)	$(658)	$(271)	$(7,270)	$616

Note 13: Regulatory Matters
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below). Management believes, as of June 30, 2007, and December 31, 2006 and 2005, that the Bank meets all capital adequacy requirements to which it is subject.
As of June 30, 2007, and December 31, 2006, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
     The Bank’s actual capital amounts and ratios are presented in the table.

					To Be Well Capitalized
					Under Prompt
			For Capital Adequacy		Corrective Action
	Actual		Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of June 30, 2007 (Unaudited)
Total risk-based capital (to risk-weighted assets)	$33,164	25.51%	$10,399	8.00%	$12,999	10.00%

Tier I capital (to risk-weighted assets)	$32,259	24.82%	$5,200	4.00%	$7,799	6.00%

Tier I capital (to adjusted total assets)	$32,259	14.67%	$8,796	4.00%	$10,995	5.00%

Tangible capital (to adjusted tangible assets)	$32,259	14.67%	$3,299	1.50%	N/A	N/A

As of December 31, 2006
Total risk-based capital (to risk-weighted assets)	$33,181	28.02%	$9,444	8.00%	$11,805	10.00%

Tier I capital (to risk-weighted assets)	$32,265	27.25%	$4,722	4.00%	$7,083	6.00%

Tier I capital (to adjusted total assets)	$32,265	15.18%	$8,501	4.00%	$10,626	5.00%

Tangible capital (to adjusted tangible assets)	$32,265	15.18%	$3,188	1.50%	N/A	N/A

As of December 31, 2005 (Restated)
Total risk-based capital (to risk-weighted assets)	$31,745	23.91%	$10,619	8.00%	$13,274	10.00%

Tier I capital (to risk-weighted assets)	$30,220	22.77%	$5,310	4.00%	$7,965	6.00%

Tier I capital (to adjusted total assets)	$30,220	13.87%	$8,718	4.00%	$10,898	5.00%

Tangible capital (to adjusted tangible assets)	$30,220	13.87%	$3,269	1.50%	N/A	N/A

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
     Below is a reconciliation of GAAP and regulatory capital amounts:

	June 30,	December 31,	December 31,
	2007	2006	2005
	(Unaudited)		(Restated)

Total equity per the financial statements	$32,236	$32,889	$32,535
Investments in nonincludable subsidiaries	(200)	(220)	(1,640)
Unrealized (gains) losses on available-for-sale securities included in accumulated other comprehensive income	223	(404)	(675)

Tier 1 capital	32,259	32,265	30,220

Allowance for loan losses includable in Tier 2 capital	1,286	1,297	1,525
Other assets required to be deducted for regulatory capital purposes	(381)	(381)	—

Total risk-based capital	$33,164	$33,181	$31,745

In January 2005, the Bank was designated as an institution in troubled condition as defined in 12 C.F.R. & 563.555. As a result of the designation, the Bank developed a Safety and Soundness Compliance Plan, specifying corrective action related to deficiencies in internal controls and information systems, loan documentation, credit underwriting, asset quality and earnings. Subsequent to December 31, 2006, the Bank received notice from the Office of Thrift Supervision that it was no longer designated as an institution in troubled condition.
Note 14: Related-party Transactions
At June 30, 2007, and December 31, 2006 and 2005, the Bank had loans outstanding to executive officers, directors and their related interests (related parties), in the amount of $3,427 (unaudited), $818 and $42, respectively.

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features. Reclassifications are comprised of the outstanding balance of loans to new directors at the time of their election to the board.

	June 30,	December 31,
	2007	2006	2005
	(Unaudited)		(Restated)

Beginning balance	$818	$42	$—

New loans and advances	470	615	52

Repayments	(361)	(1,000)	(10)

Reclassifications	2,500	1,161	—

Ending balance	$3,427	$818	$42

Deposits from related parties held by the Bank at June 30, 2007, and December 31, 2006 and 2005, totaled $3,715 (unaudited), $7,815 and $6,790, respectively.
Note 15: Employee Benefits
The Bank has a retirement savings 401(k) and profit-sharing plan covering substantially all employees. Employees may contribute up to 100% of their compensation, up to allowable limits, with the Bank matching on a discretionary basis (no required contributions) based on profitability and other factors. Participants are fully vested in any deferrals and vest in any employer contributions at a rate of 20% per year of service, with full vesting after five years of service. Employer contributions charged to expense for the six-month periods ended June 30, 2007 and 2006, and the years ended December 31, 2006 and 2005, were $58 (unaudited), $60 (unaudited), $107 and $44, respectively. The plan was established in 2005.
The Bank has a nonqualified deferred compensation agreement with certain retired directors. The agreement provides monthly payments $6 through 2011 and $5 for 2012. The charge to expense for the agreement was $3 (unaudited), $14 (unaudited), $27, $27 and $31 for the six-month periods ended June 30, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004, respectively. Deferred compensation payable for this plan totaled $352 (unaudited), $380 and $365 as of June 30, 2007, and December 31, 2006 and 2005, respectively.

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
The Bank has a nonqualified deferred compensation agreement with certain active and retired directors and certain retired officers. The agreement allowed the deferral of certain compensation, as well as a small annual contribution by the Bank to the plan. Interest accrues on the deferred amounts at a rate tied to the rate paid by the Bank on one year certificate accounts at the beginning of each plan year. Participants must elect the term over which to receive payments prior to the year the compensation would have been earned. The charge to expense for the agreement was $28 (unaudited), $26 (unaudited), $38, $27 and $34 for the six-month periods ended June 30, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004, respectively. Deferred compensation payable for this plan totaled $967 (unaudited), $1,159 and $1,286 as of June 30, 2007, and December 31, 2006 and 2005, respectively.
The Bank had a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements. The Bank decided to terminate the plan in November 2004, with final distributions of vested benefits to participants in 2005. Net benefit costs recognized during 2005 and 2004 were $1,046 and $373, respectively.
Subsequent to December 31, 2006, the Bank has implemented a nonqualified deferred compensation agreement with certain executive officers, senior management and other key employees. The agreement provides the Bank will make contributions to the plan that will vest over a five year period. Interest accrues on the deferred amounts at a rate equal to the rate paid by the Bank on one year certificate accounts at the beginning of each plan year. The charge to expense for the agreement was $134 for the six-month period ended June 30, 2007. Accrued deferred compensation for this plan totaled $134 at June 30, 2007.
Note 16: Disclosures About Fair Value of Financial Instruments
The following table presents estimated fair values of the Bank’s financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Bank does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)

	June 30,		December 31,
	2007		2006		2005
	(Unaudited)				(Restated)
	Carrying		Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value	Amount	Fair Value
	(In thousands)
Financial assets
Cash and cash equivalents	$8,864	$8,864	$16,749	$16,749	$20,161	$20,161
Available-for-sale securities	$93,550	$93,550	$83,519	$83,519	$67,866	$67,866
Loans held for sale	$3,417	$3,417	$1,400	$1,400	$777	$777
Loans, net of allowance for loan losses	$100,489	$99,739	$98,370	$96,905	$120,063	$119,931
FHLB stock	$2,872	$2,872	$2,872	$2,872	$2,711	$2,711
Interest receivable	$1,442	$1,442	$1,356	$1,356	$942	$942
Forward sale commitments	$—	$—	$—	$—	$—	$—

Financial liabilities
Deposits	$184,074	$184,554	$176,609	$176,158	$171,140	$170,204
Interest payable	$389	$389	$486	$486	$55	$55
FHLB advances	$—	$—	$—	$—	$12,159	$12,494

Unrecognized financial instruments
Loan commitments	—	—	—	—	—	—
Unused lines of credit	—	—	—	—	—	—

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
The following methods and assumptions were used to estimate the fair value of each class of financial instruments.
Cash and Cash Equivalents, Interest Receivable and Federal Home Loan Bank Stock
The carrying amount approximates fair value.
Available-for-Sale Securities
Fair values equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.
Loans Held for Sale
For homogeneous categories of loans, such as mortgage loans held for sale, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.
Loans
The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.
Deposits
Deposits include noninterest bearing checking accounts and interest bearing deposits, including savings accounts, checking accounts and money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.
Interest Payable
The carrying amount approximates fair value.

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
Federal Home Loan Bank Advances
Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.
Commitments to Originate Loans, Forward Sale Commitments, Letters of Credit and Lines of Credit
The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of forward sale commitments is estimated based on current market prices for loans of similar terms and credit quality. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.
Note 17: Significant Estimates and Concentrations
Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the note regarding loans. Management believes there are no additional vulnerabilities due to certain concentrations of credit risk or other significant estimates and concentrations not discussed previously in the notes.
Note 18: Commitments and Credit Risk
The Bank grants agribusiness, commercial and residential loans to customers throughout the state.
Commitments to Originate Loans
Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
At June 30, 2007, and December 31, 2006 and 2005, the Bank had outstanding commitments to originate loans aggregating approximately $8,036 (unaudited), $1,434 and $4,540, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period. Loan commitments at fixed rates of interest ranging from 6.50% to 8.75% amounted to $2,232 (unaudited) $1,050 and $795 at June 30, 2007, and December 31, 2006 and 2005, respectively, with the remainder at floating market rates.
Mortgage loans in the process of origination represent amounts that the Bank plans to fund within a normal period of 60 to 90 days, and which are intended for sale to investors in the secondary market. Total mortgage loans in the process of origination amounted to $5,076 (unaudited), $3,477 and $1,575, and mortgage loans held for sale amounted to $3,417 (unaudited), $1,400 and $777 at June 30, 2007, and December 31, 2006 and 2005, respectively.
The Bank had recourse commitments on loans sold on the secondary market of approximately $17,521 (unaudited), $15,199 and $20,376 at June 30, 2007, and December 31, 2006 and 2005, respectively. Recourse provisions generally expire within one to six months from the date of transfer.
Standby Letters of Credit
Standby letters of credit are irrevocable conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under nonfinancial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Should the Bank be obligated to perform under the standby letters of credit, the Bank may seek recourse from the customer for reimbursement of amounts paid.
The Bank had total outstanding standby letters of credit amounting to $248 (unaudited), $211 and $398, at June 30, 2007, and December 31, 2006 and 2005, respectively, with terms ranging from 90 days to 13 months.
Lines of Credit
Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
At June 30, 2007, the Bank had granted unused lines of credit to borrowers aggregating approximately $19,362 (unaudited) and $6,014 (unaudited) on commercial lines and open-end consumer lines, respectively. At December 31, 2006, the Bank had granted unused lines of credit to borrowers aggregating approximately $19,735 and $7,489 for commercial lines and open-end consumer lines, respectively. At December 31, 2005, unused lines of credit to borrowers aggregated approximately $20,397 for commercial lines and $5,160 for open-end consumer lines.
Other Credit Risks
At December 31, 2006, approximately $733 of the Bank’s deposits were in excess of federally insured amounts.
Note 19: Restatement of Financial Results
The Bank has restated it’s previously issued 2005 and 2004 consolidated financial statements for corrections of errors related to:
a)	Measurement and recognition of data processing contract termination charges and related data processing conversion expenses.

b)	Measurement and recognition of fixed asset impairment.

c)	Write-off of unreconciled correspondent account and ATM clearing account items.

d)	Measurement and recognition of deferred loan fees and costs.

e)	Recognition and measurement of valuations, charge-offs and expenses related to foreclosed assets held for sale.

f)	Recognition and measurement of mortgage servicing rights.

g)	Reclassification of overdrawn deposit accounts.

h)	Recognition and measurement of payroll, compensated absences and pension expenses.

i)	Recognition and measurement of interest receivable on investment securities.

j)	Consolidation of inter-company deposit accounts.

k)	Adjustment to deferred and current payable federal and state income taxes related to financial statement adjustments and previous errors in income tax returns.

l)	Recognition and measurement of loan loss provisions.

m)	Recognition and measurement of the fair value of available for sale securities.

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
n)	Recognition of measurement of gross activity for investment security purchases, sales and maturities.

o)	Recognition and measurement of gross proceeds and originations of secondary market loans held for sale.

p)	Recognition and measurement of proceeds and repayments of FHLB borrowings.

q)	Reclassification of federal funds sold to cash equivalents.
The reclassifications of previously reported financial statements amounts relate to irreconcilable account groupings and reclassification of accounts for consistency in presentation. The error corrections relate to adjustments recorded to the previously issued financial statements. The financial statements for 2005 and 2004 have been restated to reflect these reclassifications and error corrections.
These changes increased 2005 income before taxes and net income by $3,012 and $1,707, respectively, and increased 2004 income before taxes and net income by $71 and $215, respectively. Adjustments of $1,096 applicable to 2003 and prior, less income tax effects of $616, have been included in the restated 2004 beginning retained earnings balance. The cumulative effect includes an adjustment of $104 to accumulated other comprehensive income for correction of cumulative unrealized gains on investment securities.
The following tables show the financial statement line items for fiscal year 2005 that were affected by the reclassifications and error corrections.

	December 31, 2005
	As Originally		Error		Effect of
Balance Sheet	Reported	Reclassifications	Corrections	As Adjusted	Change

Cash and equivalents	$14,172	$(3,226)	$9,215	$20,161	$5,989
Federal funds sold	9,000	—	(9,000)	—	(9,000)
Available-for-sale securities	67,939	154	(227)	67,866	(73)
Held-to-maturity securities	163	(163)	—	—	(163)
Loans AFS	13,872	(13,872)	—	—	(13,872)
Net loans	103,457	13,872	2,734	120,063	16,606
Premises and equipment	6,595	574	(1,757)	5,412	(1,183)
Mortgage servicing rights	—	—	133	133	133
Foreclosed assets held for sale	602	—	(83)	519	(83)
Other assets held for sale	—	(574)	774	200	200
Accrued interest receivable	988	—	(46)	942	(46)
Other assets	527	3,075	(2,905)	697	170
Deferred tax assets	82	—	1,162	1,244	1,162

Total assets	220,885	(160)	—	220,725	(160)

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)

	December 31, 2005
	As Originally		Error		Effect of
Balance Sheet	Reported	Reclassifications	Corrections	As Adjusted	Change

Total deposits	$174,016	$(20)	$(2,856)	$171,140	$(2,876)
Interest payable and other liabilities	3,617	(140)	1,414	4,891	1,274
Total liabilities	189,792	(160)	(1,442)	188,190	(1,602)
Retained earnings	30,418	—	1,442	31,860	1,442
Total equity	31,093	—	1,442	32,535	1,442

Total liabilities and equity	220,885	(160)	—	220,725	(160)

	Year Ended December 31, 2005
	As Originally		Error		Effect of
Income Statement	Reported	Reclassifications	Corrections	As Adjusted	Change

Interest and Dividend Income
Loans	8,597	525	(433)	8,689	92
Investment securities	4,075	(748)	(46)	3,281	(794)
Other	—	749	—	749	749

Total interest and dividend income	12,672	526	(479)	12,719	47

Interest Expense
Deposits	3,378	4	—	3,382	4

Total interest expense	3,975	4	—	3,979	4

Net Interest Income	8,697	522	(479)	8,740	43

Provision (Credit) for Loan Losses	3,418	—	(3,327)	91	(3,327)

Net Interest Income After Provision for Loan Losses	5,279	522	2,848	8,649	3,370

Noninterest Income
Customer service and other fees	1,798	(454)	—	1,344	(454)
Loan servicing and other fees	281	(76)	133	338	57
Net loss on sale of foreclosed assets	—	—	(83)	(83)	(83)
Net realized gain (loss) on sales of available-for-sale securities	10,756	(1,152)	—	9,604	(1,152)
Net realized gain on sale of restricted investment	—	1,148	—	1,148	1,148

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)

	Year Ended December 31, 2005
	As Originally		Error		Effect of
Income Statement	Reported	Reclassifications	Corrections	As Adjusted	Change

Noninterest Income (Continued)
Commissions on insurance and brokerage	$—	$76	$—	$76	$76
Net gain (loss) on premises and equipment	—	(574)	(482)	(1,056)	(1,056)
Other	86	(62)	—	24	(62)

Total noninterest income	13,532	(1,094)	(432)	12,006	(1,526)

Noninterest Expense
Salaries and employee benefits	6,339	(256)	(40)	6,043	(296)
Net occupancy expense	456	9	—	465	9
Equipment expense	334	21	—	355	21
Data processing fees	1,534	1,143	(638)	2,039	505
Office expense	243	85	—	328	85
Loss on foreclosed assets, net	—	20	332	352	352
Insurance expense	—	124	—	124	124
Impairment loss (Blue Hole Lodge)	574	(574)	—	—	(574)
Other (includes FDIC Insurance)	834	386	(250)	970	136

Total noninterest expense	11,327	958	(596)	11,689	362

Income Before Extraordinary Item	7,484	(1,530)	3,012	8,966	1,482

Information Systems Conversion Expense	1,530	1,530	—	—	(1,530)

Income Before Provision for Income Taxes	5,954	—	3,012	8,966	3,012

Provision for Income Taxes	2,121	—	1,305	3,426	1,305

Net Income	3,833	—	1,707	5,540	1,707

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)

	Year Ended December 31, 2005
	As Originally		Error		Effect of
Statement of Cash Flows	Reported	Reclassifications	Corrections	As Adjusted	Change

Operating Activities
Net income	$3,833	$—	$1,707	$5,540	$1,707
Adjustments applicable to prior years	—	(1,160)	1,160	—	—
Items not requiring (providing) cash
Depreciation and amortization	305	(28)	—	277	(28)
Provision for loan losses	3,418	(643)	(2,684)	91	(3,327)
Provision for foreclosed assets	—	290	—	290	290
Amortization of premiums and discounts on securities	—	(217)	227	10	10
Amortization of loan-servicing rights	222	—	(133)	89	(133)
Deferred loan origination fees	(2)	2	—	—	2
Deferred income taxes	(4,697)	6,088	(1,162)	229	4,926
Net realized (gains) loss on available-for-sale securities	(10,756)	1,152	—	(9,604)	1,152
Net realized gains on other stock	—	(1,148)	—	(1,148)	(1,148)
Net realized loss on sale of other real estate owned	—	—	83	83	83
Loss on sale of premises and equipment	—	74	982	1,056	1,056
Gain on loan sales	(611)	611	—	—	611
Originations of loans held for sale	—	—	(28,532)	(28,532)	(28,532)
Proceeds from loans held for sale	60	—	28,532	28,592	28,532
Changes in
Other assets	(249)	(2,957)	2,971	(235)	14
Interest payable and other liabilities	30	(1,649)	1,414	(205)	(235)

Net cash provided by (used in) operating activities	(8,578)	415	4,565	(3,598)	4,980

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)

	Year Ended December 31, 2005
	As Originally		Error		Effect of
Statement of Cash Flows	Reported	Reclassifications	Corrections	As Adjusted	Change

Investing Activities
Federal funds sold, net	$(9,000)	$—	$9,000	$—	$9,000
Purchases of available-for-sale securities	(34,806)	—	(13,490)	(48,296)	(13,490)
Proceeds from maturities of and repayments on available-for-sale securities	2,407	—	2,995	5,402	2,995
Proceeds from the sales of available-for-sale securities	10,818	—	9,055	19,873	9,055
Proceeds from the sales of other stock	—	1,438	—	1,438	1,438
Net change in loans	15,815	303	—	16,118	303
Loan originations AFS net of principal payments on loans	6,419	(6,419)	—	—	(6,419)
Purchase of premises and equipment	(1,646)	791	—	(855)	791
Proceeds from sales of premises and equipment	—	135	—	135	135
Proceeds from the sale of foreclosed assets	2,221	(244)	—	1,977	(244)

Net cash provided by (used in) investing activities	(7,772)	(3,996)	7,560	(4,208)	3,564

Financing Activities
Net decrease in demand deposits, money market, checking and savings accounts	—	2,608	(2,925)	(317)	(317)
Net decrease in certificates of deposit	(10,162)	(1,269)	—	(11,431)	(1,269)
Proceeds from FHLB advances	—	—	10,000	10,000	10,000
Repayment of FHLB advances	(45)	—	(10,000)	(10,045)	(10,000)

Net cash provided by (used in) financing activities	(10,207)	1,339	(2,925)	(11,793)	(1,586)

Increase (Decrease) in Cash and Cash Equivalents	(26,557)	(2,242)	9,200	(19,599)	6,958

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)

	Year Ended December 31, 2005
	As Originally		Error		Effect of
Statement of Cash Flows	Reported	Reclassifications	Corrections	As Adjusted	Change

Cash and Cash Equivalents, Beginning of Year	$40,729	$(984)	$15	$39,760	$(969)

Cash and Cash Equivalents, End of Year	14,172	(3,226)	9,215	20,161	5,989
The following tables show the financial statement line items for fiscal year 2004 that were affected by the reclassifications and error corrections.

	Year Ended December 31, 2004
	As Originally		Error		Effect of
Income Statement	Reported	Reclassifications	Corrections	As Adjusted	Change

Interest and Dividend Income
Loans	$9,059	$598	$—	$9,657	$598
Investment securities	2,940	(637)	48	2,351	(589)
Other	—	636	—	636	636

Total interest and dividend income	11,999	597	48	12,644	645

Interest Expense
Deposits	3,649	5	—	3,654	5

Total interest expense	4,273	5	—	4,278	5

Net Interest Income	7,726	592	48	8,366	640

Provision (Credit) for Loan Losses	81	—	8	89	8

Net Interest Income After Provision for Loan Losses	7,645	592	40	8,277	632

Noninterest Income
Customer service and other fees	1,719	(508)	—	1,211	(508)
Loan servicing and other fees	348	2	—	350	2
Net gain on sales of other real estate owned	—	—	76	76	76

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)

	Year Ended December 31, 2004
	As Originally		Error		Effect of
Income Statement	Reported	Reclassifications	Corrections	As Adjusted	Change

Noninterest Income (Continued)
Commissions on insurance and brokerage	$—	$10	$—	$10	$10
Other	188	(107)	—	81	(107)

Total noninterest income	2,795	(603)	76	2,268	(527)

Noninterest Expense
Salaries and employee benefits	4,903	(341)	(154)	4,408	(495)
Net occupancy expense	451	(13)	—	438	(13)
Equipment expense	340	35	—	375	35
Data processing fees	1,484	(412)	—	1,072	(412)
Office expense	278	104	—	382	104
Loss on foreclosed assets, net	—	20	192	212	212
Insurance expense	—	117	—	117	117
Other (includes FDIC insurance)	687	479	7	1,173	486

Total noninterest expense	8,984	(11)	45	9,018	34

Income (Loss) Before Provision for Income Taxes	1,456	—	71	1,527	71
Provision (credit) for income taxes	683	—	(144)	539	(144)

Net Income	773	—	215	988	215

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)

	Year Ended December 31, 2004
	As Originally		Error		Effect of
Statement of Cash Flows	Reported	Reclassifications	Corrections	As Adjusted	Change

Operating Activities
Net income	$773	$—	$215	$988	$215
Adjustments applicable to prior years	—	495	(495)	—	—
Items not requiring (providing) cash
Depreciation and amortization	343	(39)	—	304	(39)
Provision for loan losses	81	(878)	886	89	8
Amortization of premiums and discounts on securities	—	197	(205)	(8)	(8)
Amortization of loan-servicing rights	110	1	—	111	1
Deferred loan origination fees	49	(49)	—	—	(49)
Deferred income taxes	1,019	174	(1,119)	74	(945)
Net realized (gains) loss on sale of other real estate owned	—	(76)	—	(76)	(76)
Gain on loan sales	(540)	540	—	—	540
Originations of loans held for sale		—	(26,648)	(26,648)	(26,648)
Proceeds from loans held for sale	328	—	26,648	26,976	26,648
Changes in
Other assets	316	(1,506)	1,337	147	(169)
Interest payable and other liabilities	724	(437)	718	1,005	281

Net cash provided by (used in) operating activities	3,099	(1,578)	1,337	2,858	(241)

Investing Activities
Proceeds from maturities of and repayments on available-for-sale securities	9,674	(1)	—	9,673	(1)
Net change in loans	(7,771)	5,261	—	(2,510)	5,261
Loan originations AFS net of principal payments on loans	5,073	(5,073)	—	—	5,073

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)

	Year Ended December 31, 2004
	As Originally		Error		Effect of
Statement of Cash Flows	Reported	Reclassifications	Corrections	As Adjusted	Change

Investing Activities (Continued)
Proceeds from the sale of foreclosed assets	$1,412	$90	$—	$1,502	$90
Net cash provided by investing activities	8,008	277	—	8,285	277

Financing Activities
Net increase in demand deposits, money market, checking and savings accounts	—	5,244	(1,337)	3,907	3,907
Net decrease in certificates of deposit	(5,563)	(4,007)	—	(9,570)	(4,007)
Repayment of FHLB advances	—	—	(44)	(44)	(44)

Net increase in advances from borrowers for taxes	(44)	—	44	—	44

Net cash used in financing activities	(5,607)	1,237	(1,337)	(5,707)	(100)

Increase (Decrease) in Cash and Cash Equivalents	5,500	(64)	—	5,436	(64)

Cash and Cash Equivalents, Beginning of Year	35,229	(920)	15	34,324	(905)

Cash and Cash Equivalents, End of Year	40,729	(984)	15	39,760	(969)

First Federal Savings Bank
Notes to Consolidated Financial Statements
Six-month Periods Ended June 30, 2007 and 2006 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004
(Dollars in Thousands)
Note 20: FDIC One-time Assessment Credit
Effective November 17, 2006, the FDIC implemented a one-time credit of $4.7 billion to eligible institutions. The purpose of the credit is to recognize contributions made by certain institutions to capitalize the Bank Insurance Fund and Savings Association Insurance Fund, which have now been merged into the Deposit Insurance Fund. The Bank is an eligible institution and has received notice from the FDIC that its share of the credit is $195. This amount is not reflected in the accompanying financial statements as it represents contingent future credits against future insurance assessment payments. As such, the timing and ultimate recoverability of the one-time credit may change.

You should rely only on the information contained in this prospectus. Neither First Advantage Bancorp nor First Federal Savings Bank has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of First Advantage Bancorp common stock.
(Proposed Holding Company for First Federal Savings Bank)
5,520,000 Shares
(Anticipated Maximum, Subject to Increase)
COMMON STOCK

Prospectus

KEEFE, BRUYETTE & WOODS
                    , 2007
Until      , 2007, or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.

SEC filing fee (1)	$2,400
OTS filing fee	12,000
NASD filing fee (1)	22,900
Nasdaq Stock Market listing fee	105,000
Blue Sky fees and expenses	7,500
EDGAR, printing, postage and mailing	150,000
Legal fees and expenses	390,000
Accounting fees and expenses	100,000
Appraiser’s fees and expenses	40,000
Business Plan fees and expenses	42,500
Underwriting Expenses (excluding counsel fees)	658,100
Marketing firm expenses (including marketing firm’s counsel fees) (1) (2) (3)	65,000
Conversion agent fees and expenses	25,000
Transfer agent and registrar fees and expenses	20,000
Certificate printing	7,500
Miscellaneous	11,000

Total	$1,658,900

(1)	Expenses based on the initial registration of 7,670,500 shares at $10.00 per share.

(2)	Assumes 8% ESOP purchase and purchases by insiders equal to 8.0% of the offering.

(3)	Keefe, Bruyette & Woods, Inc. will receive a fee equal to 1.0% of the aggregate purchase price of shares sold in the subscription offering and the community offering, excluding shares purchased by the employee stock ownership plan, and by officers, directors and employees of First Federal Savings Bank and members of their immediate families. Assumes purchases by insiders equal to 8.0% of the offering.

Item 14. Indemnification of Directors and Officers.
     Article X of the Registrant’s Charter provides:
A director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for unlawful distributions under Section 48-18-304 of the TBCA. If the TBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBCA, as so amended.
Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
     In addition, Article XI of the Registrant’s Charter provides:
(A) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, and (1) he or she conducted himself in good faith, (2) he or she reasonably believed, (a) in the case of conduct in his official capacity with the Corporation, that his or her conduct was in the Corporation’s best interest and, (b) in all other cases, that his or her conduct was at least not opposed to the Corporation’s best interest, and (3) in the case of any criminal proceeding, he or she had no reasonable cause to believe that his conduct was unlawful (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the TBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide before such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section (C) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
(B) The right to indemnification conferred in Section A of this Article XI shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the TBCA requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made upon (1) delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise, (2) delivery to the Corporation, by or on behalf of such indemnitee, of a written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth in Section A of this Article XI, and (3) a determination that the facts would not preclude indemnification under this Article XI.
The determination shall be made (a) by the Board of Directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding, (b) if a quorum cannot be obtained under the preceding clause, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two (2) or more directors not at the time parties to the proceeding, (c) by independent special legal counsel, (i) selected by the Board of Directors or its committee in the manner described in clause (a) or (b) of this paragraph, or (ii) if a quorum of the board cannot be obtained under clause (a) or (b) of this paragraph, selected by a majority vote of the full

Board of Directors (in which selection directors who are parties may participate) or; (d) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.
The rights to indemnification and to the advancement of expenses conferred in Sections (A) and (B) of this Article XI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.
(C) If a claim under Section (A) or (B) of this Article XI is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (1) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (2) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the TBCA. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled to select counsel under clause (c) of the second paragraph of Section (B). In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the Corporation.
(D) The rights to indemnification and to the advancement of expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Charter, Bylaws, agreement, vote of shareholders or Disinterested Directors, as defined in Article XIII of this Charter, or otherwise.
(E) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or subsidiary or affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the TBCA.
(F) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article XI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
Item 15. Recent Sales of Unregistered Securities.
None.

Item 16. Exhibits and Financial Statement Schedules.
The exhibits and financial statement schedules filed as a part of this registration statement are as follows:
(a)	List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter between First Federal Savings Bank and Keefe, Bruyette & Woods, Inc.*

1.2	Draft Agency Agreement*

2.1	Plan of Conversion*

3.1	Charter of First Advantage Bancorp*

3.2	Bylaws of First Advantage Bancorp*

4.1	Specimen Stock Certificate of First Advantage Bancorp*

5.1	Opinion of Muldoon Murphy & Aguggia LLP re: Legality*

8.1	Opinion of Muldoon Murphy & Aguggia LLP re: Federal Tax Matters

8.2	Opinion of BKD LLP re: State Tax Matters*

10.1	Form of First Federal Savings Bank Employee Stock Ownership Plan*

10.2	Form of First Federal Savings Bank Employee Stock Ownership Plan Trust Agreement*

10.3	Form of Employee Stock Ownership Plan Loan Agreement, Pledge Agreement and Promissory Note*

10.4	First Federal Savings Bank 401(k) & Profit Sharing Plan*

10.5	Form of Employment Agreement between First Federal Savings Bank and Earl O. Bradley, III, John T. Halliburton, Patrick C. Greenwell, Franklin G. Wallace and Jon R. Clouser*

10.6	Form of Employment Agreement between First Advantage Bancorp and Earl O. Bradley, III, John T. Halliburton and Patrick C. Greenwell*

10.7	First Federal Savings Bank Executive Deferred Incentive Plan*

10.8	First Federal Savings Bank Deferred Compensation Plan*

10.9	First Federal Savings Bank Directors’ Compensation Agreements*

10.10	Form of First Federal Saving Bank Stock-Based Deferral Plan*

16.1	Letter of Stone, Rudolph & Henry, PLC*

23.1	Consent of Muldoon Murphy & Aguggia LLP (included in Exhibits 5.1 and 8.1 filed herewith)

23.2	Consent of BKD LLP

23.3	Consent of Keller & Company, Inc.*

24.1	Powers of Attorney*

99.1	Appraisal Report of Keller & Company, Inc. (P)*

99.2	Draft Marketing Materials*

99.3	Form of Subscription Order Form and Instructions*

(P)	The supporting financial schedules are filed in paper under Form SE pursuant to Rule 202 of Regulation S-T.

*	Previously filed.

(b)	Financial Statement Schedules
All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clarksville, State of Tennessee on September 28, 2007.

First Advantage Bancorp
By:	/s/ Earl O. Bradley, III
Earl O. Bradley, III
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Earl O. Bradley, III Earl O. Bradley, III	Chief Executive Officer and Director (principal executive officer)	September 28, 2007

/s/ Patrick C. Greenwell Patrick C. Greenwell	Chief Financial Officer and Corporate Secretary (principal accounting and financial officer)	September 28, 2007

* John T. Halliburton	President and Director

* William G. Beach	Director

* Dr. Vernon M. Carrigan	Director

* Robert E. Durrett, III	Director

* William Lawson Mabry	Director

* William H. Orgain	Director

* Michael E. Wallace	Director

* David L. Watson	Director
*	Pursuant to the Power of Attorney filed as Exhibit 24.1 to the Registration Statement on Form S-1 for First Advantage Bancorp on July 10, 2007.

/s/ Earl O. Bradley, III Earl O. Bradley, III	Chief Executive Officer and Director	September 28, 2007